UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Plainfield Direct Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-3986570
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

55 Railroad Avenue

Greenwich, CT 06830

(Address of Principal Executive Offices and Zip Code)

(203) 302-1700

(Registrant’s Telephone Number, Including Area Code)

with a copy to:

Barry P. Barbash, Esq.

Willkie Farr & Gallagher LLP

1875 K Street, NW

Washington, DC 20006-1238

Securities to be registered under Section 12(b) of the Act:  None.

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None.	None.

Securities to be registered pursuant to Section 12(g) of the Act:

Shares of Common Stock, par value $0.001

(Title of class)

Unless otherwise indicated in this registration statement or the context otherwise requires, all references in this registration statement to “Plainfield Direct,” “the Company,” “we,” “us” and “our” refer to Plainfield Direct Inc., our predecessor entity Plainfield Direct LLC and any of our subsidiaries, which are separate entities generally taxable as corporations.

Item 1. Business.

General Development of the Business

We are organized as an externally managed non-diversified closed-end management investment company organized under the laws of the state of Delaware. Plainfield Asset Management LLC, or “PAM”, a Delaware limited liability company, serves as our Investment Manager and is responsible for managing our portfolio. The Investment Manager also serves as the investment adviser to our current stockholders. The Investment Manager’s principal office is located at: 55 Railroad Avenue, Greenwich, Connecticut 06830, United States of America, telephone: (203) 302-1700. Max Holmes, our Chief Investment Officer and Chief Executive Officer, is the Managing Member of and owns a majority of the Investment Manager.

We make loans to and investments in private (and, to a lesser extent, public) middle-market companies located in the United States. Investments include first lien, second lien, subordinated and unsecured debt and a variety of equity investments, including preferred equity, common equity and warrants. Typical holding periods for these types of investments range from one year to five years. We expect that any positive returns will typically be a combination of interest income, fees, prepayment penalties and capital gains. In addition, we generate fee revenue related to our investments in the form of commitment, origination, structuring, due diligence and monitoring fees and prepayment penalties.

We were formed as a Delaware limited liability company in December 2005 and we have operated as a private lender and investor since April 1, 2006. We currently have two stockholders, Plainfield Special Situations Master Fund Limited, or “PSSMF”, and Plainfield Direct Master Fund Limited or “PDMF”, both of which are private funds managed by our Investment Manager. For our initial equity capitalization, PSSMF transferred cash, loans and investments from its portfolio to us with an aggregate fair market value of approximately $432 million. We raised an additional $232 million in cash contributions from new investors in PDMF, a fund that was established to invest exclusively in our strategy. As of December 31, 2006, we had $705 million in total equity capital, all of which was and still is held by our two current stockholders.

The Company has been closed to investors since October 2, 2006. On May 1, 2007, pursuant to the terms of the Company’s Limited Liability Company Agreement, Section 18-216 of the Delaware Limited Liability Company Act and Section 265 of the Delaware General Corporation Law, the Managing Member of the Company converted all outstanding limited liability company interests in the Company into shares of common stock of the Company on a substantially equal and ratable basis, elected a Board of Directors with a majority of non-interested directors and approved a form of Certificate of Incorporation and Bylaws for the continuing corporation.

We have filed a Form N-54A with the Securities and Exchange Commission, referred to as the SEC (which term includes, when applicable, the SEC staff), thereby electing to be governed as a Business Development Company, referred to as a BDC under the 1940 Act. In addition, we intend to elect to be taxed under the Code as a regulated investment company, referred to as a RIC. See the disclosure elsewhere in this Registration Statement under the captions “—Regulation as a Business Development Company” and “—Material U.S. Federal Income Tax Considerations” for additional information on the effects of these elections.

Narrative Description of the Business

Our investment objective is to generate both current income and capital appreciation through our debt and equity investments primarily in private middle-market companies. We invest throughout the capital structure of these companies, including first lien, second lien and subordinated/unsecured debt and a variety of equity investments, including preferred equity, common equity and warrants.

We participate, subject to the Investment Manager’s allocation protocol, in lending and investing in two ways:

(a) with regard to issuers having their primary place of business in the United States, we purchase directly for cash from the issuer newly negotiated loans and investments, originated in whole or in part by personnel of the Investment Manager. We sometimes earn fees on these originated loans or investments and generally expect to continue to hold these loans or investments to maturity. However, with regard to any issuer, we may, contemporaneously with or subsequent to the origination of the loan or investment, sell all or a portion of the loan or investment to third parties; and

(b) we purchase assignments of loans and investments originated by and subsequently syndicated by others, such as commercial banks, investment banks, other business development companies, hedge funds, and other investors. We also purchase participations in such loans and investments. These assignments and participations may be in newly negotiated transactions or in the secondary market, except to the extent such investments have been excluded from the investment objectives of the Company, as described below under “Investment Program—Investment Objective and Policies.”

As of December 31, 2006, our total investment portfolio included 80 companies in approximately 29 industries with a total value of approximately $750 million. Our portfolio is diversified both in terms of asset mix and industries, with our five largest investments representing 25% of the portfolio and with no single investment representing more than 6% of the portfolio and no industry representing more than 13% of the portfolio at December 31, 2006. As of December 31, 2006, approximately 44% of our investment portfolio consisted of first lien debt, 24% consisted of second lien debt, 17% consisted of common equity, 10% consisted of subordinated/unsecured debt, 3% consisted of preferred equity and 2% consisted of warrants and other holdings. Since the commencement of our operations through December 31, 2006, our gross return on average net assets was 11.4%.

Investment Program

Investment Objective and Policies.

Our investment objective is to generate both current income and capital appreciation through our debt and equity investments. We invest primarily in private “middle-market” companies, which we define as companies with annual revenues between $25 million and $500 million. We invest throughout the capital structure of these companies, including first lien, second lien and subordinated/unsecured debt and a variety of equity investments, including preferred equity, common equity and warrants. We participate in a wide variety of transactions with these companies that we categorize into five general transaction types: financial sponsor buyouts, which include             , financial entrepreneur transactions, which include             , growth financings, which include             , hard asset lending, which includes              and turnaround lending, which includes             . Our targeted investments typically range between $1 million and $25 million, although this investment size is likely to increase as the size of our capital base increases. In addition, we generate fee revenue related to our investments in the form of commitment, origination, structuring, due diligence and monitoring fees and prepayment penalties.

We currently do not invest in securities of non-U.S. issuers; investments involving exchange-traded securities or debt securities traded over-the-counter (OTC); investments in entertainment assets or enterprises; investments in real estate; investments in mortgage finance; investments in bank debt with an original credit agreement that is more than 30 days old; investments in equipment finance; investments in insurance finance; investments where the Investment Manager did not take part in the negotiation of the original deal and where there are or will be more than 10 holders of the security; investments in royalty streams; investments in legal finance; certain investments in companies having defined benefit plans; loans connected with U.S. governmental agencies; and investments in trade claim. To the extent the Company already owns securities of an issuer described in this paragraph, the Company may make an additional, or follow-on, investment in the issuer.

The Investment Manager

The investment adviser to the Company is the Investment Manager, Plainfield Asset Management LLC, a Delaware limited liability company. Max Holmes is the managing member of and owns a majority of the Investment Manager.

The Investment Manager manages our portfolio through teams of investment professionals dedicated to our business as well as the business of other funds, including PSSMF and PDMF. We benefit from the business experience, specific industry knowledge, transaction expertise and deal-sourcing capabilities of the professionals of the Investment Manager. Professionals at the Investment Manager have access to investment opportunities through a broad network of contacts and are, and will continue to be, sources of potential investment opportunities for the Company. The Investment Manager also provides certain administrative services to us.

In addition, since we do not currently have any employees and do not expect to have any employees, services necessary for our business are provided by individuals who are employees of the Investment Manager, pursuant to the terms of the Investment Management Agreement. Each of our executive officers described elsewhere in this registration statement under the caption “Management” is an employee of the Investment Manager. Our day-to-day investment operations are managed by the Investment Manager. Most of the services necessary for the origination and administration of our investment portfolio are provided by investment professionals employed by the Investment Manager.

The Company has agreed to pay the Investment Manager certain fees and to reimburse it for certain expenses in accordance with the Investment Management Agreement. See the disclosure elsewhere in this Registration Statement under the caption “Certain Relationships and Related Transactions—Investment Management Agreement—Management Fee and Incentive Fee.”

Although the Investment Manager and its affiliates have extensive experience with the types of investments we make, neither the Investment Manager nor its affiliates have prior experience managing a BDC or a regulated investment company. The Investment Manager also has limited experience providing significant managerial assistance to operating companies, as may be required of a BDC.

Portfolio Composition

As a BDC, we expect to continue to invest primarily in loans to and investments in private (and to a lesser extent, public) middle-market companies located in the United States. We invest throughout an issuer’s capital structure, including first lien, second lien and subordinated unsecured debt and a variety of equity investments, including preferred equity, common equity and warrants.

Senior secured loans are typically supported by first or second liens or collateral in favor of the lenders on all or a portion of the assets of the borrower or on assets of affiliates of the borrower or both. Although we may seek to dispose of such collateral in the event of default, we may be delayed in exercising such rights or our rights may be contested by others. In addition, the value of the collateral may deteriorate so that the collateral is insufficient for us to recover our investment in the event of default.

Structurally junior or subordinated loans usually rank subordinate in priority of payment to senior debt, such as senior bank debt, and are often unsecured. However, such loans rank senior to common and preferred equity in a borrower’s capital structure. Often these instruments have elements of both debt and equity instruments, offering fixed returns in the form of interest payments associated with senior debt. Lenders often have an opportunity to participate in the capital appreciation of a borrower through an equity interest, which often takes the form of warrants or options. Due to its higher risk profile and often less restrictive covenants as compared to senior loans, such loans generally earn a higher return than senior secured loans. The warrants or options associated with such loans are typically detachable, which allows lenders to receive repayment of their principal on an agreed amortization schedule while retaining their equity interest in the borrower. Such warrants or options also may include a put feature, which permits the holder to sell its equity interest back to the borrower at a price determined through an agreed formula.

In addition to loans, we may also invest in other types of securities, including common and preferred equity, interests in limited partnerships, limited liability companies, joint ventures and other similar entities, warrants, options, credit derivatives, high yield bonds, trade claims, distressed debt and structured securities.

In an effort to increase our returns and the number of loans we make, we may in the future seek to securitize a portion of our loans. To securitize our loans, we would “pool” our loans through use of a subsidiary which would sell investment grade or non-investment grade fixed income securities to investors willing to accept a lower interest rate to invest in securities secured by loan pools. Our retained interest in the subsidiary would consequently be subject to first loss on the loans in the pool. The Company may use the proceeds of such sales to pay down bank debt, to fund additional investments or for other corporate purposes.

Investment Selection

Our investment objective is to provide to our investors a combination of current income and capital appreciation. In managing the Company, the Investment Manager intends to use the same investment philosophies that it uses to manage other investment accounts.

Investment Manager Allocation Protocol

To the extent a particular investment is suitable for both the Company in light of the Company’s investment objectives, and other clients of the Investment Manager or its affiliates and agents, such investments will be allocated between the Company and the other clients by the Investment Manager based on a protocol adopted by the Investment Manager, which the Investment Manager determines is fair and equitable to the extent practicable under the circumstances to all clients, including the Company, over time and based on various factors, including among other things, tax considerations, regulatory issues, market conditions, overall investment objectives, current portfolio makeup, balance and exposure, and other equitable considerations, subject to applicable limitations under the Code and the 1940 Act. The protocol, and any proposed amendments of it from time to time, will be subject to the approval of our Board of Directors.

Due Diligence

The Investment Manager conducts due diligence on prospective portfolio companies consistent with the approach utilized in the past by it.

Such due diligence typically includes any or all of the following:

•	review of public information;

•	review of historical financial information;

•	review of prospective financial models prepared by the prospective portfolio company, third parties and/or investment professionals of the Investment Manager;

•	review of financing documents and other material contracts;

•	interviews with management, employees, customers and vendors of the prospective portfolio company;

•	on-site visits;

•	background checks; and

•	research relating to the prospective portfolio company’s management, industry, markets, products, services and competitors.

One or more of the foregoing may not be appropriate and therefore not performed with respect to any particular prospective portfolio company.

Investment Structure

Once the Investment Manager has determined that a prospective portfolio company is suitable for investment, the Investment Manager typically will work with the management of that company and its other capital providers, including senior, junior, and equity capital providers, to structure an investment. The Investment Manager will negotiate among these parties to agree on how our investment is expected to perform relative to the other capital in the prospective portfolio company’s capital structure.

The Investment Manager seeks to structure our debt investments to provide for relatively high fixed or floating interest rates that will provide us with significant current interest income. These debt instruments typically will have interest-only payments in the early years, with amortization of principal deferred to the later years. In some cases, we invest in debt instruments that, by their terms, convert into equity or additional debt securities or defer payments of cash interest for the first several years after investment. Typically, these debt instruments have maturities of one to ten years.

The Investment Manager invests a portion of our assets in senior secured loans. These senior secured loans typically have terms of one to ten years. They are typically supported by first or second liens on collateral on all or a portion of the assets of the borrower or on assets of affiliates of the borrower, or both.

The Investment Manager generally structures equity investments as common and preferred shares or interests, including convertible preferred shares or interests, in corporations, limited partnerships, or limited liability companies.

The Investment Manager tailors the terms of our investments to the circumstances of the transaction and the prospective portfolio company, negotiating a structure that seeks to protect our rights and to manage our risk while creating incentives for the portfolio company to achieve its business plan and improve its profitability. For example, where the Investment Manager structures a debt investment, it will seek to limit the downside potential of our investments by means of one or more of the following actions:

•	requiring a total return on investment (including both interest and potential equity appreciation) that compensates us adequately for our credit risk;

•	incorporating put rights and call protection into the investment structure; and

•

negotiating covenants that afford the portfolio companies with flexibility in managing their businesses, consistent with preservation of our capital. Such restrictions may include affirmative and negative covenants, default penalties, lien protection, change of control provisions, and board rights, including either observation or participation rights.

Our debt investments may include equity features, such as warrants or options to buy a minority interest in the common stock of portfolio companies. Thus, if a portfolio company appreciates in value, we may achieve additional investment returns from our equity interest in such company. The Investment Manager may structure the warrants or options to protect our rights as a minority-interest holder, as well as puts, which are rights to sell such securities back to the company upon the occurrence of specified events. In many cases, we also obtain registration rights in connection with these equity interests. We will seek to achieve additional investment return from the appreciation and sale of these warrants or options.

We expect to hold most of our debt investments to maturity or repayment, but will sell debt and equity investments earlier if a liquidity event takes place, such as the sale or recapitalization of a portfolio company, or if otherwise appropriate. In addition, with regard to any newly negotiated loans or investments originated by us, we may, contemporaneously with or subsequent to the origination of the loan or investment, sell all or a portion of the loan or investment to third parties.

Managerial Assistance

As a BDC, the Company, through PAM, will offer, and must provide upon request, managerial assistance to certain of its portfolio companies. This assistance could involve, among other things, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance or exercising strategic or managerial influence over such companies. The Company or PAM may receive fees for these services. PAM will provide managerial assistance on the Company’s behalf to those portfolio companies that request this assistance. Certain employees of PAM have experience providing managerial assistance to private operating companies like the Company’s portfolio companies, and such assistance has typically been related to board representation and to advice related to strategic and financing transactions. PAM otherwise has limited experience in providing significant managerial assistance to operating companies. Any compensation PAM or its employees receives from the portfolio companies for providing managerial assistance would be credited against amounts due to PAM from us.

Ongoing Relationships with Portfolio Companies

The Investment Manager monitors our portfolio companies on an ongoing basis. The Investment Manager monitors the financial trends of each portfolio company to determine if it is meeting its business plans and to assess the appropriate course of action for each portfolio company.

The Investment Manager has several methods of evaluating and monitoring the performance of our investments, which may include any or all of the following:

•	review of available monthly, quarterly and annual financial statements and financial projections;

•	assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;

•	periodic and regular contact with portfolio company management and, if applicable, the financial or strategic sponsor, to discuss financial position, obligations and accomplishments;

•	comparisons to other companies in the industry; and

•	attendance at, or participation in, board meetings.

Other Investments

High Yield Bonds. We invest in high yield bonds, primarily registered bonds or bonds relying on the Rule 144A exemption that in either case are non-investment grade securities. Our investments in high yield bonds may have fixed or variable interest rates and various other interest features, including adjustable rates upon certain events, zero coupon, contingent, deferred and payment in kind interest, as well as maturities typically ranging from one year to ten years.

Non-investment grade debt securities, though high yielding, are characterized by high risk. The higher credit risk associated with below investment grade securities potentially can have a greater effect on the value of such securities than may be the case with higher quality issues of comparable maturity.

The ratings of Moody’s Investors Service, Standard & Poor’s Corp. (S&P) and any other rating agencies represent their opinions as to the quality of the obligations that they undertake to rate. Ratings are relative and subjective and, although ratings may be useful in evaluating the safety of interest and principal payments, they do not evaluate the market value risk of such obligations. Although these ratings may be an initial criterion for selection of portfolio investments, the Investment Manager also will independently evaluate these securities and the ability of the issuers of such securities to pay interest and principal. To the extent that we invest in lower grade securities that have not been rated by a rating agency, our ability to achieve our investment objectives will be more dependent on the Investment Manager’s credit analysis than would be the case when we invest in rated securities.

Distressed Debt. We invest in debt securities and other obligations of distressed companies. Investment in distressed debt is speculative and involves significant risk, including possible loss of the principal invested. Distressed debt obligations may be paying interest or not paying interest, may be in violation of the issuer’s covenants, and generally trade at prices substantially lower than lower grade securities of companies in similar industries.

Equity Securities. We also invest in equity securities of issuers selected through the Investment Manager’s investment process. To the extent the equity securities consist of interests in limited partnerships, limited liability companies or other operating tax pass-through entities, we may face additional risks in satisfying certain of the RIC compliance tests.

Derivatives. We may, but are not required to, use various derivatives, including but not limited to those described below, to facilitate portfolio management, mitigate risks and generate total returns. The use of derivatives is generally accepted under modern portfolio management theory and occurs regularly in the portfolios of many mutual funds, closed-end funds and other institutional investors. Although the Investment Manager will seek to use its practices to further our investment objectives, no assurance can be given that these practices will achieve this result. In addition, the 1940 Act imposes certain restrictions that may limit the attractiveness of, or opportunity for, the use of derivatives.

We may enter into derivative transactions such as swaps (including credit default swaps, interest rate swaps and total rate of return swaps), options (purchased or written), structured products, futures contracts, commodities, forward contracts and other derivative instruments.

Flexibility

The Investment Manager intends to pursue the investment strategies described above as long as such strategies are in accord with our investment objectives.

Subject to certain limitations under the Code and the 1940 Act, including portfolio diversification requirements, the Company has broad and flexible investment authority. In order to maintain flexibility and to capitalize on investment opportunities as they arise, we are not required to invest any particular percentage of our portfolio in any type of investment, and the amount of the respective portfolio that is invested in any type of investment, or which is weighted in different sectors, can change at any time based on the availability of attractive market opportunities. Accordingly, our investments may at any time include positions in U.S. publicly traded or privately issued or negotiated common stocks, preferred stocks (including convertible and straight preferred stocks), stock warrants, options, and rights, corporate debt (senior and subordinated), bonds, bank debt, term loans, revolvers, mortgages, trade claims, notes (secured and unsecured), debentures, debt participations, convertible securities, fixed income securities, swaps (including credit default swaps, interest rate swaps and total rate of return swaps), options (purchased or written), structured products, futures contracts, commodities, forward contracts and other derivative instruments.

Subject to certain limitations under the Code and the 1940 Act, including limitations on transactions with affiliates, the Company has complete flexibility to create, invest in or organize (alone or in conjunction with others) or otherwise utilize special purpose subsidiaries or other special purpose investment vehicles, swaps or other derivatives or structured products to access investments, particularly in instances where the Investment Manager, in its sole discretion, determines that there is a potential tax, regulatory, finance, confidentiality or other advantage to such structured product, instrument or entity.

We may fund a portion of our investments through borrowings from banks or proceeds of issuances of debt or equity securities, including commercial paper, senior notes, subordinated notes, or preferred or common shares. We have not determined the extent to which the Company will incur indebtedness or issue equity, except that we have entered into a line of credit described elsewhere in this registration statement under the caption “—Operations of the Company—Financial Condition, Liquidity and Capital Resources.” Any decision to incur such indebtedness or to issue such equity will depend on the assessment by the Investment Manager of the attractiveness of available investment opportunities in relation to the costs and perceived risks of incurring any such indebtedness or issuing any such equity. Any decision to issue any securities will depend on our assessment of the attractiveness of the financing available from the private or public securities markets in relation to the costs and perceived risks of such offerings, as well as the costs and benefits of any regulatory or contractual requirements associated with such offerings.

Regulation as a Business Development Company

We have elected to be regulated as a BDC under the 1940 Act. The 1940 Act requires that a majority of our directors be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC without the approval of a “majority of our outstanding voting securities.” A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67% or more of such company’s shares present at a meeting if more than 50% of the outstanding shares of such company are present and represented by proxy; or (ii) more than 50% of the outstanding shares of such company.

Qualifying Assets

A BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets (the “70% test”). The principal categories of qualifying assets are:

(1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. Generally, an eligible portfolio company is any issuer that:

(a) is organized under the laws of, and has its principal place of business in, the United States;

(b) is not an investment company (other than a small business investment company wholly owned by us) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c) satisfies any of the following:

(i) it does not have any class of securities listed on a national securities exchange;

(ii) it has not issued a class of securities with respect to which a broker or dealer may extend margin credit;

(iii) it is controlled by us or another BDC or a group of companies including a BDC and we or the other BDC exercises a controlling influence over the portfolio company and has an affiliated person who is a director of the portfolio company; or

(iv) it is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2) Securities of any eligible portfolio company which we control, alone or as part of a group and on the board of directors of which we have an affiliated person who is a director.

(3) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4) Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

(5) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, if the issuer is not an eligible portfolio company because it has issued a class of margin securities that is eligible for margin loans, and at the time of purchase we own at least 50% of (i) the greatest number of equity securities (on a fully diluted basis ) of the issuer and (ii) the greatest amount of such issuer’s debt securities held by us at any point in time during the period when such issuer was an eligible portfolio company, and (iii) we are one of the 20 largest holders of the issuer’s outstanding voting securities.

(6) Securities received in exchange for or distributed on or with respect to securities described in (1) through (5) above, or pursuant to the exercise of warrants or rights relating to such securities.

(7) Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. In addition, we must have been organized and have our principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.

Managerial Assistance to Portfolio Companies

In general, to count portfolio securities as qualifying assets for the purpose of the 70% test, we must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where we purchase such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance so long as managerial assistance is not provided solely in this manner. Making available managerial assistance means, among other things, any arrangement whereby we offer to provide, and, if requested to, provide significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Senior Securities

As a BDC, we are permitted, under specified conditions, to issue multiple classes of debt and one class of stock senior to our common stock if we maintain continuous asset coverage of our “senior securities,” as defined in the 1940 Act. “Senior security” means any bond, debenture, note, or similar obligation or instrument constituting a security and evidencing indebtedness, and any stock of a class having priority over any other class as to distribution of assets or payment of dividends; and “senior security representing indebtedness” means any senior security other than stock. In the SEC’s view, this would include borrowings under a credit agreement and may include the issuance of stock with any rights that differ from the rights of the holders of the common stock of the Company. Senior securities require asset coverage at least equal to 200%, expressed as a ratio of (i) our total assets, including proceeds from the issuance of senior securities, less our liabilities and indebtedness not represented by senior securities to (ii) our total amount of senior securities. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage.

Certain instruments that may involve potential leverage or contingent liability, such as commitments to advance funds to a borrower, short sales, investments in certain derivative instruments containing embedded leverage, reverse repurchase agreements, when-issued securities and swaps, may implicate the same concerns that the asset coverage requirements of the 1940 Act were designed to address. An investment in these instruments will not be considered to constitute the issuance of “senior securities” by us, and therefore such transaction will not be subject to the 200% asset coverage requirement otherwise applicable to borrowings by us, if we (1) maintain an offsetting financial position; (2) designate and maintain, referred to as “to earmark,” liquid assets (with such liquidity determined by the Investment Manager in accordance with procedures established by our Board of Directors) equal in value to our potential economic exposure under the transaction marked to market on a daily basis, if practicable; or (3) otherwise “cover” the transaction in accordance with applicable guidance of the SEC staff, these actions referred to collectively as covering a transaction. We may have to buy or sell a security at a disadvantageous time or price in order to cover a transaction. In addition, earmarked assets may not be available for other purposes.

Proxy Voting Policies and Procedures

We review on a case-by-case basis each proposal submitted to a stockholder vote to determine its impact on the portfolio securities held by us. Although we generally vote against proposals that may have a negative impact on our portfolio securities, we may vote for such a proposal if compelling long-term reasons are present to do so.

Our proxy voting decisions are made by investment professionals of the Investment Manager. To ensure that our vote is not the product of a conflict of interest, we require that anyone involved in the proxy voting decision-making process disclose to our Chief Compliance Officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote. In such cases, the ultimate decision on voting is made by the Chief Investment Officer.

Equity owners may obtain information regarding how we voted proxies with respect to our portfolio securities by making a written request for proxy voting information to: Chief Compliance Officer, Plainfield Direct Inc., 55 Railroad Avenue, Greenwich, CT 06830.

Other Results of the Election by the Company to be a BDC

Our business is subject to the limitations of the 1940 Act applicable to BDCs. For example, we are also prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our Board of Directors who are not interested persons and, in some cases, prior approval by the SEC.

We will periodically be examined by the SEC for compliance with the 1940 Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director, officer, investment adviser or underwriter against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We are required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and to designate a Chief Compliance Officer to be responsible for administering these policies and procedures.

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of the material U.S. federal income tax considerations relating to the Company and an investment in the Company. This summary does not address all of the potential U.S. federal income tax consequences that may be applicable to the Company or to all categories of investors, some of which may be subject to special tax rules. This summary assumes that investors hold their interests in the Company as capital assets within the meaning of the Code. The discussion is based upon the Code, U.S. Department of Treasury regulations, and administrative and judicial interpretations, all as in effect on the date hereof and which are subject to change, possibly with retroactive effect.

Current and prospective investors are urged to consult their own tax adviser with respect to the specific consequences of an investment in the Company, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is an investor in the Company, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner of a partnership should consult its tax advisors with respect to the purchase, ownership and disposition of an investment in the Company.

For purposes of the following discussion, a “U.S. Holder” is an investor that is for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if either (1) a United States court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to continue to be treated as a U.S. person. A “Non-U.S. Holder” is an investor that is not a U.S. Holder.

The Company and its Investments

The Company intends to elect to be and to qualify to be treated as a RIC under Subchapter M of the Code. To qualify as a RIC, the Company must, among other things: (a) derive at least 90% of its gross income in each taxable year from interest, dividends, payments with respect to securities, loans, gains from the sale or other disposition of stock or securities or foreign currencies, other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies, and net income derived from interests in “qualified publicly traded partnerships” (i.e., partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends, capital gains, and other traditional permitted mutual fund income); and (b) diversify its holdings so that, at the end of each quarter of the Company’s taxable year, (i) at least 50% of the market value of the Company’s assets is represented by cash, securities of other regulated investment companies, U.S. government securities and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the Company’s assets and not greater than 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its assets is invested in the securities (other than U.S. government securities or securities of other regulated investment companies) of any one issuer, or any two or more issuers that the Company controls, as determined under the Code, and that are determined to be engaged in the same or similar trades or businesses or related trades or businesses, or in the securities of one or more qualified publicly traded partnerships. Any fee income received by the Company and not derived with respect to the Company’s business of investing in securities will not count toward satisfying the 90% gross income requirement.

The Company may invest in partnerships, including in qualified publicly traded partnerships, which may result in the Company’s being subject to state, local or foreign income, franchise or withholding tax liabilities.

As a RIC, the Company will not be subject to U.S. federal income tax on the portion of its taxable investment income and capital gains that it distributes to its stockholders, provided that it satisfies a minimum distribution requirement. To satisfy the minimum distribution requirement, the Company must distribute to its stockholders at least the sum of (i) 90% of its “investment company taxable income” (i.e., income other than its net realized long-term capital gain over its net realized short-term capital loss), plus or minus certain adjustments, and (ii) 90% of its net tax-exempt income for the taxable year. The Company will be subject to income tax at regular corporation rates on any taxable income or gains that it does not distribute to its stockholders.

The Code imposes a 4% nondeductible excise tax on the Company to the extent it does not distribute by the end of any calendar year at least the sum of (i) 98% of its ordinary income for that calendar year; (ii) 98% of its capital gain net income (both long-term and short-term) for the one-year period ending, as a general rule, on October 31 of that calendar year; and (iii) any income realized but not distributed in the preceding year. For this purpose, however, any ordinary income or capital gain net income retained by the Company that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year-end. The Company currently anticipates that it will pay such dividends and will make such distributions as are necessary in order to avoid the application of this excise tax.

If, in any taxable year, the Company fails to qualify as a RIC under the Code or fails to meet the distribution requirement, it will be taxed in the same manner as an ordinary corporation and distributions to its stockholders will not be deductible by the Company in computing its taxable income. In addition, in the event of a failure to qualify, the Company’s distributions, to the extent derived from the Company’s current or accumulated earnings and profits, including any distributions of net long-term capital gains, will be taxable to stockholders as dividend income. However, such dividends will be eligible (i) to be treated as qualified dividend income in the case of stockholders taxed as individuals, and (ii) for the dividends received deduction in the case of corporate stockholders. Moreover, if the Company fails to qualify as a RIC in any year, it must pay out its earnings and profits accumulated in that year in order to qualify again as a regulated investment company. If the Company fails to qualify as a RIC for a period greater than two taxable years, to qualify as a RIC in a subsequent year the Company may be subject to regular corporate tax on any net built-in gains with respect to certain of its assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if the Company had been liquidated) that we elect to recognize on requalification or when recognized over the next ten years.

The Company may make certain investments that would subject it to special provisions of the Code that, among other things, may defer the use of certain deductions or losses and affect the holding period of securities held by the Company and the character of the gains or losses realized by it. These provisions may also require that the Company recognize income or gain without receiving cash with which to make distributions. In particular, it may recognize original issue discount if it acquires zero coupon securities, deferred interest securities, payment-in-kind securities or certain other securities, or if it receives warrants in connection with the making of a loan or possibly in other circumstances. Certain loans made by the Company may include any of the following: end of term payments, exit fees, balloon payment fees or prepayment fees. The increases in loan balances as a result of contracted payment-in-kind arrangements are included in income for the period in which such payment-in-kind interest was received, which is often in advance of receiving cash payment, and are separately identified on the Company’s statements of cash flows. Any warrants that the Company receives in connection with its debt investments will generally be valued as part of the negotiation process with the particular portfolio company. As a result, a portion of the aggregate purchase price for the debt investments and warrants will be allocated to the warrants that the Company receives. Such original issue discount may be significant and generally will be included in income in the taxable year of accrual and before the Company receives any corresponding cash payments. The Company may also be required to include in income certain other amounts that it will not receive in cash.

Since in certain circumstances the Company may recognize income before receiving cash representing such income, it may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding income and excise taxes. Accordingly, it may have to sell some investments at times it would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If it is not able to obtain cash from other sources to make such distributions, the Company may fail to qualify for the federal income tax benefits allowable to RICs and thereby may be subject to corporate-level income tax.

Gain or loss realized by the Company from investments in warrants as well as any loss attributable to the expiration of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long the Company held a particular warrant.

The Company’s investment in so-called “section 1256 contracts,” such as regulated futures contracts, most foreign currency forward contracts traded in the interbank market and options on most stock indices, are subject to special tax rules. All section 1256 contracts held by the Company at the end of its taxable year are required to be marked to their market value, and any unrealized gain or loss on those positions will be included in the Company’s income as if each position had been sold for its fair market value at the end of the taxable year. The resulting gain or loss will be combined with any gain or loss realized by the Company from positions in section 1256 contracts closed during the taxable year. Provided such positions were held as capital assets and were not part of a “hedging transaction” nor part of a “straddle,” 60% of the resulting net gain or loss will be treated as long-term capital gain or loss, and 40% of such net gain or loss will be treated as short-term capital gain or loss, regardless of the period of time the positions were actually held by the Company.

In general, gain or loss on a short sale is recognized when the Company closes the sale by delivering the borrowed property to the lender, not when the borrowed property is sold. Gain or loss from a short sale is generally considered as capital gain or loss to the extent that the property used to close the short sale constitutes a capital asset in the Company’s hands. Except with respect to certain situations where the property used by the Company to close a short sale has a long-term holding period on the date of the short sale, special rules would generally treat the gains on short sales as short-term capital gains. These rules may also terminate the running of the holding period of “substantially identical property” held by the Company. Moreover, a loss on a short sale will be treated as a long-term capital loss if, on the date of the short sale, “substantially identical property” has been held by the Company for more than one year. In general, the Company will not be permitted to deduct payments made to reimburse the lender of securities for dividends paid on borrowed stock if the short sale is closed on or before the 45th day after the short sale is entered into.

Interest, dividends or other income (including, in some cases, capital gains) received by the Company from investments in foreign securities may be subject to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes in some cases. The Company will not be eligible to elect to treat any foreign taxes it pays as paid by its stockholders, who therefore will not be entitled to credits or deductions for such taxes on their own tax returns. Foreign taxes paid by the Company will reduce the return from the Company’s investments.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time the Company accrues income or receivables or expenses or other liabilities denominated in a foreign currency and the time the Company actually collects such income or pays such liabilities are generally treated as ordinary income or ordinary loss. Similarly, gains or losses on foreign currency, foreign currency forward contracts, certain foreign currency options or futures contracts and the disposition of debt securities denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss unless the Company were to elect otherwise.

Passive Foreign Investment Companies. If the Company purchases shares in certain foreign investment entities, called “passive foreign investment companies” (“PFICs”), it may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Company to its stockholders. Additional charges in the nature of interest may be imposed on the Company in respect of deferred taxes arising from such distributions or gains.

If the Company were to invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code, in lieu of the foregoing requirements, the Company might be required to include in income each year a portion of the ordinary earnings and net capital gains of the qualified electing fund, even if not distributed to the Company, and such amounts would be subject to the 90% and excise tax distribution requirements described above. In order to make this election, the Company would be required to obtain certain annual information from the PFICs in which it invests, which may be difficult or impossible to obtain.

Alternatively, the Company may make a mark-to-market election that will result in the Company being treated as if it had sold and repurchased its PFIC stock at the end of each year. In such case, the Company would report any such gains as ordinary income and would deduct any such losses as ordinary losses to the extent of previously recognized gains. The election must be made separately for each PFIC owned by the Company and, once made, would be effective for all subsequent taxable years, unless revoked with the consent of the Internal Revenue Service (the “IRS”). By making the election, the Company could potentially ameliorate the adverse tax consequences with respect to its ownership of shares in a PFIC, but in any particular year may be required to recognize income in excess of the distributions it receives from PFICs and its proceeds from dispositions of PFIC stock. The Company may have to distribute this “phantom” income and gain to satisfy the 90% distribution requirement and to avoid imposition of the 4% excise tax.

The Company will make the appropriate tax elections, if possible, and take any additional steps that are necessary to mitigate the effect of these rules.

Taxation of U.S. Stockholders

Dividends and Distributions. Dividends and other distributions by the Company are generally treated under the Code as received by the stockholders at the time the dividend or distribution is made. However, any dividend or distribution declared by the Company in October, November or December of any calendar year and payable to stockholders of record on a specified date in such a month shall be deemed to have been received by each stockholder on December 31 of such calendar year and to have been paid by the Company not later than such December 31, provided such dividend is actually paid by the Company during January of the following calendar year.

The Company currently intends to distribute annually to its stockholders substantially all of its investment company taxable income, and any net realized long-term capital gains in excess of net realized short-term capital losses (including any capital loss carryovers). However, if the Company for some reason were to change this intention and retain for investment an amount equal to all or a portion of its net long-term capital gains in excess of its net short-term capital losses (including any capital loss carryovers), the Company would be subject to a corporate tax (currently at a maximum federal rate of 35%) on the amount retained. In that event, the Company would designate such retained amounts as undistributed capital gains in a notice to its stockholders who

(a) would be required to include in income for U.S. federal income tax purposes, as long-term capital gains, their proportionate shares of the undistributed amount, (b) would be entitled to credit their proportionate shares of the 35% tax paid by the Company on the undistributed amount against their U.S. federal income tax liabilities, if any, and to claim refunds to the extent their credits exceed their liabilities, if any, and (c) would be entitled to increase their tax basis, for U.S. federal income tax purposes, in their shares by an amount equal to 65% of the amount of undistributed capital gains included in the stockholder’s income. Organizations or persons not subject to U.S. federal income tax on such capital gains would be entitled to a refund of their pro rata share of such taxes paid by the Company upon filing appropriate returns or claims for refund with the IRS.

Distributions of net realized long-term capital gains, if any, that the Company designates as capital gains dividends are taxable as long-term capital gains, whether paid in cash or in shares and regardless of how long a stockholder has held shares of the Company. All other dividends of the Company (including dividends from short-term capital gains) from its current and accumulated earnings and profits (“regular dividends”) are generally subject to tax as ordinary income.

Special rules apply, however, to regular dividends paid to individuals. Such a dividend, with respect to taxable years beginning on or before December 31, 2010, may be subject to tax at the rates generally applicable to long-term capital gains for individuals (currently at a maximum rate of 15%), provided that the individual receiving the dividend satisfies certain holding period and other requirements. Dividends subject to these special rules are not actually treated as capital gains, however, and thus are not included in the computation of an individual’s net capital gain and generally cannot be used to offset capital losses. The long-term capital gains rates will apply to: (i) 100% of the regular dividends paid by the Company to an individual in a particular taxable year if 95% or more of the Company’s gross income (ignoring gains attributable to the sale of stocks and securities except to the extent net short-term capital gain from such sales exceeds net long-term capital loss from such sales) in that taxable year is attributable to qualified dividend income received by the Company; or (ii) the portion of the regular dividends paid by the Company to an individual in a particular taxable year that is attributable to qualified dividend income received by the Company in that taxable year if such qualified dividend income accounts for less than 95% of the Company’s gross income (ignoring gains attributable to the sale of stocks and securities except to the extent net short-term capital gain from such sales exceeds net long-term capital loss from such sales) for that taxable year. For this purpose, “qualified dividend income” generally means income from dividends received by the Company from U.S. corporations and qualified foreign corporations, provided that the Company satisfies certain holding period requirements in respect of the stock of such corporations and has not hedged its position in the stock in certain ways. However, qualified dividend income does not include any dividends received from tax exempt corporations. Also, dividends received by the Company from a real estate investment trust or another RIC generally are qualified dividend income only to the extent the dividend distributions are made out of qualified dividend income received by such real estate investment trust or other RIC. In the case of securities lending transactions, payments in lieu of dividends are not qualified dividend income. If a stockholder elects to treat Company dividends as investment income for purposes of the limitation on the deductibility of investment interest, such dividends would not be a qualified dividend income.

We will send you information after the end of each year setting forth the amount of dividends paid by us that are eligible for the reduced rates.

If an individual receives a regular dividend qualifying for the long-term capital gains rates and such dividend constitutes an “extraordinary dividend,” and the individual subsequently recognizes a loss on the sale or exchange of stock in respect of which the extraordinary dividend was paid, then the loss will be long-term capital loss to the extent of such extraordinary dividend. An “extraordinary dividend” on common stock for this purpose is generally a dividend (i) in an amount greater than or equal to 10% of the taxpayer’s tax basis (or trading value) in a share of stock, aggregating dividends with ex-dividend dates within an 85-day period, or (ii) in an amount greater than 20% of the taxpayer’s tax basis (or trading value) in a share of stock, aggregating dividends with ex-dividend dates within a 365-day period.

Distributions in excess of the Company’s current and accumulated earnings and profits will, as to each stockholder, be treated as a tax-free return of capital to the extent of a stockholder’s basis in his shares of the Company, and as a capital gain thereafter. Stockholders receiving dividends or distributions in the form of additional shares should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount. Dividends paid by the Company that are attributable to dividends received by the Company from domestic corporations may qualify for the federal dividends-received deduction for corporations.

Investors considering buying shares just prior to a dividend or capital gain distribution should be aware that, although the price of shares just purchased at that time may reflect the amount of the forthcoming distribution, such dividend or distribution may nevertheless be taxable to them. If the Company is the holder of record of any stock on the record date for any dividends payable with respect to such stock, such dividends will be included in the Company’s gross income not as of the date received but as of the later of (a) the date such stock became ex-dividend with respect to such dividends (i.e., the date on which a buyer of the stock would not be entitled to receive the declared, but unpaid, dividends), or (b) the date the Company acquired such stock. Accordingly, in order to satisfy its income distribution requirements, the Company may be required to pay dividends based on anticipated earnings, and stockholders may receive dividends in an earlier year than would otherwise be the case.

Certain types of income received by the Company from real estate investment trusts (“REITs”), real estate mortgage investment conduits (“REMICs”), taxable mortgage pools or other investments may cause the Company to designate some or all of its distributions as “excess inclusion income.” To Company stockholders such excess inclusion income may (1) constitute taxable income, as “unrelated business taxable income” (“UBTI”) for those stockholders who would otherwise be tax-exempt such as individual retirement accounts, 401(k) accounts, Keogh plans, pension plans and certain charitable entities; (2) not be offset against net operating losses for tax purposes; (3) not be eligible for reduced U.S. withholding for non-U.S. Holders even from tax treaty countries; and (4) cause the Company to be subject to tax if certain “disqualified organizations” as defined by the Code are Company stockholders. The Company does not currently intend to invest in such real estate investment trusts.

Sales of Shares. Upon the sale or exchange of his or her shares, a stockholder will realize a taxable gain or loss equal to the difference between the amount realized and such stockholder’s basis in the shares. A redemption of shares by the Company will be treated as a sale for this purpose. Such gain or loss will be treated as capital gain or loss if the shares are capital assets in the stockholder’s hands, and will be long-term capital gain or loss if the shares are held for more than one year and short-term capital gain or loss if the shares are held for one year or less. Any loss realized on a sale or exchange will be disallowed to the extent the shares disposed of are replaced, including replacement through the reinvesting of dividends and capital gains distributions in the Company, within a 61-day period beginning 30 days before and ending 30 days after the disposition of the shares. In such a case, the basis of the shares acquired will be increased to reflect the disallowed loss. Any loss realized by a stockholder on the sale of Company shares held by the stockholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the stockholder with respect to such shares.

Backup Withholding. The Company may be required to withhold, for U.S. federal income tax purposes, a portion of the dividends, distributions and redemption proceeds payable to stockholders who fail to provide the Company with their correct taxpayer identification number or to make required certifications, or who have been notified by the IRS that they are subject to backup withholding. Certain stockholders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be credited against a stockholder’s U.S. federal income tax liability.

Notices and Other Taxes

Notices. Stockholders will receive, if appropriate, various written notices after the close of the Company’s taxable year regarding the U.S. federal income tax status of certain dividends, distributions and deemed distributions that were paid (or that are treated as having been paid) by the Company to its stockholders during the preceding taxable year.

Other Taxes. Dividends, distributions and redemption proceeds may also be subject to additional state, local and foreign taxes depending on each stockholder’s particular situation. The Company does not currently intend to withhold such taxes for any stockholder, or provide stockholders with statements regarding any such taxes which might be due.

If a stockholder recognizes a loss with respect to the Company’s shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. Direct stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, stockholders of a regulated investment company are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Taxation of Non-U.S. Holders

In general, dividend distributions (other than certain distributions derived from net long-term capital gains) paid by the Company to a Non-U.S. Holder are subject to withholding of U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) even if they are funded by income or gains (such as portfolio interest, short-term capital gains, or foreign-source dividend and interest income) that, if paid to a Non-U.S. Holder directly, would not be subject to withholding. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an income tax treaty applies, attributable to a permanent establishment in the United States), we will not be required to withhold federal tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements, although the distributions will be subject to federal income tax at the rates applicable to U.S. stockholders. Special certification requirements apply to a Non-U.S. Holder that is a foreign partnership or a foreign trust and such entities are urged to consult their own tax advisors.

However, for taxable years beginning before January 1, 2008, properly designated dividends received by a non-U.S. Holder are generally exempt from U.S. federal withholding tax where they (i) are paid in respect of the Company’s “qualified net interest income” (generally, the Company’s U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the Company is at least a 10% stockholder, reduced by expenses that are allocable to such income), or (ii) are paid in respect of the Company’s “qualified short-term capital gains” (generally, the excess of the Company’s net short-term capital gain over the Company’s long-term capital loss for such taxable year). However, depending on its circumstances, the Company may designate all, some or none of its potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a Non-U.S. Holder will need to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN or substitute form). In the case of shares held through an intermediary, the intermediary may withhold even if the Company designates the payment as qualified net interest income or qualified short-term capital gain. Non-U.S. Holders should contact their intermediaries with respect to the application of these rules to their accounts. It is unknown whether this exemption will be extended for tax years beyond December 31, 2007.

Actual or deemed distributions of the Company’s net capital gain to a Non-U.S. Holder, and gains realized by a Non-U.S. Holder upon the sale of our common stock, will not be subject to federal withholding tax and generally will not be subject to federal income tax unless the distributions or gain, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), or in the case of an individual stockholder, the stockholder is present in the U.S. for a period or periods aggregating 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.

If the Company distributes its net capital gain in the form of deemed rather than actual distributions, a Non-U.S. Holder will be entitled to a federal income tax credit or tax refund equal to the Non-U.S. Holder’s allocable share of the tax the Company pays on the capital gains deemed to have been distributed. To obtain the refund, the Non-U.S. Holder must obtain a U.S. taxpayer identification number and file a federal income tax return even if the Non-U.S. Holder would not otherwise be required to obtain a U.S. taxpayer identification number or file a federal income tax return. For a corporate Non-U.S. Holder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).

A Non-U.S. Holder who is a non-resident alien individual, and who is otherwise subject to withholding of federal tax, may be subject to information reporting and backup withholding of federal income tax on dividends unless the Non-U.S. Holder provides the Company or the dividend paying agent with an IRS Form W-8BEN (or an acceptable substitute or successor form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder or otherwise establishes an exemption from backup withholding.

Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, state, local and foreign tax consequences of an investment in the Company.

Valuation Procedures

The Company values its assets on a monthly basis or at such times that an event occurs which materially affects the valuation. The valuation is made pursuant to Section 2 (a)(41) of the 1940 Act, which requires that we value our assets as follows: (i) the market price for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value, as determined in good faith by the Board of Directors. Many of the Company’s investments are illiquid. As a result, there is typically no readily available market value for the majority of the investments in the Company’s portfolio. As a BDC, Section 2(a)(41) of the 1940 Act requires the Board to determine in good faith the fair value of our portfolio securities for which a market price is not readily available, and it will do so in conjunction with the Investment Manager’s application of its valuation procedures.

There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each asset while employing a consistently applied valuation process. In making fair value determinations, the Investment Manager or the Board of Directors, as applicable, will generally use the following guidelines. Each individual investment will be valued and unrealized depreciation will be recorded for an investment that we believe has become impaired, including where collection of a loan or realization of an equity security is doubtful or when the enterprise value of the company does not currently support the cost of our debt or equity investment. We will likewise record unrealized appreciation if the results of the analyses described below indicate that such treatment is appropriate. Without a readily available market value and because of the inherent uncertainty of valuation, the fair value of our investments determined in good faith may differ materially from the values that would have been used had a ready market existed for the investments.

We report valuations in a manner consistent with our obligations as a public reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”). Any changes in value are recorded in our statement of operations as “net change in unrealized appreciation or depreciation.”

For investments where a market price is readily available:

Investments that are listed on an exchange (whether domestic or foreign), including the NASDAQ National Market, and are freely transferable, will be valued at their last sale price on such exchange during the regular or primary trading session on the date of determination or “official closing price” (if applicable), or, if no sales occurred on such date, at the midpoint of the “bid” and the “asked” price at the close of business on such day. Loans or investments traded over the counter and not listed on an exchange, and that are freely transferable, will be valued at the last sale price on the date of determination, or, if no sales occurred on such day, at the midpoint of the “bid” and the “asked” price at the close of business on such day. Options that are listed on a national options exchange shall be valued at their last sale price on the principal market on which such options will have traded on such date; provided, however, that if the last sale price of such options does not fall within the last “bid” and “asked” price for such options on such date, the options will be valued at the midpoint of the last “bid” and “asked” price for such options on such date as determined by the Investment Manager. The market value of a commodity future, forward or similar contract or any option on any such instrument traded on an exchange shall be the most recent available closing quotation on such exchange.

In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (SFAS) 157, Fair Value Measurements we do not adjust quoted prices for blockage factors when valuing financial instruments.

Notwithstanding the foregoing, if in the reasonable judgment of the Investment Manager or the Board of Directors, as applicable, the price for any securities held by us and determined in the manner described above does not accurately reflect the fair value of such security, the Investment Manager or the Board of Directors, as applicable, will value such security at a price that reflects such security’s fair value.

For investments where a market price is not readily available:

Any securities or other assets that are not publicly traded or for which a market price is not otherwise readily available will be valued at fair value as determined in good faith by the Investment Manager or the Board of Directors, as applicable, after such time.

With respect to such investments, the investments will be reviewed and valued using one or more of the following types of financial and credit analyses, including the income approach, the market comparable approach, and the transaction approach. The choice of analyses, and the weight assigned to factors within the approaches, may vary across investments and may change within an investment if events occur that warrant such a change. The following is an explanation of some of these review and valuation methods:

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The income approach utilizes the discounted cash flow, or DCF, method of valuation and includes a terminal value/exit multiple. The present value resulting from this analysis will then be discounted to reflect the illiquid nature of the investment. Where applicable, other factors such as a minority, or non-control position are considered.

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The market comparable approach examines publicly traded companies within the same industry as the portfolio company’s business. Market derived multiples based upon such measures as earnings, book value, cash flow and revenues are typically applied to the appropriate indicators of the portfolio company’s business to determine a value.

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The transaction approach examines valuations determined in connection with acquisitions of either publicly traded or privately held companies within the same industry as the portfolio company. In addition, when an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we will use the pricing indicated by the external event to test or corroborate its valuation.

Other information that will be used with these methods, where relevant, to value an investment may include analysis of the company’s profitability and performance against projections, default or bankruptcy, transactions in such securities or similar securities, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company operates, comparisons of financial ratios of peer companies that are public, appraisals, material changes in interest rates impacting fixed rate debt, book value, replacement cost, or other factors deemed applicable.

The Board of Directors undertakes a multi-tiered valuation process. Each month, pursuant to the valuation responsibilities delegated to it by the Board of Directors, the Investment Manager will perform a valuation review which will include review of internal models and review of any material events impacting the portfolio when taken as a whole. The Investment Manager will inform the audit committee, or a person delegated by the audit committee chairman, of any material changes to the valuation given to any particular investment, as well as to the valuation of the portfolio when taken as a whole as soon as practicable thereafter. In all other circumstances the Investment Manager will report its monthly valuation review to the Board at the next following quarterly meeting of the Board. In addition to this monthly valuation by the Investment Manager, on a quarterly basis, certain investments will be evaluated by an independent valuation firm, namely each investment in any issuer whose securities owned by the Company aggregate to an amount greater than $10 million. Moreover, on a rotational basis, each investment in any issuer whose securities owned by us aggregate to an amount greater than $1 million but less than or equal to $10 million will be reviewed at least once over a twelve-month period by the independent valuation firm. Last, investments in issuers whose securities owned by the Company aggregate to $1 million or less will not be evaluated by the independent valuation firm; provided, however, that if, during any fiscal quarter, more than 3% of our net asset value consists of investments in issuers whose securities owned by us aggregate to an amount equal to or less than $1 million, then each investment in issuers whose securities then owned by the Company aggregate to an amount greater than $500,000 will be evaluated by the independent valuation firm at least once over the twelve-month period following the most recent quarter in which the 3% criterion was so met.

Quarterly valuation process for investments for which a market price is not readily available:

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Our investment professionals, along with the senior officer responsible for the portfolio company relationship, meet with the Vice President, Portfolio Valuation, who assigns a value for each portfolio company or investment based on the process described above.

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The models and documentation generated by the Vice President, Portfolio Valuation based on the information from the investment professionals, are reviewed with the Chief Investment Officer and then, if appropriate based on the criteria described above, delivered to the independent valuation firm for independent review and evaluation.

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The Vice President, Portfolio Valuation and, if appropriate, the relevant investment professionals and the senior financial executives of the Investment Manager meet with the independent valuation firm to discuss the preliminary valuation.

Quarterly valuation process for all investments (including investments for which market price is readily available):

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Our Chief Investment Officer and Chief Operating Officer meet with the Vice President, Portfolio Valuation and senior financial executives of the Investment Manager, including its head trader, to discuss the preliminary valuation results for all investments, including the results of the valuation review received from the independent valuation firm.

•	Valuation documentation is distributed to the Board of Directors.

•	The audit committee of the Board of Directors meets with the independent valuation firm to discuss the assistance provided and results.

•	The Board of Directors and the senior financial executives of the Investment Manager meet to review the valuation of the entire portfolio.

•	The Board of Directors determines the fair value of the portfolio in good faith.

We report the valuation of our portfolio quarterly to reflect the change in the value of each investment in our portfolio and disclose information relevant to the valuation in a manner consistent with our obligations as a reporting company under the Exchange Act. Any changes in value are recorded in our statement of operations as “net change in unrealized appreciation or depreciation.”

Operations of the Company

Revenues

The Company generates revenue in the form of interest payments received on the debt it holds, dividends received on preferred and common equity interests it holds, and capital gains on warrants and other debt or equity interests that it acquires in portfolio companies. Its portfolio of debt instruments has maturities of one to ten years and typically bears interest at a fixed or floating rate. Other securities may have shorter or longer terms. Interest on debt securities are payable generally monthly, quarterly or semi-annually, with the amortization of principal often being deferred for several years from the date of the initial investment. In some cases, the instrument defers payments of cash interest for the first several years. The principal amount of the debt securities and any accrued but unpaid interest generally become due at the maturity date. In addition, we generate revenue in the form of commitment, origination, structuring, due diligence and monitoring fees and prepayment penalties. Any such fees are generated in connection with our investments and recognized as earned, typically over the life of the related investment.

Expenses

The Company’s primary operating expenses currently include interest expense and fees payable on any debt incurred by the Company to finance its investments, the payment of management and advisory fees, including fees paid to the Investment Manager pursuant to the Investment Management Agreement, fees paid to its outside legal, accounting and valuation providers, the allocable portion of rent and the allocable compensation of the Chief Compliance Officer and General Counsel and related staff, and fees paid and expenses incurred or allocated pursuant to the Investment Management Agreement and the Administrative Services Agreement. The Company also bears all other costs and expenses of its operations and transactions, including those relating to:

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General expenses of the Company: organization and offering expenses; fees and expenses of the independent directors, including, without limitation, the fees and expenses of any counsel, employees, experts or advisors thereof; fees and expenses of the Board of Director’s Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and other committees (if any), including, without limitation, the fees and expenses of any counsel, employees, experts or advisors thereof; the Company’s fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; expenses in connection with calculating the Company’s net asset value (including, without limitation, the cost and expenses of any independent valuation firm); transfer agent and custodial fees; federal, state and local taxes; independent auditors and outside legal costs; and

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Expenses related to the Company’s investments: investment advisory and management fees payable to the Investment Manager pursuant to the Investment Management Agreement; expenses incurred by the Investment Manager payable to third parties, including, without limitation, agents, consultants or other advisors, in connection with the Investment Manager’s monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its prospective portfolio companies; interest payable on, and fees associated with, debt, if any, incurred to finance the Company’s investments; transaction costs and other expenses of Company investments, including, without limitation, broker-dealer commissions, costs of any trading firms as described in the Investment Management Agreement and costs of any hedging activities on behalf of the Company; and fees, including, without limitation, indemnification payments permissible under applicable law, payable to third parties, including, without limitation, agents, consultants, finders, investment bankers or other advisors, relating to, or associated with, evaluating and making investments.

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Certain costs and expenses are required by the investment management agreement to be borne by the Company. In addition, in full consideration of the provision of the services of the Administrator under the Administrative Services Agreement, the Company shall reimburse the Administrator for the costs and expenses (other than compensation of the employees of the Company’s Investment Manager, except for the compensation of such personnel expressly provided for in the Administrative Services Agreement) incurred by the Administrator in performing its obligations and providing services and facilities under the administrative services agreement. Such costs and expenses include, but are not limited to: costs of preparing and filing reports or other documents required by the SEC or any other applicable regulatory agency; costs of any reports, proxy statements or other notices to stockholders, including, without limitation, printing costs; direct costs and expenses of administrative services, including, without limitation, secretarial and other staff, printing, mailing, long distance telephone, copying; the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administrative Services Agreement, including, without limitation, rent and the allocable portion of the cost, if any, of the Company’s chief compliance officer, chief financial officer, controller/treasurer general counsel and their respective staffs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including, without limitation, federal and state registration fees; offerings of the Company’s common stock and other securities and all costs of registration and listing the Company’s shares on any securities exchange.

The expenses charged or allocable to the Company pursuant to its Administrative Services Agreement received initial approval, and are subject to ongoing approval, by our Board of Directors, and those charged or allocable by the Investment Manager received initial stockholder and board approval and are subject to ongoing board approval.

Financial Condition, Liquidity and Capital Resources

The Company generates cash primarily from its operations, including interest earned from the temporary investment of cash in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. In the future, the Company expects to fund a portion of its investments through borrowings from banks or issuances of debt or equity securities, including commercial paper, senior notes, subordinated notes, or preferred or common shares. We have not determined the extent to which we will incur indebtedness or issue equity; however, we have entered into the line of credit described below. Any decision to incur leverage will depend on our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of incurring any such indebtedness or issuing any such equity. Any decision to issue securities will depend on our assessment of the attractiveness of the financing available from the private or public securities markets in relation to the costs and perceived risks of such offerings, as well as the costs and benefits of any regulatory or contractual requirements associated with such offerings. In the future, the Company may also securitize a portion of its loans or other assets. Our primary use of funds will be investments in portfolio companies, interest expense and fees payable on any debt we have incurred, payment of investment advisory and management fees to our Investment Manager, and cash distributions to holders of our equity interests. As of December 31, 2006, the Company had investments at fair value of approximately $642.9 million.

At December 31, 2006, the Company’s sole method of raising debt financing had been through the use of total return swaps. A total return swap is a customized derivative instrument that entitles the Company to certain payments on the gain or loss on the value of an underlying security or securities, referred to as the reference asset or assets. The economic intent of the swap arrangements is to pass on the investment returns experienced in the reference asset portfolios to the Company. Under a total return swap, the counterparty agrees to acquire the reference asset either directly from the Company, or from a third party at the direction of the Company. The Company in turn enters into an agreement in which the counterparty agrees to pay the Company the total return (e.g., cash flow stream and capital gains) of the notional amount of the reference asset. In exchange, the counterparty receives from the Company a stream of interest payments (typically LIBOR based) and any capital depreciation on the notional amount of the reference asset. The Company also posts cash collateral with the counterparty to protect the counterparty from market risk relating to the reference asset. The Company has typically been required to post cash collateral equal to approximately 25% of the fair value of the reference asset in order to obtain the total return on the asset. The net effect is the remaining 75% of notional value of the reference asset is effectively embedded debt financing. The Company has entered into swap agreements with large commercial and investment banks that have investment grade ratings. As of •, we had approximately $             of indebtedness outstanding through the use of total return swaps.

We have recently established a three-year $250 million committed senior secured revolving Credit Facility, with a group of lending institutions, under which we had approximately $25 million of indebtedness outstanding as of April 30, 2007. The interest rate applicable to borrowings under the Credit Facility is LIBOR plus 137.5 basis points. Certain covenants customary to facilities of this type are included in the Credit Facility, including, among others, industry and issuer concentration restrictions, periodic financial reporting, limitations on additional debt and liens, limitations on certain investments, and minimum interest coverage. For additional information concerning the competitive risks we face, see the disclosure elsewhere in this Registration Statement under the caption “Risk Factors—Risks Related to our Business—We operate in a highly competitive market for investment opportunities.”

Subject to the limitations imposed on a BDC by the 1940 Act, the Company may elect to supplement these swap financing arrangements and the borrowing availability under the Credit Facility with a “warehouse financing facility” from one or more commercial and investment banks that would require the Company to set up a special purpose vehicle at a later date to obtain leverage on portfolio assets and thereby refinance the warehouse financing facility.

As a BDC, the 1940 Act limits the Company’s ability to borrow money or issue debt securities or preferred stock such that the resulting leverage is subject to an asset coverage of 200%. The ability to issue different types of securities is also limited. Compliance with these requirements may unfavorably limit the Company’s investment opportunities and reduce its ability in comparison with some of the Company’s competitors to profit from favorable spreads between the rates at which the Company can borrow and the rates at which it can lend. As a result, we may need to issue equity more frequently than our competitors which are not BDCs, which may lead to greater stockholder dilution. BDCs are also not permitted to issue shares at a price below net asset value, which may disadvantage us in our ability to raise financing relative to our competitors which are not BDCs.

Employees

We do not currently have any employees and do not expect in the future to have any employees. Services necessary for our business will be provided by individuals who are employees of the Investment Manager, pursuant to the terms of the Investment Management Agreement and the Administrative Services Agreement. Each of our executive officers described under “Directors and Executive Officers” is an employee of the Investment Manager. Our day-to-day investment operations will be managed by the Investment Manager. Most of the services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by the Investment Manager.

Competition

Our primary competitors in providing financing to middle market companies include other business development companies, public and private funds, commercial and investment banks, commercial finance companies, insurance companies, high-yield investors, hedge funds and private equity funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing opportunities than we have. Several other business development companies have recently raised, or are trying to raise, significant amounts of capital and may have investment objectives that overlap with ours, which may create competition for investment opportunities. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC. For additional information concerning the competitive risks we face, see the disclosure elsewhere in this Registration Statement under the caption “Risk Factors—Risks Related to our Business—We operate in a highly competitive market for investment opportunities.”

Available Information

We will furnish our stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We are filing this Registration Statement with the SEC voluntarily with the intention of establishing the Company as a reporting company under the Exchange Act. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act. We do not currently maintain a website.

Stockholders and the public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is: http://www.sec.gov.

Item 1A. Risk Factors.

The risks set out below are not the only risks we face. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the value of our equity interests could decline.

Risks Related to Our Business

We have a limited operating history.

We commenced our operations in April 2006. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of our common stock could decline substantially.

We may not be able to replicate the historical performance of the Investment Manager or its chief investment officer.

Our primary focus in making investments will differ from those of other investment vehicles that are or have been managed by the Investment Manager or its chief investment officer. Further, by investing in the Company, investors are not acquiring an interest in other investment vehicles advised by the Investment Manager. As a BDC, we are subject to certain investment restrictions that do not apply to other investment vehicles advised by the Investment Manager, including limitations on co-investing with certain persons affiliated with us, including other investment vehicles advised by the Investment Manager, and on making investments in non-qualifying assets. Further, investment opportunities are subject to, among other things, regulatory and independent Board member approvals, the receipt of which, if sought, cannot be assured. This may adversely affect our ability to take advantage of investment opportunities and the pace at which we make investments. Accordingly, we cannot assure you that we will replicate the historical performance of the Investment Manager or its chief investment officer, and we caution you that our investment returns could be substantially lower than the returns achieved by other investment vehicles advised by the Investment Manager or its chief investment officer.

We are dependent upon Max Holmes and other senior personnel of the Investment Manager for our future success.

We have no employees. We depend on the diligence, skill and network of business contacts of the Investment Manager, including the information and deal flow generated by its investment professionals in the course of their investment and portfolio management activities, to provide us with investment opportunities. Our future success will depend on the continued service of the Investment Manager, in particular Max Holmes, our Chief Executive Officer and Chief Investment Officer and the Managing Member of the Investment Manager. If Mr. Holmes dies, becomes incapacitated or resigns from the Investment Manager, or otherwise becomes unable to participate in the management of the Company through the Investment Manager, or if certain senior investment professionals of the Investment Manager depart, our ability to achieve our investment objectives could be materially and adversely affected. Although the Investment Manager maintains key man life insurance on Max Holmes, proceeds from such insurance would not be payable to us. In addition, we are subject to the risk of discontinuation of the Investment Manager’s operations or termination of the Investment Management Agreement and the risk that, if such an event were to occur, we would not be able to locate a suitable replacement. Discontinuation of our relationship with the Investment Manager, including our access to its investment professionals, information, deal flow, and operations could have a material adverse effect on our ability to achieve our investment objectives.

Our ability to grow will depend on our ability to raise capital.

We will need to periodically access the capital markets to raise cash to fund new investments. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any.

We operate in a highly competitive market for investment opportunities.

A number of entities will compete with us to make the types of investments that we plan to make. We will compete with other BDCs, public and private funds, commercial and investment banks, commercial finance companies, insurance companies, high-yield investors, hedge funds and private equity funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we have. Several other BDCs have recently raised, or are trying to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us. Finally, we will not seek to compete primarily based on the interest rates we will offer and we believe that some of our competitors may make loans with interest rates that will be comparable to or lower than the rates we offer. The competitive pressures that we face may have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we cannot assure you that we will be able to identify and make investments that meet our investment objectives.

We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. If we match our competitors’ pricing, terms and structure, we may experience decreased net interest income and increased risk of credit loss. As a result of operating in such a competitive environment, we may make investments that are on better terms for our portfolio companies than what we may have originally anticipated, which may impact our return on these investments.

We may compete with clients of the Investment Manager for access to key personnel of the Investment Manager, which could reduce the amount of time and effort they devote to us and thus negatively impact our financial condition and results of operations.

Achieving our investment objectives will depend on our ability to acquire suitable investments and monitor and administer those investments, which will depend, in turn, on the Investment Manager’s ability to identify, invest in and monitor companies that meet our investment criteria. Even if the Investment Manager is able to identify, invest in and monitor such companies, we may not achieve our investment objectives.

Achieving this result on a cost-effective basis will be largely a function of the Investment Manager’s structuring of the investment process and its ability to provide competent, attentive and efficient services to us. Our executive officers and the investment professionals of the Investment Manager will have substantial responsibilities in connection with their respective roles at the Investment Manager and with the other investment vehicles advised by the Investment Manager, as well as responsibilities to us under the Investment Management Agreement. They may also be called upon to provide managerial assistance to our portfolio companies on our behalf. These demands on their time, which will increase as the number of investments or other clients increase, may distract them or slow the rate of investment. In order to grow, the Investment Manager will need to hire, train, supervise and manage new employees. However, we cannot assure you that any such employees will contribute to the work of the Investment Manager on our behalf. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

The Investment Manager currently manages and may in the future manage investment vehicles with an investment focus that partially overlaps with our focus, which could result in increased competition for access to investment opportunities.

The Investment Manager currently manages another investment vehicle with an investment focus that partially overlaps with our focus, and may in the future sponsor or manage additional investment vehicles or other clients with a focus overlapping ours, which, in each case, could result in us competing for access to investment opportunities. For additional information on the risks associated with the Investment Manager’s involvement with such investment vehicles, see the disclosure under the caption “—There are conflicts of interest in our relationship with the Investment Manager, which could result in decisions that are not in the best interests of our stockholders.”

The incentive compensation permitted to be paid to the Investment Manager may create an incentive for the Investment Manager to cause us to incur more leverage than is prudent in order to maximize its compensation.

The incentive fee permitted to be paid to the Investment Manager under the Investment Advisers Act of 1940 (the “Advisers Act”) may create an incentive for the Investment Manager to make investments that are riskier or more speculative than would be the case in the absence of such a compensation arrangement. The incentive fee may encourage the Investment Manager to incur indebtedness or issue other senior securities to increase the return on the Company’s investments. If the Investment Manager acquires poorly-performing assets with such leverage, the loss to holders of our common stock could be substantial.

There are conflicts of interest in our relationship with the Investment Manager, which could result in decisions that are not in the best interests of our stockholders.

Under the terms of the Investment Management Agreement, investment professionals of the Investment Manager serve or may serve as officers, directors or principals of other entities, or may otherwise conduct any other business, whether or not the entities or business compete with the Company. Such other entities or business may have investment objectives or may implement investment strategies similar or different to those of the Company. Accordingly, these individuals may have obligations to investors in those entities or businesses, the fulfillment of which might not be in the best interests of the Company or its stockholders.

The Company and its Investment Manager may determine that an investment is appropriate both for us and for one or more other investment vehicles or clients. In such event, depending on the availability of such investment and other appropriate factors, the Investment Manager may determine which investment vehicle makes the investment or, in certain limited circumstances, whether we would invest concurrently with one or more other investment vehicles. We may make all such investments subject to compliance with applicable regulations and interpretations, and the Investment Manager’s allocation protocol. Certain types of negotiated co-investments may be made only if we receive an order from the SEC permitting us to do so. There can be no assurance that any such order will be obtained.

Investments suitable for both the Company and other clients of the Investment Manager or its affiliated parties will be allocated based on a protocol adopted by the Investment Manager that the Investment Manager determines is fair and equitable to the extent practicable under the circumstances to all clients, including the Company, over time and based on various factors, including among other things, tax considerations, regulatory issues, market conditions, overall investment objectives, current portfolio makeup, balance and exposure, and other equitable considerations, subject to applicable limitations under the Code and the 1940 Act. The protocol, and any proposed amendments of it from time to time, are subject to the approval of our Board of Directors.

The Investment Manager or its affiliated parties may have conflicts of interest in allocating investments among the Company and such other clients and in effecting transactions for the Company and such other clients, including those in which the Investment Manager or its affiliated parties may have a greater financial interest. For example, the Investment Manager might earn higher fees from allocating investments to an investment vehicle sponsored by it whose investment objectives partially overlap with ours, or other clients managed by the Investment Manager, rather than to us. There can be no assurance that the Investment Manager’s efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to the Company. Not all conflicts of interest can be expected to be resolved in favor of the Company.

We will pay management and incentive fees to the Investment Manager, and will reimburse the Investment Manager for certain expenses it incurs. As a result, investors in our common stock will invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in, among other things, a lower rate of return than might be achieved through direct investments. As a result of this arrangement, there may be times when the Investment Manager has interests that differ from those of our stockholders, giving rise to a conflict.

The Investment Manager selected the assets that were contributed by our initial equityholder. The assets were valued using the Investment Manager’s valuation procedures, which include review of the valuations of certain assets by third-party valuation firms. Moreover, going forward the Investment Manager will continue to be involved in the valuation process on a monthly basis. While the portfolio will be subject to quarterly valuation by the Board of Directors and, with respect to certain significant assets, a third-party valuation firm, the Investment Manager receives management and incentive fees based on asset value. To the extent there are any errors in valuation, including in the calculation of unrealized losses, the portfolio may be overvalued, in which case the Investment Manager may receive higher fees than it is otherwise entitled to, and investors who acquire shares based on such valuation may have the value of their investments diluted.

We may be obligated to pay the Investment Manager incentive compensation even if we incur a net loss, regardless of the market value of our common stock.

The Advisers Act permits the Investment Manager to receive incentive compensation on income regardless of any capital losses. In such case, we may be required to pay the Investment Manager incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or if we incur a net loss for that quarter.

Any incentive fee payable by us that relates to our net investment income may be computed and paid on income that may include interest that has been accrued but not yet received. If a portfolio company defaults on a loan that is structured to provide accrued interest, it is possible that accrued interest previously included in the calculation of the incentive fee will become uncollectible. The Investment Manager is not under any obligation to reimburse us for any part of the incentive fee it received that was based on accrued income that we never received as a result of a default by an entity on the obligation that resulted in the accrual of such income, and such circumstances would result in our paying an incentive fee on income we never received.

Our Investment Manager’s liability will be limited under the Investment Management Agreement, and we will indemnify our Investment Manager against certain liabilities, which may lead our Investment Manager to act in a riskier manner on our behalf than it would when acting for its own account.

Our Investment Manager has not assumed any responsibility to us other than to render the services described in the Investment Management Agreement. The Investment Management Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of the Investment Manager’s duties or by reason of the reckless disregard of the Investment Manager’s duties and obligations, the Investment Manager (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Investment Manager, including, without limitation, its general partner and the Administrator), are entitled to indemnification from the Company for any damages, loss, liabilities, costs and expenses (including, without limitation, judgments, fines, reasonable attorneys’ fees and expenses, and amounts reasonably paid or to be paid in settlement) incurred by such persons in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including, without limitation, an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Investment Manager’s duties or obligations under the Investment Management Agreement or otherwise as an Investment Manager of the Company. These protections may lead our Investment Manager to act in a riskier manner when acting on our behalf than it would when acting for its own account.

We may experience fluctuations in our periodic results.

We could experience fluctuations in our operating results due to a number of factors, including the interest rates payable on the debt investments we make, the default rate on such investments, the level of our expenses, variations in and timing of recognition of realized and unrealized capital gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

We will be exposed to risks associated with changes in interest rates.

Although we will seek to substantially hedge our interest rate risk, our hedges may not be effective in all cases. General interest rate fluctuations and changes in credit spreads on floating rate loans may have a substantial negative impact on our investments and investment opportunities and, accordingly, may have a material adverse effect on our ability to achieve our investment objectives and our rate of return on invested capital. In addition, an increase in interest rates would make it more expensive to use debt to finance our investments. Decreases in credit spreads on debt that pays a floating rate of return would have an impact on the income generation of our floating rate assets. Trading prices for debt that pays a fixed rate of return tend to fall as interest rates rise. Trading prices tend to fluctuate more for fixed-rate securities that have longer maturities. Although we have no policy governing the maturities of our investments, under current market conditions we expect that we will invest in a portfolio of debt securities generally having maturities of one to ten years. This means that we likely will be subject to greater risk (other things being equal) than if we were to invest solely in shorter-term securities. A decline in the prices of the debt we own could adversely affect the trading price of our common stock.

The debt under our current credit facility exposes us to additional risks, including the typical risks associated with leverage.

We currently have a three year revolving credit facility in an aggregate amount of up to $250 million collateralized by a lien on substantially all of our assets. We have borrowed and continue to borrow funds under this credit facility or issue other senior securities to make additional investments. With certain limited exceptions, as a BDC, we are only allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, is at least 200% after such borrowing. The amount of indebtedness that we incur or other senior securities that we issue will depend on the assessment by the Investment Manager and our Board of Directors of market conditions and other factors at the time of any proposed borrowing or issuance. There is no assurance that a leveraging strategy will be successful. Incurring indebtedness and issuing other senior securities involves risks and special considerations of stockholders, including:

•	There is a likelihood of greater volatility of net asset value of our portfolio than a comparable portfolio without the incurrence of indebtedness or the issuance of other senior securities.

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We will be exposed to increased risk of loss as we incur debt or issue other senior securities to finance investments because a decrease in the value of our investments would have a greater negative impact on our returns and therefore the value of our common stock than if we were not incurring indebtedness or issuing other senior securities.

•	We would not be permitted to pay dividends to our holders of common stock if interest expense on borrowings have not been paid or set aside for payment.

•	Any amounts that we use to service our debt will not be available for dividends to our common stockholders.

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Under the provisions of the 1940 Act, we are permitted, as a BDC, to issue debt or preferred stock or other senior securities only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after each issuance of senior securities. If the value of our assets declines below that level, we will be prohibited from declaring dividends on our common stock at any time that we are not in compliance with this ratio. If that happens, in order to maintain our status as a RIC, we may be required to sell a portion of our investments and repay a portion of our indebtedness at a time when such sales or repayments may be disadvantageous.

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Our current credit facility is, and it is likely that any future debt or other senior securities will be, governed by an instrument containing covenants restricting our operating flexibility and our ability to pay dividends and other distributions in certain instances. These covenants may impose asset coverage or investment portfolio composition requirements that are more stringent than those imposed by the 1940 Act and could require us to liquidate investments at an inopportune time.

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Some of this debt or other senior securities may be rated by rating agencies, and in obtaining a rating for such securities and other indebtedness, we may be required to abide by operating and investment guidelines that further restrict our operating and financial flexibility.

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Our current credit facility is secured by a lien on our assets, which, in the event of a default under the instrument governing the debt, would subject such collateral to liquidation by the lenders at a time when such sales may be disadvantageous.

•	In the event of a sudden, precipitous drop in value of our investments, we may not be able to liquidate assets quickly enough to repay our debt, further magnifying our losses.

•	We, and indirectly our stockholders, will bear the cost of incurring indebtedness or issuing other senior securities, including issuance and servicing costs.

•

Any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges over our income or against our assets in liquidation that are more favorable than those of our common stock.

•

If we are required to sell assets at a loss to redeem or pay principal, interest or dividends on borrowings or other senior securities, or for other reasons, such a requirement would reduce our net asset value and also make it difficult for the net asset value to recover.

Our financial condition and results of operation will depend on our ability to manage future growth effectively.

Our ability to achieve our investment objectives will depend on our ability to acquire suitable investments and monitor and administer those investments, which will depend, in turn, on our Investment Manager’s ability to identify, invest in and monitor companies that meet our investment criteria.

Accomplishing this result on a cost-effective basis will be largely a function of our Investment Manager’s structuring of the investment process and its ability to provide competent, attentive and efficient services to us. Our executive officers and certain of the officers of our Investment Manager will have substantial responsibilities in connection with their roles at the Company, as well as responsibilities under the Investment Management Agreement. They may also be called upon to provide managerial assistance to our portfolio companies on our behalf. These demands on their time, which will increase as the number of investments grow, may distract them or slow the rate of investment. In order to grow, we and our Investment Manager will need to hire, train, supervise and manage new employees. However, we cannot assure you that any such employees will contribute to the work of the Investment Manager. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Changes in laws or regulations governing our operations, or changes in the interpretation thereof, and any failure by us to comply with laws or regulations governing our operations, may adversely affect our business.

We and our portfolio companies are subject to regulation at the local, state and federal levels. These laws and regulations, as well as their interpretation, may be changed from time to time. Accordingly, any change in these laws or regulations, or their interpretation, or any failure by us to comply with these laws or regulations may adversely affect our business.

We may change our investment strategy and asset allocation without stockholder consent, which may result in riskier investments.

Although we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC without prior approval of a majority of our stockholders, we may change our investment strategy or asset allocation at any time without the consent of our stockholders, subject to applicable requirements set out in the 1940 Act. Any such change in our investment strategy or asset allocation could result in our making investments that are different from, and possibly riskier than, the investments described in this registration statement. A change in our investment strategy may increase our exposure to interest rate market fluctuations. Furthermore, a change in our asset allocation could result in our allocating assets in different manner than as described in this registration statement.

Risks Related to Our Operation as a BDC

The Investment Manager has no prior experience managing a BDC or a RIC.

The 1940 Act and the Internal Revenue Code impose numerous constraints on the operations of BDCs and RICs that do not apply to the Investment Manager’s other investment vehicles. For example, BDCs are required to invest at least 70% of their total assets primarily in securities of qualifying U.S. private or thinly traded companies, certain companies that had that status when the Company initially invested in them and certain short-term investments. In addition, restrictions on co-investments with our affiliates and affiliates of the Investment

Manager could adversely affect the pace at which we make investments. Moreover, qualification for taxation as a RIC requires satisfaction of source of income, diversification and distribution requirements. The failure to comply with these provisions in a timely manner could prevent us from qualifying as a BDC or RIC or could force us to pay unexpected taxes and penalties, which could be material. The Investment Manager does not have any experience managing a BDC or RIC. Its lack of experience in managing a portfolio of assets under such constraints may hinder its ability to take advantage of attractive investment opportunities and, as a result, achieve our investment objectives. Moreover, many of the Investment Manager’s key business and operating relationships, such as those with its prime brokers, its swap counterparties and its outside accounting administrator, were established in connection with its management of private investment funds. To the extent the Investment Manager relies on such parties and such parties do not effectively address such constraints, any such non-compliance may cause the Company to suffer the material adverse consequences described above. Although the Investment Manager will endeavor to ascertain that such parties have adopted and implemented policies and procedures reasonably designed to prevent violation of the federal securities laws by the Company and will monitor compliance with such policies and procedures, there can be no assurance that such parties will comply with such polices and procedures.

A failure on our part to maintain our qualification as a BDC would significantly reduce our operating flexibility.

If we fail to continuously qualify as a BDC, we might be subject to regulation as a closed-end investment company under the 1940 Act, which would significantly decrease our operating flexibility. In addition, failure to comply with the requirements imposed on BDCs by the 1940 Act could cause the SEC to bring an enforcement action against us.

Regulations governing our operation as a BDC and RIC will affect our ability to raise, and the way in which we raise, additional capital or borrow for investment purposes, which may have a negative effect on our growth.

As a result of the annual distribution requirement to qualify as a RIC and certain limitations on reinvestment under the 1940 Act, we will need to periodically access the capital markets to raise cash to fund new investments. We may issue “senior securities,” including borrowing money from banks or other financial institutions only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such incurrence or issuance. Our ability to issue different types of securities is also limited. Compliance with these requirements may unfavorably limit the Company’s investment opportunities and reduce its ability in comparison to other companies to profit from favorable spreads between the rates at which we can borrow and the rates at which we can lend. As a BDC, therefore, we may need to issue equity more frequently than our privately-owned competitors, which may lead to greater stockholder dilution.

Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any.

We expect to borrow for investment purposes. If the value of our assets declines, we may be unable to satisfy the asset coverage test, which would prohibit us from paying dividends and could prevent us from qualifying as a RIC. If we cannot satisfy the asset coverage test, we may be required to sell a portion of our investments and, depending on the nature of our debt financing, repay a portion of our indebtedness at a time when such sales may be disadvantageous.

We generally are not able to issue or sell our common stock at a price below net asset value per share, which may be a disadvantage as compared with other public companies. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the current net asset value of the common stock if our Board of Directors and members of our Board of Directors who are not interested persons, as such term is defined in the 1940 Act, referred to as the “independent directors,” determine that such sale is in our best interests and the best interests of our stockholders, and our stockholders as well as those stockholders that are not affiliated with us approve such sale. In any such case, except in connection with rights offerings or with stockholder approval, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board of Directors, closely approximates the market value of such securities (less any underwriting commission or discount). If our common stock trades at a discount to net asset value, this restriction could adversely affect our ability to raise capital.

We also may make rights offerings to our stockholders at prices less than net asset value, subject to applicable requirements of the 1940 Act. If we raise additional funds by issuing more shares of our common stock or issuing senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our stockholders may decline at that time and such stockholders may experience dilution. Moreover, we can offer no assurance that we will be able to issue and sell additional equity securities in the future, on terms favorable to us or at all.

In addition, we may in the future seek to securitize our investments to generate cash for funding new investments. An inability to successfully securitize our loan portfolio could limit our ability to grow our business or fully execute our business strategy and may decrease our earnings, if any. The securitization market is subject to changing market conditions and we may not be able to access this market when we would otherwise deem appropriate. Moreover, the successful securitization of our portfolio might expose us to losses as the residual investments in which we do not sell interests will tend to be those that are riskier and more apt to generate losses. The 1940 Act also may impose restrictions on the structure of any securitization.

The Company may be required to earmark a certain amount of its assets in connection with certain types of investments the Company may make.

To the extent that the Company makes investments pursuant to which the Company has a contingent liability, such as providing financing to a portfolio company under a revolving credit agreement, the SEC would require us as a BDC to earmark on our books liquid assets in an amount equal to our contingent commitment, which will be marked to market on a daily basis. Such liquid assets will likely earn yields substantially lower than the returns we may potentially receive from our other types of investments.

We will be subject to corporate-level income tax if we fail to qualify as a RIC.

If we qualify to be treated as a RIC, we generally are not required to pay corporate-level federal income taxes on income and gains distributed to our stockholders as dividends. We will not qualify for this pass-through tax treatment, and thus will be subject to corporate-level federal income taxes, if we are unable to comply with the source of income, diversification or distribution requirements contained in Subchapter M of the Code or if we fail to maintain our election to be regulated as a BDC under the 1940 Act. For example, the status of certain forms of income we receive could be subject to different interpretations under the Code and might be characterized as non-qualifying income that could hinder our ability to satisfy the source of income requirement.

We will satisfy the annual distribution requirement for a RIC if we distribute at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, to our stockholders on an annual basis. To the extent we use debt financing, we are subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making the distributions necessary to qualify as a RIC. If we are unable to obtain cash from other sources to make such distributions, we may fail to qualify as a RIC and, thus, may be subject to corporate-level income tax.

The source of income requirement is satisfied if at least 90% of our gross income is derived from interest, dividends, payments with respect to securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income derived with respect to our business of investing in such stock, securities, or currencies, or net income derived from an interest in a qualified publicly traded partnership. To qualify as a RIC, we must also meet certain asset diversification requirements at the end of each calendar quarter.

To meet these income-source, diversification or distribution requirements, we may (i) dispose of investments before we would otherwise and at prices lower than could be obtained in a more orderly sale and (ii) incur debt that we would not otherwise incur. Either of these remedies could adversely affect our performance.

If we were to fail to qualify for the federal income tax benefits allowable to RICs for any reason and become subject to corporate-level income tax, the resulting taxes could substantially reduce our net assets, the amount of income available for distribution to our stockholders, and the actual amount of our distributions. Such a failure would have a material adverse effect on us, the net asset value of our common stock and the total return, if any, obtainable from your investment in our common stock.

We are a non-diversified investment company within the meaning of the 1940 Act, and therefore are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer, but we intend to comply with the diversification requirements imposed by the Code for qualification as a RIC.

We are classified as a non-diversified investment company within the meaning of the 1940 Act, which means that we are not limited by the 1940 Act with respect to the proportion of our assets that we may invest in securities of a single issuer. However, we intend to comply with the diversification requirements imposed by the Code for qualification as a RIC. See “Material U.S. Federal Income Tax Considerations.” To the extent that we assume large positions in the securities of a small number of issuers, our net asset value may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company within the meaning of the 1940 Act.

Our ability to enter into transactions with our affiliates will be restricted.

As a BDC, we are prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our directors and independent directors who, in each case, have no financial interest in the transaction, or in some cases, the prior approval of the SEC. For example, any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is deemed our affiliate for purposes of the 1940 Act and, if this is the only reason such person is our affiliate, we are generally prohibited from buying any security from or selling any security to such affiliate, absent the prior approval of such directors. The 1940 Act also prohibits “joint” transactions with an affiliate, which could include investments in the same portfolio company (whether at the same or different times), without approval of our independent directors or in some cases the prior approval of the SEC. Moreover, we are prohibited from buying any security from or selling any security to a holder of more than 25% of our voting securities, including our current stockholders, absent prior approval of the SEC.

There is a risk that you may not receive distributions or that our distributions may not grow over time.

As a BDC and a RIC, we intend to make distributions to our stockholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make or maintain specified levels of cash distributions or year-to-year increases in cash distributions. In addition, due to the asset coverage test that would be applicable to us as a BDC, we may be limited in our ability to make distributions. Further, if we invest a greater amount of assets in equity securities that do not pay current dividends, it could reduce the amount available for distribution.

As a BDC and a RIC, we may have difficulty paying our required distributions if we recognize income before or without receiving cash in respect of such income.

In accordance with federal income tax law, we are required to include in income certain amounts that we have not yet received in cash, such as contracted payment-in-kind interest, which represents contractual interest added to the loan balance and due at the end of the loan term. In addition to the cash yields received on our loans, in some instances, certain loans may also include any of the following: end of term payments, exit fees, balloon payment fees or prepayment fees. The increases in loan balances as a result of contracted payment-in-kind arrangements are included in income for the period in which such payment-in-kind interest was received, which is often in advance of receiving cash payment, and are separately identified on our statements of cash flows. We also may be required to include in income certain other amounts that we will not receive in cash. Any warrants that we receive in connection with our debt investments will generally be valued as part of the negotiation process with the particular portfolio company. As a result, a portion of the aggregate purchase price for the debt investments and warrants will be allocated to the warrants that we receive. This will generally result in “original issue discount” on the debt instrument for tax purposes, which we must recognize as ordinary income, increasing the amounts we are required to distribute to qualify for the federal income tax benefits applicable to RICs. It is possible that the original issue discount may be significant. Because these warrants would not be accompanied by cash, we would need to obtain cash from other sources to satisfy such distribution requirements. If we are unable to do so, we may fail to qualify for the federal income tax benefits allowable to RICs and thus become subject to a corporate-level income tax on all our income.

Other features of the debt instruments that we hold may also cause such instruments to generate original issue discount, resulting in a dividend distribution requirement in excess of current cash interest received. Because in certain cases we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the distribution requirement necessary to qualify for RIC treatment. Accordingly, we may have to sell some of our assets, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements and avoid tax.

The part of the incentive fee payable by us that relates to our net investment income is computed and paid on income that may include interest that has been accrued but not yet received in cash. If a portfolio company defaults on a loan that is structured to provide accrued interest, it is possible that accrued interest previously used in the calculation of the incentive fee will become uncollectible. In such case, the Investment Manager is not obligated to reimburse us for any incentive fees received even if the Company subsequently recognizes losses or never receives cash from any of the income that was previously accrued.

Taxes paid by us will reduce the funds otherwise available for use in our operations or for distribution to our stockholders.

If we qualify as a RIC under Subchapter M of the Code and satisfy the annual distribution requirement, we will not be required to pay corporate-level federal income tax on any ordinary income or capital gains (whether short-term or long-term in character) distributed to our stockholders. We will, however, be required to pay corporate-level federal income tax on any such ordinary income or capital gains not distributed to our stockholders. In addition, even if we satisfy the annual distribution requirement, we would be subject to a 4% excise tax if we fail to distribute in a timely manner an amount at least equal to the sum of (i) 98% of our ordinary income for each calendar year, (ii) 98% of our capital gain net income for the one-year period ending October 31 in that calendar year, and (iii) any income realized, but not distributed, in prior years. For this purpose, however, any ordinary income or capital gain net income retained by the Company that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year-end. Any such corporate-level federal income tax or excise tax paid by us will not be deductible by us or our stockholders and will reduce the funds otherwise available to us for use in our operations or for distribution to our stockholders.

Distributions necessary to maintain RIC status and avoid additional taxes would reduce the funds available for operations.

In order to obtain the benefits of RIC treatment under Subchapter M of the Code, we must, among other things, distribute annually at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses. In addition, in order to avoid or minimize our liability for corporate-level income tax and the 4% excise tax on amounts not distributed to our stockholders, we may make distributions to our stockholders in excess of the minimum amounts required to satisfy the annual distribution requirement. Any amounts distributed by us will not be available to us to fund investments or otherwise to use in our operations. If we fail to obtain funds from other sources, our ability to grow could be limited, which could have a material adverse effect on the value of our common stock.

A portion of our distributions as a RIC might be treated by the IRS as a return of capital.

RICs are subject to income tax on the net built-in gain recognized from property received from C corporations or partnerships with C corporation partners (to the extent such net built-in gains are allocable to the C corporation partners) if such gain is recognized within ten years of the receipt of such property, unless the transferor of such property elects to recognize such net built-in gain upon its transfer to the RIC under section 337(d) of the Code (the “337(d) Election”). We received property with net built-in gains from a partnership with partners that are themselves partnerships that have C corporation partners. To protect us against income tax on the recognition of such net built-in gains, the partnership transferring property to us filed a 337(d) Election to recognize such net built-in gains upon its transfer to us. However, because it is unclear whether these rules regarding the taxation of net built-in gain apply to net built-in gain of partnerships that is allocable to partners that are themselves partnerships with C corporation partners, we intend not to adjust the tax basis of the property received from our partnership transferor even though the partnership will make a 337(d) Election. As a result, when we sell or exchange this transferred property, we plan to report either more gain or less loss than we would recognize if we adjusted the basis of this property as would be required should the 337(d) Election be determined to apply. If the 337(d) Election is later determined to be applicable, a portion of our distributions previously reported to our shareholders as consisting of taxable gain will be treated instead as a return of capital.

Additional withholding taxes may apply to non-U.S. investors unless the current favorable tax treatment is extended.

Under current law, long-term capital gain dividends, interest-related dividends and short-term capital gain dividends distributed to non-U.S. persons are generally not subject to U.S. income tax. However, this favorable tax treatment for interest-related dividends and short-term capital gain dividends is scheduled to expire for our tax years beginning after 2007. If this favorable treatment for interest-related dividends and short-term capital gain dividends is not extended, any dividend paid to a non-U.S. person and not designated as a long-term capital gain dividend will generally be subject to 30% U.S. withholding tax unless a lower tax rate applies under a tax treaty. At this time, it is unclear whether this favorable tax treatment for interest-related dividends and short-term capital gain dividends will be extended. If this treatment is not extended, we may reorganize to become a partnership for tax purposes, which would result in our stockholders recognizing gain or loss on their investments in us and in their receiving materially different tax treatment.

Risks Related to Our Investments

Our investments may be risky, and you could lose all or part of your investment.

We invest in “high-yield” bonds and preferred securities and other instruments that are not investment grade. Investments in the lower rating categories are subject to greater risk of loss as to timely repayment of principal and timely payment of interest or dividends than higher-rated securities. They are also generally considered to be subject to greater risk than investments with higher ratings in the case of deterioration of general economic conditions. The yields and prices of lower-rated instruments may tend to fluctuate more than those of higher-rated ones.

In addition, adverse publicity and investor perceptions about lower-rated instruments, whether or not based on fundamental analysis, may be a contributing factor in a decrease in their value and liquidity.

High-yield instruments that are rated BB+ or lower by S&P or Ba1 or lower by Moody’s are often referred to in the financial press as “junk bonds” and may include instruments of issuers in default. “Junk bonds” are considered by the ratings agencies to be predominantly speculative and may involve major risk exposures such as: (i) vulnerability to economic downturns and changes in interest rates; (ii) sensitivity to adverse economic changes and corporate developments; (iii) redemption or call provisions that may be exercised at inopportune times; and (iv) difficulty in accurately valuing or disposing of such instruments.

We also invest in “distressed securities”—debt and equity securities, private claims and obligations of domestic and foreign entities that are experiencing significant financial or business difficulties. Investments in distressed securities involve a substantial degree of risk. Among the risks inherent in investments in entities experiencing significant financial or business difficulties is the fact that it frequently may be difficult to obtain information as to the true condition of such entities. The market prices of such instruments also are subject to abrupt and erratic market movements and above-average price volatility, and the spread between the bid and asked prices of such instruments may be greater than in other markets. Litigation sometimes arises with respect to distressed securities. Such litigation can be time-consuming and expensive, and can frequently lead to unpredicted delays or losses. The Company may lose a substantial portion or all of its investment in a distressed investment or may be required to accept cash or securities with a value less than the investment.

We also invest in other assets, including first and second lien loans, U.S. government securities, credit derivatives and other structured securities and certain direct equity investments. These investments entail additional risks that could adversely affect our investment returns. In addition, to the extent interest payments associated with such debt are deferred, such debt will be subject to greater fluctuations in value based on changes in interest rates, such debt could produce taxable income without a corresponding cash payment to us, and since we will generally not receive any cash prior to maturity of the debt, the investment will be of greater risk.

In addition, private middle-market companies in which we invest involve a number of significant risks, including:

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limited financial resources and being unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of realizing any guarantees obtained in connection with the investment;

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shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

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depending on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio companies and, in turn, on us;

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less predictable operating results, and the fact that such companies may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and the Investment Manager may, in the ordinary course of business, be named as defendants in litigation arising from our investments in our portfolio companies;

•	difficulty accessing the capital markets to meet future capital needs; and

•	loss of status as an eligible portfolio company for purposes of the regulatory restrictions applicable to us as a BDC, in which case we may not be able to invest additional amounts in them.

When we invest in first and second lien senior loans or mezzanine debt, we may acquire warrants, options or other equity securities as well. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Many of our portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay our loans during these periods. Therefore, our non-performing assets are likely to increase and the value of our portfolio is likely to decrease during these periods. Adverse economic conditions also may decrease the value of the collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt that we hold and the value of any equity securities we own. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company.

An investment strategy focused primarily on privately-held companies presents certain challenges, including the lack of available information about these companies.

We invest primarily in privately-held companies. Generally, little public information exists about these companies, including typically a lack of audited financial statements and ratings by third parties. We must therefore rely on the ability of the Investment Manager’s investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. These companies and their financial information may not be subject to the Sarbanes-Oxley Act of 2002, referred to as the Sarbanes-Oxley Act, and other rules that govern public companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. These factors could affect our investment returns.

Because there generally is no established market in which to value our loans and warrants, our Board of Directors’ determination of their values may differ materially from the values that a ready market or third party would attribute to them.

Under the 1940 Act, we will be required to carry our investments at market value or, if there is no readily ascertainable market value, at fair value as determined in good faith by our Board. Because there typically is no public market for the investments of our portfolio companies, these investments will be valued monthly at fair value as determined in good faith pursuant to policies and procedures approved by our Board of Directors. However, we may be required to value our investments more frequently to reflect significant events affecting the value of the portfolio. Intra-quarter valuations will be made by the Investment Manager pursuant to authority delegated to it by the Board and the Investment Manager will inform the Board of Directors, or its designee, of any material changes to the valuation of the portfolio as soon as practicable thereafter. However, because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. These factors could make it more difficult for investors to value accurately the Company’s investments and could lead to under-valuation or over-valuation of our common stock.

The lack of liquidity in our investments may adversely affect our business.

We generally make investments in private or unlisted companies. A substantial portion of these securities may be subject to legal and other restrictions on resale, transfer, pledge or other disposition or will otherwise be less liquid than securities listed on a national securities exchange. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less value than the value at which we have previously recorded our investments. Moreover, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or the Investment Manager has or could be attributed with material non-public information regarding such business entity.

There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

If one of our portfolio companies were to go bankrupt, even though we may have structured our interest as senior debt, depending on the facts and circumstances, including the extent to which we actually provided managerial assistance to that portfolio company, a bankruptcy court might recharacterize our debt holding and subordinate all or a portion of our claim to that of other creditors. In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. It is possible that we could become subject to a lender’s liability claim, including as a result of actions taken if we actually render significant managerial assistance. Such claim, if successful, could have a material adverse effect on our business and results of operations.

Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

Our portfolio companies usually have, or may be permitted to incur, other debt, or issue other equity securities, that rank equally with, or senior to, our investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our investments. These debt instruments usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company typically would be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with our investments, we would have to share any distributions on an equal basis with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

Investments in equity securities involve a substantial degree of risk.

We purchase equity investments, such as common or preferred shares or interests, including convertible preferred shares or interests in corporations, limited partnerships or limited liability companies. Although equity securities have historically generated higher average total returns than fixed-income securities over the long term, equity securities also have experienced significantly more volatility in those returns and in recent years have significantly underperformed relative to fixed-income securities. The equity securities we acquire may fail to appreciate and may decline in value or become worthless and our ability to recover our investment will depend on our portfolio company’s success. Investments in equity securities involve a number of significant risks, including:

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any equity investment we make in a portfolio company could be subject to further dilution as a result of the issuance of indebtedness or securities ranking senior to ours in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process; and

•

in some cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of our portfolio companies. Even if the portfolio companies are successful, our ability to realize the value of our investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company. It is likely to take a significant amount of time before a liquidity event occurs or we can sell our equity investments. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell.

There are special risks associated with investing in preferred securities, including:

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preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is deferring its distributions, we may be required to report income for tax purposes even though we have not received any cash payments in respect of such income;

•	in terms of priority, preferred securities are subordinated debt in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common securities or U.S. government securities; and

•	preferred security holders generally have no voting rights with respect to the issuing company, subject to limited exceptions.

Our investments in securities other than equity and debt securities may bear different or additional risks.

Asset-Backed Securities. The Company may invest in asset-backed securities, which are subject to interest rate risk and prepayment risk. Certain asset-backed securities may be subject to additional risks to the extent that they do not have the benefit of a security interest in the related collateral. Each type of asset-backed security also entails unique risks depending on the type of assets involved and the legal structure used. For example, credit card receivables are generally unsecured and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due. In addition, asset-backed securities are subject to pre-payment risk in environments where interest rates are decreasing. Asset-backed securities are also subject to credit risk.

Structured Finance Securities. The Company may invest in structured finance securities such as, for example, equipment trust certificates, collateralized mortgage obligations, collateralized debt obligations, collateralized bond obligations, collateralized loan obligations or similar instruments. Structured finance securities may present risks similar to those of the other types of investments in which we may invest and, in fact, such risks may be of greater significance in the case of structured finance securities. Moreover, investing in structured finance securities may entail a variety of unique risks. Among other risks, structured finance securities may be subject to prepayment risk. In addition, the performance of a structured finance security will be affected by a variety of factors, including its priority in the capital structure of the issuer thereof, the availability of any credit enhancement, the level and timing of payments and recoveries on and the characteristics of the underlying receivables, loans or other assets that are being securitized, the remoteness of those assets from the originator or transferor, the adequacy of and ability to realize upon any related collateral and the capability of the party servicing the securitized assets.

Loan Participations and Assignments. The Company invests in corporate loans acquired through assignment or participations. In purchasing participations, we will usually have a contractual relationship only with the selling institution, and not the borrower. We generally will have no right directly to enforce compliance by the borrower with the terms of the loan agreement, nor any rights of set-off against the borrower, nor will we have the right to object to certain changes to the loan agreement agreed to by the selling institution. We may not directly benefit from the collateral supporting the related secured loan and may not be subject to any rights of set-off the borrower has against the selling institution. In addition, in the event of the insolvency of the selling institution, under the laws of the United States and the states thereof, we may be treated as a general creditor of such selling institution, and may not have any exclusive or senior claim with respect to the selling institution’s interest in, or the collateral with respect to, the secured loan. Consequently, we may be subject to the credit risk of the selling institution as well as of the borrower. Certain loans or loan participations may be governed by the laws of a jurisdiction other than a United States jurisdiction, which may present additional risks as regards the characterization under such laws of such participation in the event of the insolvency of the selling institution or the borrower.

Credit Derivatives. We may invest in credit derivatives. Credit derivatives are contracts that transfer price, spread or default risks of debt and other instruments from one party to another. Such instruments may include one or more debtors. Payments under credit derivatives may be made during the exercise period of the contracts. Payments under many credit derivatives are triggered by credit events such as bankruptcy, default, restructuring, failure to pay, cross default or acceleration. Such payments may be for notional amounts, actual losses or amounts determined by formula.

The market for credit derivatives is relatively illiquid, and there are considerable risks that may make it difficult either to buy or to sell the contracts as needed or at reasonable prices. The buyers of credit derivatives carry the risk of non-performance by the seller due to inability to pay. There are also risks with respect to credit derivatives in determining whether an event will trigger payment under the derivative and whether such payment will offset the loss or payment due under another instrument. In the past, buyers and sellers of credit derivatives have found that a trigger event in one contract may not match the trigger event in another contract, exposing the buyer or the seller to further risk. The value of this type of instrument depends largely upon price movements in the underlying asset. Therefore, many of the risks applicable to trading the underlying asset are also applicable to trading derivatives related to such asset. However, there are a number of other risks associated with derivatives trading. For example, because many derivatives provide significantly more market exposure than the money paid or deposited when the transaction is entered into, a relatively small adverse market movement can not only result in the loss of the entire investment, but may also expose the Company to the possibility of a loss exceeding the original amount invested or deposited. There can be no assurance that derivatives that the Company wishes to acquire will be available at any particular times, at satisfactory terms or at all.

Credit Default Swaps. A particular type of credit derivative that we intend to use is a credit default swap. We may enter into credit default swaps as a “buyer.” The “buyer” in a credit default contract is obligated to pay the “seller” a periodic stream of payments over the term of the contract in return for a contingent payment upon the occurrence of a credit event with respect to an underlying reference obligation. Generally, a credit event means bankruptcy, failure to pay, obligation acceleration or modified restructuring. If a credit event occurs, the “seller” typically must pay the contingent payment to the “buyer,” which is typically the full notional value of the reference obligation. The contingent payment may be payment of the face amount of the obligation in return for physical delivery of the reference obligation or cash settlement of the difference between the face amount of the obligation and its market value. Thus, if a credit event occurs, the Company should receive the full notional value of the underlying reference obligation. If no credit event occurs we may incur losses, and if the market value of the underlying position increases, we may incur significant losses. The “buyer” of credit default swaps may also incur a loss if the “seller” fails to perform on its obligation should a credit event occur. In certain circumstances, the “buyer” can receive the notional value of a credit default swap only by delivering a physical security to the “seller,” and is at risk if deliverable securities are unavailable or illiquid.

The Company also may enter into credit default swaps as a “seller.” To the extent the credit default swap contains inherent leverage, it involves greater risks than if we had invested in the reference obligation directly. If a credit event were to occur, the value of the reference obligation received by the “seller,” coupled with the periodic payments previously received, may be less than the full notional value it pays to the “buyer,” resulting in a loss of value to the Company. The seller of credit default swaps may also incur a loss if the “buyer” fails to perform on its obligation to make payments under the swap agreements.

Derivative Financial Instruments and Techniques. We also may invest in derivative financial instruments. The risks posed by such instruments and techniques, which can be extremely complex and may involve leveraging our assets, include: (1) credit risks (the exposure to the possibility of loss resulting from a counterparty’s failure to meet its financial obligations); (2) market risk (adverse movements in the price of a financial asset); (3) legal risks (the characterization of a transaction or a party’s legal capacity to enter into it could render the financial contract unenforceable, and the insolvency or bankruptcy of a counterparty could preempt otherwise enforceable contract rights); (4) operations risk (inadequate controls, deficient procedures, human error, system failure or fraud); (5) documentation risk (exposure to losses resulting from inadequate documentation); (6) liquidity risk (exposure to losses created by inability to prematurely terminate the derivative); (7) system risk (the risk that financial difficulties in one institution or a major market disruption will cause uncontrollable financial harm to the financial system); (8) concentration risk (exposure to losses from the concentration of closely related risks such as exposure to a particular industry or exposure linked to a particular entity); and (9) settlement risk (the risk faced when one party to a transaction has performed its obligations under a contract but has not yet received value from its counterparty).

The use of derivatives and other techniques, such as short sales for hedging purposes, involves certain additional risks, including (i) dependence on the ability to predict movements in the price of the securities hedged; (ii) imperfect correlation between movements in the securities on which the derivative is based and movements in the assets of the underlying portfolio; and (iii) possible impediments to effective portfolio management or the ability to meet short-term obligations because of the percentage of a portfolio’s assets segregated to cover its obligations. In addition, by hedging a particular position, any potential gain from an increase in value of such position may be limited.

Synthetic Securities. In addition to credit risks associated with holding non-investment grade loans and high-yield debt securities, with respect to synthetic securities, the Company usually will have a contractual relationship only with the counterparty of such synthetic securities, and not the Reference Obligor (as defined below) on the Reference Obligation (as defined below). We generally will have no right to directly enforce compliance by the Reference Obligor with the terms of the Reference Obligation nor any rights of offset against the Reference Obligor, nor have any voting rights with respect to the Reference Obligation. The Company will not benefit directly from the collateral supporting the Reference Obligation or have the benefit of the remedies that would normally be available to a holder of such Reference Obligation. In addition, in the event of insolvency of the counterparty, we will be treated as a general creditor of such counterparty and will not have any claim with respect to the credit risk of the counterparty as well as that of the Reference Obligor. As a result, concentrations of synthetic securities in any one counterparty subject the notes to an additional degree of risk with respect to defaults by such counterparty as well as by the Reference Obligor. The Investment Manager will not normally perform independent credit analyses of the counterparties, any such counterparty or an entity guaranteeing such counterparty, individually or in the aggregate. A “Reference Obligor” is the obligor on a Reference Obligation. A “Reference Obligation” is the debt security or other obligation upon which the synthetic security is based.

Options. We may invest in options. The purchase or sale of an option involves the payment or receipt of a premium by the investor and the corresponding right or obligation, as the case may be, to either purchase or sell the underlying security, commodity or other instrument for a specific price at a certain time or during a certain period. Purchasing options involves the risk that the underlying instrument will not change price in the manner expected, so that the investor loses its premium. Selling options involves potentially greater risk because the investor is exposed to the extent of the actual price movement in the underlying security rather than only the premium payment received (which could result in a potentially unlimited loss). Over-the-counter options also involve counterparty solvency risk.

Short Sales. Short sales can, in certain circumstances, substantially increase the impact of adverse price movements on the Company’s portfolio. A short sale involves the risk of a theoretically unlimited increase in the market price of the particular investment sold short, which could result in an inability to cover the short position and a theoretically unlimited loss. There can be no assurance that securities necessary to cover a short position will be available for purchase. In addition, the 1940 Act requires us to designate liquid assets to cover any short sales on a basis (expressed as a ratio) of 1:1.

Any incentive fee payable to the Investment Manager may induce the Investment Manager to make certain investments, including speculative investments.

The Advisers Act permits an external Investment Manager to a BDC to receive an incentive fee. The incentive fees that we pay to the Investment Manager may create an incentive for the Investment Manager to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement. The incentive fee we pay to the Investment Manager may encourage the Investment Manager to incur indebtedness or issue other senior securities to increase the return on our investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would disfavor the holders of our common stock. In addition, under the Advisers Act, an external Investment Manager to a BDC may receive an incentive fee based, in part, upon realized capital gains for each calendar year computed net of all realized capital losses and unrealized capital depreciation. Any such incentive fee may induce the Investment Manager to invest more in investments that are likely to result in capital gains as compared to income-producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns. Also, to the extent that SAS 140 triggers the recognition of capital gains in sales to subsidiaries, the Investment Manager may receive a capital gains incentive fee in connection with sales of certain appreciated assets to subsidiaries.

In addition, if market interest rates rise, we may be able to invest our funds in debt instruments that provide for a higher return, which would increase our pre-incentive fee net investment income and make it easier for the Investment Manager to surpass the fixed hurdle rate and receive an incentive fee based on such net investment income.

Any investments in foreign issuers may involve significant risks in addition to the risks inherent in U.S. investments.

Although most of our investments will be U.S. dollar-denominated, our investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. We may employ hedging techniques to minimize these risks, but we cannot assure you that we will fully hedge against these risks or that such strategies will be effective.

Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.

Control position investments may result in additional restrictions.

To the extent that we own a controlling stake in or we are deemed to be an affiliate of a particular company, it may be subject to certain additional securities laws restrictions that could affect both the liquidity of our interest and our ability to liquidate our interest without adversely impacting the stock price, including insider trading restrictions, the affiliate resale restrictions of Rule 144 under the U.S. Securities Act of 1933, as amended, referred to as the 1933 Act, and the disclosure requirements of Sections 13 and 16 of the Exchange Act. In addition, to the extent that affiliates of the Company or the Investment Manager are subject to such restrictions, the Company, by virtue of its affiliation with such entities, may be similarly restricted.

If the Company, alone or as part of a group acting together for certain purposes, becomes the beneficial owner of more than 10% of certain classes of securities of a U.S. public company or places a director on the Board of Directors of such a company, the Company may be subject to certain additional reporting requirements and to liability for short-swing profits under Section 16 of the Exchange Act.

We may not be in a position to control our portfolio companies.

We anticipate making both debt and minority equity investments in our portfolio companies. Even though we may have board representation or board observation rights with certain of our portfolio companies and even though our debt agreements with such companies may contain restrictive covenants, we may not control such companies. In light of our lack of control, we may be subject to the risk that our portfolio companies may make business decisions with which we disagree, and the stockholders and management of such companies may take risks or otherwise act in ways that do not serve our interests. As a result, a portfolio company may make decisions that could decrease the value of our portfolio holdings.

We may expose ourselves to risks by engaging in hedging transactions.

By engaging in hedging transactions, we may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of our hedging transactions will depend on our ability to correctly predict movements, currencies and interest rates. Therefore, while we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations.

There can be no assurances that a particular hedge is appropriate, or that a certain risk is measured properly. Further, while we may enter into hedging transactions to seek to reduce risk, such transactions may result in poorer overall performance and increased (rather than reduced) risk for the Company than if we did not engage in any such hedging transactions. Moreover, we will always be exposed to certain risks that cannot be completely hedged, such as credit risk (relating both to particular securities and counterparties). In addition, we may choose not to enter into hedging transactions with respect to some or all of our positions.

Our Board of Directors may change our operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.

Our Board of Directors has the authority to modify or waive our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our common stock. However, the effects might be adverse, which could negatively impact our ability to pay dividends and cause you to lose all or part of your investment.

We may not have sufficient funds to make follow-on investments. Our decision not to make a follow-on investment may have a negative impact on a portfolio company in need of such an investment or may result in a missed opportunity for us.

After our initial investment in a portfolio company, we may be called upon from time to time to provide additional funds to such company or have the opportunity to increase our investment in a successful situation by, among other things, making a follow-on investment or exercising a warrant to purchase common stock. There is no assurance that we will make, or will have sufficient funds to make, follow-on investments. Any decision not to make a follow-on investment or any inability on our part to make such an investment may have a negative impact on a portfolio company in need of such an investment or may result in a missed opportunity for us to increase our participation in a successful operation and may dilute our equity interest or reduce the expected yield on our investment.

Other than the agreements related to the purchase of the portfolio, we have not entered into any binding agreements with respect to any portfolio company investments.

Other than the portfolio, you will not be able to evaluate any specific portfolio company investments prior to purchasing our common stock. Additionally, our investments will be selected by our Investment Manager and our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in our common stock.

Terrorist attacks and acts of war may affect any market for our common stock, impact the businesses in which we invest and harm our business, operating results and financial condition.

The war with Iraq, its aftermath and the continuing U.S. presence in Iraq are likely to have a substantial impact on the U.S. and world economies and securities markets. In addition, terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001 closed some of the U.S. securities markets for a four-day period and similar events in the future cannot be ruled out. The war, terrorism and related geopolitical risks have led, and may in the future lead to, increased short-term market volatility and may have adverse long-term effects on U.S. and world economies and markets generally. Those events could also have an acute effect on individual issuers or related groups of issuers. These risks could also adversely affect individual issuers and securities markets, inflation and other factors relating to our common stock.

There can be no assurance that our Investment Manager will be able to predict accurately the future course of the price movements of securities and other investments and the movements of interest rates.

The profitability of a significant portion of the Company’s investment program depends to a great extent upon the Investment Manager’s correctly assessing the future course of the price movements of securities and other investments and the movements of interest rates. There can be no assurance that the Investment Manager will be able to predict accurately these price and interest rate movements.

Inflation may cause the real value of our investments to decline.

Inflation risk results from the variation in the value of cash flows from a security due to inflation, as measured in terms of purchasing power. For example, if the Company purchases a bond in which it can realize a coupon rate of 5%, but the rate of inflation increases from 2% to 6%, then the purchasing power of the cash flow has declined. For the portion of our portfolio that consists of fixed rate bonds (approximately 40% as of December 31, 2006), the Company is exposed to inflation risk because the interest rate the issuer promises to make is fixed for the life of the security.

Risks Related to Our Investments

Our investments may be risky, and you could lose all or part of your investment.

We invest in “high-yield” bonds and preferred securities and other instruments that are not investment grade. Investments in the lower rating categories are subject to greater risk of loss as to timely repayment of principal and timely payment of interest or dividends than higher-rated securities. They are also generally considered to be subject to greater risk than investments with higher ratings in the case of deterioration of general economic conditions. The yields and prices of lower-rated instruments may tend to fluctuate more than those of higher-rated ones.

In addition, adverse publicity and investor perceptions about lower-rated instruments, whether or not based on fundamental analysis, may be a contributing factor in a decrease in their value and liquidity.

High-yield instruments that are rated BB+ or lower by S&P or Ba1 or lower by Moody’s are often referred to in the financial press as “junk bonds” and may include instruments of issuers in default. “Junk bonds” are considered by the ratings agencies to be predominantly speculative and may involve major risk exposures such as: (i) vulnerability to economic downturns and changes in interest rates; (ii) sensitivity to adverse economic changes and corporate developments; (iii) redemption or call provisions which may be exercised at inopportune times; and (iv) difficulty in accurately valuing or disposing of such instruments.

We also invest in “distressed securities”—debt and equity securities, private claims and obligations of domestic and foreign entities which are experiencing significant financial or business difficulties. Investments in distressed securities involve a substantial degree of risk. Among the risks inherent in investments in entities experiencing significant financial or business difficulties is the fact that it frequently may be difficult to obtain information as to the true condition of such entities. The market prices of such instruments are also subject to abrupt and erratic market movements and above-average price volatility, and the spread between the bid and asked prices of such instruments may be greater than in other markets. Litigation sometimes arises with respect to distressed securities. Such litigation can be time-consuming and expensive, and can frequently lead to unpredicted delays or losses. The Company may lose a substantial portion or all of its investment in a distressed investment or may be required to accept cash or securities with a value less than the investment.

We also invest in other assets, including first and second lien loans, U.S. government securities, credit derivatives and other structured securities and certain direct equity investments. These investments entail additional risks that could adversely affect our investment returns. In addition, to the extent interest payments associated with such debt are deferred, such debt will be subject to greater fluctuations in value based on changes in interest rates, such debt could produce taxable income without a corresponding cash payment to us, and since we will generally not receive any cash prior to maturity of the debt, the investment will be of greater risk.

In addition, private middle-market companies in which we invest involve a number of significant risks, including:

•

limited financial resources and being unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of realizing any guarantees obtained in connection with the investment;

•

shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•

depending on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio companies and, in turn, on us;

•

less predictable operating results, and the fact that such companies may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and the Investment Manager may, in the ordinary course of business, be named as defendants in litigation arising from our investments in our portfolio companies;

•	difficulty accessing the capital markets to meet future capital needs; and

•	loss of status as an eligible portfolio company for purposes of the regulatory restrictions applicable to us as a BDC, in which case we may not be able to invest additional amounts in them.

When we invest in first and second lien senior loans or mezzanine debt, we may acquire warrants, options or other equity securities as well. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

The lack of liquidity in our investments may adversely affect our business.

We make investments in private or unlisted companies. A substantial portion of these securities may be subject to legal and other restrictions on resale, transfer, pledge or other disposition or will otherwise be less liquid than securities listed on a national securities exchange. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less value than the value at which we have previously recorded our investments. Moreover, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or the Investment Manager has or could be attributed with material non-public information regarding such business entity.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Many of our portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay our loans during these periods. Therefore, our non-performing assets are likely to increase and the value of our portfolio is likely to decrease during these periods. Adverse economic conditions also may decrease the value of the collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt that we hold and the value of any equity securities we own. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company.

There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

If one of our portfolio companies were to go bankrupt, even though we may have structured our interest as senior debt, depending on the facts and circumstances, including the extent to which we actually provided managerial assistance to that portfolio company, a bankruptcy court might recharacterize our debt holding and subordinate all or a portion of our claim to that of other creditors. In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. It is possible that we could become subject to a lender’s liability claim, including as a result of actions taken if we actually render significant managerial assistance. Such claim, if successful, could have a material adverse effect on our business and results of operations.

An investment strategy focused primarily on privately-held companies presents certain challenges, including the lack of available information about these companies.

We invest primarily in privately-held companies. Generally, little public information exists about these companies, including typically a lack of audited financial statements and ratings by third parties. We must therefore rely on the ability of the Investment Manager’s investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. These companies and their financial information may not be subject to the Sarbanes-Oxley Act of 2002, referred to as the Sarbanes-Oxley Act, and other rules that govern public companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. These factors could affect our investment returns.

Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

Our portfolio companies usually have, or may be permitted to incur, other debt, or issue other equity securities, that rank equally with, or senior to, our investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our investments. These debt instruments usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with our investments, we would have to share any distributions on an equal basis with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

Investments in equity securities involve a substantial degree of risk.

We purchase equity investments, such as common or preferred shares or interests, including convertible preferred shares or interests in corporations, limited partnerships or limited liability companies. Although equity securities have historically generated higher average total returns than fixed-income securities over the long term, equity securities also have experienced significantly more volatility in those returns and in recent years have significantly underperformed relative to fixed-income securities. The equity securities we acquire may fail to appreciate and may decline in value or become worthless and our ability to recover our investment will depend on our portfolio company’s success. Investments in equity securities involve a number of significant risks, including:

•

any equity investment we make in a portfolio company could be subject to further dilution as a result of the issuance of indebtedness or securities ranking senior to ours in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process; and

•

in some cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of our portfolio companies. Even if the portfolio companies are successful, our ability to realize the value of our investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company. It is likely to take a significant amount of time before a liquidity event occurs or we can sell our equity investments. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell.

There are special risks associated with investing in preferred securities, including:

•

preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is

•	deferring its distributions, we may be required to report income for tax purposes even though we have not received any cash payments in respect of such income;

•	preferred securities are subordinated debt in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common securities or U.S. government securities; and

•	preferred security holders generally have no voting rights with respect to the issuing company, subject to limited exceptions.

Any investments in foreign issuers may involve significant risks in addition to the risks inherent in U.S. investments.

Although most of our investments will be U.S. dollar-denominated, our investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. We may employ hedging techniques to minimize these risks, but we cannot assure you that we will fully hedge against these risks or that such strategies will be effective.

Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.

We may expose ourselves to risks by engaging in hedging transactions.

By engaging in hedging transactions, we may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of our hedging transactions will depend on our ability to correctly predict movements, currencies and interest rates. Therefore, while we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations.

There can be no assurances that a particular hedge is appropriate, or that a certain risk is measured properly. Further, while we may enter into hedging transactions to seek to reduce risk, such transactions may result in poorer overall performance and increased (rather than reduced) risk for the Company than if we did not engage in any such hedging transactions. Moreover, we will always be exposed to certain risks that cannot be completely hedged, such as credit risk (relating both to particular securities and counterparties). In addition, we may choose not to enter into hedging transactions with respect to some or all of our positions.

We may not be in a position to control our portfolio companies.

We anticipate making both debt and minority equity investments in our portfolio companies. Even though we may have board representation or board observation rights with certain of our portfolio companies and even though our debt agreements with such companies may contain restrictive covenants, we may not control such companies. In light of our lack of control, we may be subject to the risk that our portfolio companies may make business decisions with which we disagree, and the stockholders and management of such companies may take risks or otherwise act in ways that do not serve our interests. As a result, a portfolio company may make decisions that could decrease the value of our portfolio holdings.

Our Board of Directors may change our operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.

Our Board of Directors will have the authority to modify or waive our operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our common stock. However, the effects might be adverse, which could negatively impact our ability to pay dividends and cause you to lose all or part of your investment.

We may not have sufficient funds to make follow-on investments. Our decision not to make a follow-on investment may have a negative impact on a portfolio company in need of such an investment or may result in a missed opportunity for us.

After our initial investment in a portfolio company, we may be called upon from time to time to provide additional funds to such company or have the opportunity to increase our investment in a successful situation by, among other things, making a follow-on investment or exercising a warrant to purchase common stock. There is no assurance that we will make, or will have sufficient funds to make, follow-on investments. Any decision not to make a follow-on investment or any inability on our part to make such an investment may have a negative impact on a portfolio company in need of such an investment or may result in a missed opportunity for us to increase our participation in a successful operation and may dilute our equity interest or reduce the expected yield on our investment.

Risks Relating to an Investment in our Common Stock

Investing in our securities may involve an above-average degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments in portfolio companies may be highly speculative and aggressive, and therefore, an investment in our securities may not be suitable for someone with a low risk tolerance.

Due to the lack of liquidity of our common stock, you may not be able to sell your investment in us if the need arises or you may realize significantly less from a sale than our net asset value per share.

There is currently no public trading market for our common stock. Our common stock is not freely transferable at this time and stockholders do not have the right to redeem their shares. The lack of liquidity of our common stock may make it difficult for you to sell your shares if the need arises. In addition, if you need to dispose of your shares, you may realize significantly less than our net asset value per share. Our common stock should be regarded as a long-term investment.

Provisions of our governing documents and the Delaware General Corporation Law could deter takeover attempts and have an adverse impact on the price of our common stock.

Our Certificate of Incorporation and Bylaws contain provisions that, along with the certain provisions of the Delaware General Corporation Law, may have the effect of discouraging, delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for our stockholders or otherwise be in their best interest.

Our two current stockholders and our Investment Manager currently have, and may continue to have, a significant influence over our management and affairs and control over most votes requiring stockholder approval.

Our shares of common stock are currently held by only two stockholders, both of which are managed by the Investment Manager. As these two stockholders continue to hold a significant percentage of our common stock following an offering, they will be able to exert influence over our management and policies and control most votes requiring stockholder approval. This concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of the Company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of the Company and might ultimately affect the market price of our common stock. Our two initial stockholders will be limited in their ability to make additional investments in the Company. As a result, their ownership percentage may be diluted over time, absent exemptive relief from the SEC permitting them to purchase additional shares of the Company, which the Company may seek. The Investment Manager has the authority to vote securities held by our two controlling stockholders, including on matters that may present a conflict of interest between the Investment Manager and other stockholders.

Efforts to comply with the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with the Sarbanes-Oxley Act may adversely affect us.

Upon effectiveness of this Registration Statement, we will be subject to certain provisions of the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC. Under current SEC rules, beginning with our fiscal year ending December 31, 2008, our management will be required to report on our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder. We will be required to review on an annual basis our internal controls over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal controls over financial reporting. As a result, we expect to incur significant additional expenses in the near term, which may negatively impact our financial performance and our ability to make distributions. This process also will result in a diversion of management’s time and attention. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. There can be no assurance that we will successfully identify and resolve all issues required to be disclosed prior to becoming a public company or that our quarterly reviews will not identify additional material weaknesses. In the event that we are unable to maintain or achieve compliance with the Sarbanes-Oxley Act and related rules, we may be adversely affected.

Item 2. Financial Information.

Selected Financial Data

The following selected financial and other data for the period from April 1, 2006 (commencement of operations) through December 31, 2006 and as of December 31, 2006 are derived from our audited financial statements. The data should be read in conjunction with our financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this Registration Statement.

For the Period April 1, 2006 (Commencement of Operations) to December 31, 2006
Operating Data:
Total Investment Income	$20,338,394
Total Expenses	2,710,364

Net Investment Income	17,628,030

Net Realized and Unrealized Gain on Investments	31,552,531

Net Increase in Net Assets Resulting from Operations	$49,180,561

Balance Sheet Data:
Total Assets	$816,928,245
Total Debt	$111,708,393
Total Net Assets	$705,219,852

Other Data:
Number of Portfolio Companies at Period End (a)	80

(a)	Securities of 12 portfolio companies included in this figure are held by subsidiaries that are wholly-owned but are not consolidated under accounting principles generally accepted in the United States of America. The 10 wholly-owned subsidiaries that are not consolidated are also included in the portfolio company figure.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information contained in this section should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this Registration Statement.

Certain statements in this Registration Statement that relate to estimates or expectations of our future performance or financial condition may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should” and “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements, as such statements are accurate only on the date they are made.

Overview

The Company is an externally managed non-diversified closed-end management investment company organized under the laws of Delaware. The Company commenced operations on April 1, 2006.

The Company engaged the Investment Manager under the terms of the Investment Management Agreement to manage and invest the Company’s assets.

The Company has two stockholders, PSSMF and PDMF. A substantial number of direct loans and investments previously owned by PSSMF were transferred during the period April 1, 2006 to October 1, 2006 by PSSMF to the Company, as capital contributions into the Company in exchange for Units of limited liability interest of the Company. These transfers occurred at fair value (excluding brokerage fees and commissions) determined in accordance with the Company’s and PSSMF’s investment valuation policies, which are substantially the same. We also purchased assets from PSSMF for cash. For more details regarding these transfers, see “Business—Operations of the Company–Financial Condition, Liquidity, and Capital Resources.”

From July 1, 2006 through October 2, 2006, the Company also increased its capital through the cash received from subscriptions by new investors in its other current equityholder, PDMF. PDMF has invested substantially all of its assets in the Company.

The value of each equityholder’s interest in the Company as of December 31, 2006 was as follows:

	Net Assets	% of Net Assets
Plainfield Special Situations Master Fund	$465,282,369	66%
Plainfield Direct Master Fund	239,937,483	34%

Total Net Assets	$705,219,852	100%

The Company invests throughout the capital structure of these companies, including first lien bank debt, second lien and subordinated/unsecured debt and a variety of equity investments, including preferred equity, common equity and warrants. Occasionally this approach can include options, warrants, credit derivatives, high-yield bonds, trade claims, distressed debt and structured securities. While our focus is to generate current income through these investments, we also seek capital appreciation. We anticipate that our investments will be in newly-negotiated transactions as well as in assets acquired in the secondary market. The Company may also invest opportunistically in other types of investments, including securities and derivatives of public companies.

The Company intends to hedge against fluctuations in (i) interest rates, (ii) currencies, where applicable (iii) general levels of equity markets, and (iv) general levels of high yield and investment grade corporate bond spreads. The Investment Manager invests in a variety of derivative instruments and utilizes a number of strategies for hedging and other strategic investment purposes.

Revenue

The Company generates revenue in the form of interest payments received on the debt it holds, dividends received on preferred and common equity interests it holds, and capital gains on warrants and other debt or equity interests that it acquires in portfolio companies. Its portfolio of debt instruments has maturities of one to ten years and typically bears interest at a fixed or floating rate. Other securities may have shorter or longer terms. Interest on debt securities are payable generally monthly, quarterly or semi-annually, with the amortization of principal often being deferred for several years from the date of the initial investment. In some cases, the instrument defers payments of cash interest for the first several years. The principal amount of the debt securities and any accrued but unpaid interest generally become due at the maturity date. In addition, we generate revenue in the form of commitment, origination, structuring, due diligence and monitoring fees and prepayment penalties. Any such fees are generated in connection with our investments and recognized as earned, typically over the life of the related investment.

Expenses

The Company’s primary operating expenses currently include interest expense and fees payable on any debt incurred by the Company to finance its investments, the payment of management and advisory fees, including fees paid to the Investment Manager pursuant to the Investment Management Agreement, fees paid to its outside legal, accounting and valuation providers, the allocable portion of rent and the allocable compensation of the Chief Compliance Officer and General Counsel and related staff, and fees paid and expenses incurred or allocated pursuant to the Investment Management Agreement and the Administrative Services Agreement. The Company also bears all other costs and expenses of its operations and transactions, including those relating to:

•

General expenses of the Company: organization and offering expenses; fees and expenses of the independent directors, including, without limitation, the fees and expenses of any counsel, employees, experts or advisors thereof; fees and expenses of the Board of Director’s audit committee, nominating and corporate governance committee, compensation committee and other committees of the Company (if any), including, without limitation, the fees and expenses of any counsel, employees, experts or advisors thereof; the Company’s fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; expenses in connection with calculating the Company’s net asset value (including, without limitation, the cost and expenses of any independent valuation firm);

transfer agent and custodial fees; federal, state and local taxes; independent auditors and outside legal costs; and

•

Expenses related to the Company’s investments: investment advisory and management fees payable to the Investment Manager pursuant to the Investment Management Agreement; expenses incurred by the Investment Manager payable to third parties, including, without limitation, agents, consultants or other advisors, in connection with the Investment Manager’s monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its prospective portfolio companies; interest payable on, and fees associated with, debt, if any, incurred to finance the Company’s investments; transaction costs and other expenses of Company investments, including, without limitation, broker-dealer commissions, costs of any trading firms as described in the Investment Management Agreement and costs of any hedging activities on behalf of the Company; and fees, including, without limitation, indemnification payments permissible under applicable law, payable to third parties, including, without limitation, agents, consultants, finders, investment bankers or other advisors, relating to, or associated with, evaluating and making investments.

•

Certain costs and expenses are required by the investment management agreement to be borne by the Company. In addition, in full consideration of the provision of the services of the Administrator under the Administrative Services Agreement, the Company shall reimburse the Administrator for the costs and expenses (other than compensation of the employees of the Company’s Investment Manager except for the compensation of such personnel hereinafter expressly provided for) incurred by the Administrator in performing its obligations and providing services and facilities under the administrative services agreement. Such costs and expenses include, but are not limited to: costs of preparing and filing reports or other documents required by the SEC or any other applicable regulatory agency; costs of any reports, proxy statements or other notices to stockholders, including, without limitation, printing costs; direct costs and expenses of administrative services, including, without limitation, secretarial and other staff, printing, mailing, long distance telephone, copying; the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administrative Services Agreement, including, without limitation, rent and the allocable portion of the cost, if any, of the Company’s chief compliance officer, chief financial officer, controller/treasurer general counsel and their respective staffs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including, without limitation, federal and state registration fees; offerings of the Company’s common stock and other securities and all costs of registration and listing the Company’s shares on any securities exchange.

The expenses charged or allocable to the Company pursuant to its administrative services agreement received initial approval, and are subject to ongoing approval, by our Board of Directors, and those charged or allocable by the Investment Manager received initial stockholder and board approval and are subject to ongoing board approval.

Critical Accounting Policies.

Valuation of Investments

The Company values its assets on a monthly basis or at such times that an event occurs which materially affects the valuation. The valuation is made pursuant to Section 2(a)(41) of the 1940 Act, which requires that we value our assets as follows: (i) the market price for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value, as determined in good faith by the Board of Directors. Many of the Company’s investments are illiquid. As a result, there is typically no readily available market value for the majority of the investments in the Company’s portfolio. As a BDC, Section 2(a)(41) of the 1940 Act requires the Board to determine in good faith the fair value of our portfolio securities for which a market price is not readily available, and it will do so in conjunction with the Investment Manager’s application of its valuation procedures.

There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each asset while employing a consistently applied valuation process. In making fair value determinations, the Investment Manager or the Board of Directors, as applicable, will generally use the following guidelines. Each individual investment will be valued and unrealized depreciation will be recorded for an investment that we believe has become impaired, including where collection of a loan or realization of an equity security is doubtful or when the enterprise value of the company does not currently support the cost of our debt or equity investment. We will likewise record unrealized appreciation if the results of the analyses described below indicate that such treatment is appropriate. Without a readily available market value and because of the inherent uncertainty of valuation, the fair value of our investments determined in good faith may differ materially from the values that would have been used had a ready market existed for the investments.

We report valuations in a manner consistent with our obligations as a public reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”). Any changes in value are recorded in our statement of operations as “net change in unrealized appreciation or depreciation.”

For investments where a market price is readily available:

Investments that are listed on an exchange (whether domestic or foreign), including the NASDAQ National Market, and are freely transferable, will be valued at their last sale price on such exchange during the regular or primary trading session on the date of determination or “official closing price” (if applicable), or, if no sales occurred on such date, at the midpoint of the “bid” and the “asked” price at the close of business on such day. Loans or investments traded over the counter and not listed on an exchange, and that are freely transferable, will be valued at the last sale price on the date of determination, or, if no sales occurred on such day, at the midpoint of the “bid” and the “asked” price at the close of business on such day. Options that are listed on a national options exchange shall be valued at their last sale price on the principal market on which such options will have traded on such date; provided, however, that if the last sale price of such options does not fall within the last “bid” and “asked” price for such options on such date, the options will be valued at the midpoint of the last “bid” and “asked” price for such options on such date as determined by the Investment Manager. The market value of a commodity future, forward or similar contract or any option on any such instrument traded on an exchange shall be the most recent available closing quotation on such exchange.

In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (SFAS) 157, Fair Value Measurements we do not adjust quoted prices for blockage factors when valuing financial instruments.

Notwithstanding the foregoing, if in the reasonable judgment of the Board of Directors, the price for any securities held by us and determined in the manner described above does not accurately reflect the fair value of such security, the Board of Directors will value such security at a price that reflects such security’s fair value.

For investments where a market price is not readily available:

Any securities or other assets that are not publicly traded or for which a market price is not otherwise readily available will be valued at fair value as determined in good faith by the Investment Manager or the Board of Directors.

With respect to such investments, the investments will be reviewed and valued using one or more of the following types of financial and credit analyses, including the income approach, the market comparable approach, and the transaction approach. The choice of analyses, and the weight assigned to factors within the approaches, may vary across investments and may change within an investment if events occur that warrant such a change. The following is an explanation of some of these review and valuation methods:

•

The income approach utilizes the discounted cash flow, or DCF, method of valuation and includes a terminal value/exit multiple. The present value resulting from this analysis will then be discounted to reflect the illiquid nature of the investment. Where applicable, other factors such as a minority, or non-control position are considered.

•

The market comparable approach examines publicly traded companies within the same industry as the portfolio company’s business. Market derived multiples based upon such measures as earnings, book value, cash flow and revenues are typically applied to the appropriate indicators of the portfolio company’s business to determine a value.

•

The transaction approach examines valuations determined in connection with acquisitions of either publicly traded or privately held companies within the same industry as the portfolio company. In addition, when an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we will use the pricing indicated by the external event to test or corroborate its valuation.

Other information that will be used with these methods, where relevant, to value an investment may include analysis of the company’s profitability and performance against projections, default or bankruptcy, transactions in such securities or similar securities, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company operates, comparisons of financial ratios of peer companies that are public, appraisals, material changes in interest rates impacting fixed rate debt, book value, replacement cost, or other factors deemed applicable.

The Board of Directors undertakes a multi-tiered valuation process. Each month, pursuant to the valuation responsibilities delegated to it by the Board of Directors, the Investment Manager will perform a valuation review which will include review of internal models and review of any material events impacting the portfolio when taken as a whole. The Investment Manager will inform the audit committee, or a person delegated by the audit committee chairman, of any material changes to the valuation given to any particular investment, as well as to the valuation of the portfolio when taken as a whole as soon as practicable thereafter. In all other circumstances the Investment Manager will report its monthly valuation review to the Board at the next following quarterly meeting of the Board. In addition to this monthly valuation by the Investment Manager, on a quarterly basis, certain investments will be evaluated by an independent valuation firm, namely each investment in any issuer whose securities owned by the Company aggregate to an amount greater than $10 million. Moreover, on a rotational basis, each investment in any issuer whose securities owned by us aggregate to an amount greater than $1 million but less than or equal to $10 million will be reviewed at least once over a twelve-month period by the independent valuation firm. Last, investments in issuers whose securities owned by the Company aggregate to $1 million or less will not be evaluated by the independent valuation firm; provided, however, that if, during any fiscal quarter, more than 3% of our net asset value consists of investments in issuers whose securities owned by us aggregate to an amount equal to or less than $1 million, then each investment in issuers whose securities then owned by the Company aggregate to an amount greater than $500,000 will be evaluated by the independent valuation firm at least once over the twelve-month period following the most recent quarter in which the 3% criterion was so met.

Quarterly valuation process for investments for which a market price is not readily available:

•

Our investment professionals, along with the senior officer responsible for the portfolio company relationship, meet with the Vice President, Portfolio Valuation, who assigns a value for each portfolio company or investment based on the process described above.

•

The models and documentation generated by the Vice President, Portfolio Valuation based on the information from the investment professionals, are reviewed with the Chief Investment Officer and then, if appropriate based on the criteria described above, delivered to the independent valuation firm for independent review and evaluation.

•

The Vice President, Portfolio Valuation and, if appropriate, the relevant investment professionals and the senior financial executives of the Investment Manager meet with the independent valuation firm to discuss the preliminary valuation.

Quarterly valuation process for all investments (including investments for which market price is readily available):

•

Our Chief Investment Officer and Chief Operating Officer meet with the Vice President, Portfolio Valuation and senior financial executives of the Investment Manager, including its head trader, to discuss the preliminary valuation results for all investments, including the results of the valuation review received from the independent valuation firm.

•	Valuation documentation is distributed to the Board of Directors.

•	The audit committee of the Board of Directors meets with the independent valuation firm to discuss the assistance provided and results.

•	The Board of Directors and the senior financial executives of the Investment Manager meet to review the valuation of the entire portfolio.

•	The Board of Directors determines the fair value of the portfolio in good faith.

We report the valuation of our portfolio quarterly to reflect the change in the value of each investment in our portfolio and disclose information relevant to the valuation in a manner consistent with our obligations as a reporting company under the Exchange Act. Any changes in value are recorded in our statement of operations as “net change in unrealized appreciation or depreciation.”

Interest and Dividend Income Recognition

Interest income, including the amortization of premium and accretion of discount, is recorded on an accrual basis to the extent that such amounts are earned and expected to be collected. Dividends are recorded on the ex-dividend date for common equity securities and on an accrual basis for preferred equity securities to the extent that such amounts are earned and expected to be collected. The Company stops accruing for interest or dividend on its investments when there is sufficient reason to believe that interest or dividends are no longer collectible. Loan origination fees, original issue discount, and market discount or premiums are capitalized and then amortized or accreted as interest income over the life of the respective security. The amortized cost of investments represents the original cost adjusted for the accretion of discounts and amortizations of premium on bonds. Upon any prepayment of a loan or debt security, any unamortized loan origination fees are recorded as income.

Income and Expense Recognition

The Company measures realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Realized gains and losses on security transactions are determined using the “First In, First Out” method.

Portfolio and Investment Activity

For the period from April 1, 2006 (the commencement of our operations) to December 31, 2006, PSSMF made capital contributions of $250.8 million in loans and investments and $175.5 million in cash and PDMF made a capital contribution of $231.9 million in cash to the Company. For more details about these asset contributions, please see “—Financial Condition, Liquidity and Capital Resources.”

Investments and cash equivalents consisted of the following as of December 31, 2006:

Investments
First Lien Debt	$231,978,786
Second Lien Debt	88,867,439
Unsecured / Subordinated Debt	62,185,999
Common Equity	229,240,856
Preferred Equity	21,808,806
Warrants	6,733,843
Derivatives	2,101,000

$642,916,729
Cash and Cash Equivalents	110,237,684
Collateral Held at Brokers	39,281,329

Total	$792,435,742

As of December 31, 2006, the weighted average yield of our debt and income-producing equity securities was approximately 11% (computed as annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt, divided by total income-producing equity securities and debt at fair value). As of December 31, 2006, the weighted yield on our entire portfolio was approximately 6%.

Results of Operations

Operating results for the period from April 1, 2006 (the commencement of our operations) to December 31, 2006 were as follows:

Total Investment Income	$20,338,394
Total Expenses	2,710,364

Net Investment Income	17,628,030
Net Realized Gain	8,205,332
Net Unrealized Gain	23,347,199

Net Increase in Net Assets Resulting from Operations	$49,180,561

Investment Income

For the period from April 1, 2006 (the commencement of our operations) to December 31, 2006, total investment income was approximately $20.3 million which consisted of approximately $16.2 million in interest income from investments, approximately $3.8 million in interest income from cash and cash equivalents and approximately $0.3 million in fee income and dividends.

Expenses

For the period from April 1, 2006 (the commencement of our operations) to December 31, 2006, total expenses incurred were approximately $2.7 million, which consisted primarily of professional fees, organizational costs, administration costs, research fees and trade management fees.

Net Unrealized Appreciation on Investments

For the period from April 1, 2006 (the commencement of our operations) to December 31, 2006, the Company’s net unrealized appreciation on its investments was approximately $24.1 million.

Net Realized Gains

During the period from April 1, 2006 (the commencement of our operations) to December 31, 2006, the Company’s net realized gains on its investments was approximately $8.2 million.

Financial Condition, Liquidity and Capital Resources

Capital

The Company is an externally managed non-diversified closed-end management investment company organized under the laws of Delaware. We commenced operations on April 1, 2006.

As of December 31, 2006, the Company had two equityholders, PSSMF, the larger equityholder, and PDMF. Both PSSMF and PDMF are externally managed by the Investment Manager.

During the period of April 1, 2006 to October 2, 2006, $250,809,053 in direct loans and investments previously owned by PSSMF were transferred, together with $175,542,164 in cash, by PSSMF to the Company, as equity capital contributions into the Company. These transfers occurred at fair value (excluding brokerage fees and commissions) determined in accordance with the Company’s and PSSMF’s investment valuation policies, which are substantially the same. All security transfers that occurred when we were 100% percent owned by PSSMF were treated as transfers between entities under common control in accordance with GAAP. Upon transfer, the Company recognized the fair value of these securities in two pieces. First, for all transferred securities, the Company retained PSSMF’s historical cost basis as the initial basis of the assets. Second, all unrealized gains and losses on transferred securities recognized to the date of contribution by PSSMF were assumed by the Company and were recognized on the statement of operations. From July 1, 2006 through October 2, 2006, the Company also received cash subscriptions of $231,929,950 from new investors in PDMF, our other current equityholder. The Company has been closed to investors since October 2, 2006.

As of December 31, 2006, PSSMF owned approximately 66% of our equity interest while PDMF owned approximately 34% of our equity interest.

Financing

As part of its investment strategy, the Company utilizes leverage. Through use of leverage, the Company hopes to earn a rate of return on the investments it holds that is greater than the Company’s cost of borrowing.

The Company may borrow on a secured or unsecured basis for any purpose and intends to make extensive use of borrowed funds and other forms of leverage in its investment activities. Such leverage fluctuates depending on market conditions. The interest expense and other costs incurred in connection with such borrowing may not be recovered by appreciation in the investments purchased or carried.

As of December 31, 2006, the Company’s sole method of raising debt financing has been through the use of total return swaps. A total return swap is a customized derivative instrument that entitles the Company to certain payments on the gain or loss on the value of an underlying security or securities, referred to as the reference asset or assets. The economic intent of the swap arrangements is to pass on the investment returns experienced in the reference asset portfolios to the Company.

Under a total return swap, the counterparty agrees to acquire the reference asset either directly from the Company, or from a third party at the direction of the Company. The Company in turn enters into an agreement in which the counterparty agrees to pay the Company the total return (e.g., cash flow stream and capital gains) of the notional amount of the reference asset. In exchange, the counterparty receives from the Company a stream of interest payments (typically LIBOR based) and any capital depreciation on the notional amount of the reference asset. The Company also posts cash collateral with the counterparty. The Company has typically been required to post cash collateral equal to approximately 25% of the fair value of the reference asset in order to obtain the total return on the asset. The net effect is that the remaining 75% of notional value of the reference asset is effectively embedded debt financing. The Company has entered into swap agreements with large commercial and investment banks that have investment-grade ratings.

The swaps are marked to market and an unrealized gain (loss) is recorded at each valuation date. The Company records a realized gain (loss) when a reference asset is sold. Each swap is net settled monthly with any excess of cash interest received, including other miscellaneous executing and transaction costs, over swap financing fees paid to the Company.

The Company has entered into swap agreements with certain counterparties (the “Swap Counterparties”). The swap agreements are executed under International Swaps and Derivatives Association, Inc. Master Agreements, as governed by New York State law. The Swap Counterparties provide up to three to four times leverage to the Company in purchasing reference assets for inclusion in the swap. Each swap is net settled monthly with any excess of cash interest received, including other miscellaneous execution and transaction costs, over swap financing fees paid to the Company.

On March 22, 2007, the Company entered into a Senior Secured Revolving Credit Agreement, which we refer to as the “Credit Agreement”, with Bear Stearns & Co. and Bear Stearns Corporate Lending, Inc., which we refer to collectively as “BSC,” and certain lenders, whereby BSC and certain other lenders will extend credit to the Company in an aggregate principal amount not to exceed $225 million outstanding at any one time. Subsequent to the initial agreement, on April 1, 2007, the Company negotiated an increase to the maximum allowable amount outstanding from $225 million to $250 million. The Credit Agreement is a three-year revolving loan and letter of credit facility collateralized by substantially all of the assets in the Company’s portfolio, including cash and cash equivalents, subject to certain agreed-upon exceptions. Pricing is set at 137.5 basis points over LIBOR.

Funds borrowed under the Credit Agreement will be used to supplement the Company’s equity capital to make additional portfolio investments and for other general corporate purposes. As of March 31, 2007, borrowings in an aggregate principal amount of $25 million were outstanding under the Credit Agreement.

Off Balance Sheet Arrangements

Commitments and Contingencies

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience and knowledge of the Investment Manager, the Company expects the risk of loss to be remote.

The Company makes certain investments, including bank loans, structured loans, equity investments and trade claims in which the Company is issued participation rights. These rights, and any corresponding unfunded obligations, underlying collateral agreements and financing arrangements, are based upon the Company’s pro-rata participation in, and/or funding of, such investments. At December 31, 2006, the Company had unfunded commitments of $123,370,731 pursuant to the terms of the participation in various revolving credit facilities and equity investments.

Total Return Swaps

As of December 31, 2006, the Company’s sole method of raising leverage was through the use of total return swaps. These swap agreements involve market returns and risk that may be in excess of the amount recognized in the accompanying consolidated financial statements due to future changes in the market values of the underlying financial instruments. As of December 31, 2006, the Company received the economic return on reference assets with an aggregate notional amount of $117,468,989. Total return swaps are recorded at fair value and the underlying notional amount of reference assets is not recorded on the statement of assets and liabilities.

Quantitative and Qualitative Disclosures About Market Risk

Nature of Investments

The Company’s investment activities expose it to various types of market risk, which are associated with the financial instruments and markets in which it invests.

As a BDC, we are limited in the types of investments we can hold in our portfolio. Accordingly, we invest in securities of many privately held and middle market companies that have no readily available market value. As a result, our Investment Manager and Board of Directors, as applicable, determine in good faith the fair market value of a large portion of our portfolio. This gives rise to significant valuation risk.

Loans have exposure to certain types of risk, including interest rate risk, market risk and the potential non-payment of principal and interest, including default or bankruptcy of the issuer or the intermediary in the case of a participation. Loans are subject to prepayment risk, which affects the maturity of such investments. The market for loans is relatively illiquid, and accordingly, secondary market purchases and sales thereof may be conducted in private transactions. Consequently, the liquidity of any loan investments will depend on the liquidity of these trading markets.

The value of collateral securing a loan investment may be equal to or less than the value of the loan that it secures. Accordingly, in the event of a default, the Company may incur a loss. In addition, up to 100% of the loan investments may not be secured by collateral. If a default occurs with respect to an unsecured loan, the Company’s remedies will be limited to those of general unsecured creditors and the market price of the loan will reflect such limited rights.

High yield securities are generally rated below investment grade. Mezzanine investments are typically unrated but generally are of comparable credit quality to high yield securities. High yield securities and mezzanine investments may be unsecured and are typically accompanied by a greater degree of credit risk and sensitivity to market movements than investments in higher rated securities. Many issuers of high yield and mezzanine debt are highly leveraged, and their relatively high level of debt-to-equity ratios create increased risks that their operations might not generate sufficient cash flow to service their debt obligations, thereby subjecting the Company to default risk.

The Company enters into swap agreements which involve market risk that may be in excess of the amount recognized in the accompanying financial statements due to future changes in the market values of the underlying financial instruments. Credit risks result from the potential inability of the counterparty to meet the terms of the contract.

Interest Rate Risk

The Fund’s investments may be subject to interest rate risk. Generally, the value of fixed income securities will change inversely with changes in interest rates. As interest rates rise, the market value of fixed income securities tends to decrease. Conversely, as interest rates fall, the market value of fixed income securities tends to increase. This risk is greater for long-term securities than for short-term securities.

As of December 31, 2006, approximately 42.3% of the debt investments at fair value in our portfolio were at fixed rates while approximately 57.7% were at variable rates.

We have analyzed the potential impact of changes in interest rates on net investment income. Assuming that the balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, a hypothetical immediate 1% change in interest rates would have affected net investment income by approximately $2.7 million over a one-year horizon. Although management believes that this estimated measure is indicative of our sensitivity to interest rate changes, it does not adjust for potential changes in credit quality, size and composition of the assets on the balance sheet and other business developments that could affect net increase in net assets resulting from operations, or net investment income. Accordingly, no assurances can be given that actual results would not differ materially from the potential outcome simulated by this estimate. Our sensitivity to interest rate fluctuations as of December 31, 2006 is a result of the fact that the Company had limited debt financing which was obtained was through total return swaps. As we increase our levels of variable rate debt, sensitivity to interest rate fluctuations will be reduced.

The Company enters into interest rate swaps to hedge interest rate exposures. An interest rate swap is a contractual agreement entered into between two counterparties under which each agrees to make periodic payment to the other for an agreed period of time based upon a notional amount of principal. Under the most common form of interest rate swap, a series of payments calculated by applying a fixed rate of interest to a notional principal amount is exchanged for a stream of payments similarly calculated but using a floating rate of interest. This is a fixed-for-floating interest rate swap.

As of December 31, 2006, the Company had two open fixed-for-floating interest rate swap contracts. Under each of these swaps, the Company pays a fixed rate of about 5.6% on a total notional amount of $35 million and receives a floating rate based on the three- month LIBOR rates. The effect of such contracts is to allow the Company to earn higher interest income in case interest rates increase.

While hedging activities may mitigate the Company’s exposure to adverse fluctuations in interest rates, these hedging transactions may also limit our ability to participate in the benefits of lower interest rates with respect to our portfolio investments.

Derivatives

The Company uses derivatives as part of its investment strategy. Derivative holdings include listed futures and options contracts, as well as over-the-counter swap and option agreements based on equity, bonds and indices. The values take into effect the offsetting permitted under Financial Accounting Standards Board (FASB) Interpretation No. 39 and do not include the effects of collateral held or pledged.

The Company entered into credit default swap contracts during the period ended December 31, 2006. The buyer of a credit default swap is obligated to pay the seller a periodic stream of payments over the term of the contract in return for a contingent payment upon the occurrence of a credit event, with respect to an underlying reference obligation. Generally, a credit event means bankruptcy or failure to pay. If a credit event occurs, the seller typically must make a payment to the buyer, which is typically the par value (full notional value) of the reference obligation. The buyer, in exchange, must deliver, in the case of cash settlement, a payment, or alternatively, in the case of physical delivery, the reference obligation. If the Company is a buyer of the credit default swap and no credit event occurs, the Company may lose its payments and recover nothing. As a seller, the

Company receives a fixed rate of income throughout the term of the contract, provided that no credit event occurs. If a credit event occurs, the Company may pay the buyer the full notional value of the reference obligation.

As of December 31, 2006, the Company had five open credit default swaps. The Company is the buyer on all of these swaps (receiving protection on a total notional amount of $90 million).

Credit default swaps involve greater risks than if the Company had invested in the reference obligations directly. In addition to general market risks, credit default swaps are subject to liquidity risk and counterparty credit risk. A buyer also may lose its investment and recover nothing should a credit event not occur. If a credit event did occur, the value of the reference obligation received by the seller, coupled with the periodic payments previously received, may be less than the full notional value it pays to the buyer, resulting in a loss of value.

The Company may purchase or write put and call options through exchanges and over-the-counter markets. The purchaser of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specific security or currency at a specified price prior to or on a specified expiration date. The potential loss to the buyer of an option can be no greater than the initial premium paid for the contract, regardless of the performance of the underlying security or currency. In contrast, the writer of an option is exposed to the risk of loss if the market price of the underlying security declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer, but can lose a greater amount than the premium paid.

At December 31, 2006, the Company held put options on the Standard & Poor’s (“S&P”) index with a market value of approximately $1.2 million.

At December 31, 2006, the Company held call options on the CBOE Volatility Index (“VIX”) with a market value of approximately $0.9 million.

Leverage

As part of its investment strategy, the Company utilizes leverage. The concept of leveraging is based on the premise that the Company’s cost of borrowing will be at rates that normally will be lower than the rate of return earned on the investment it holds. While the use of leverage may increase the returns on equity capital invested in the Company, the use of leverage also increases the risk of loss of such capital.

Gains realized with borrowed funds may cause the Company’s net asset value to increase at a faster rate than would be the case without borrowings. If, however, investment results fail to cover the cost of borrowings, the Company’s net asset value could also decrease faster than if there had been no borrowings. In addition, unanticipated increases in applicable margin requirements could adversely affect the liquidity of the Company and therefore adversely affect the Company’s performance.

As of December 31, 2006, the Company’s sole method of raising leverage is through the use of total return swap agreements that are linked to the economic returns of reference asset portfolios. Due to the degree of leverage specified in the Company agreements, the swap agreements contain market risk in excess of the amount reflected on the statement of assets and liabilities. The notional amounts of the swap agreements represent the aggregate amount of reference assets included in the reference asset portfolios, of which part of the Company’s income is based. Other market risks include the possibility that there may be an illiquid market for the swap agreements or that a change in the value of the swap agreements may not directly correlate with changes in the value of the underlying reference assets.

Total return swaps subject the Company to two types of credit risk: (1) the risk that a counterparty will not be able to pass on the economic benefits of the underlying transaction; and (2) the risk that the underlying investment will not perform on the obligation. Credit risk is measured by the loss the Company would record if the swap counterparties failed to perform pursuant to the terms of their obligations under the swap agreements or the economic loss resulting from a default in the reference assets. To the extent that reference assets underlying the swap agreements include revolving debt agreements, the Company will have greater exposure to the risk of default to that reference asset through the swap agreements as additional amounts are drawn down. The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the unrealized gains inherent in such transactions that are recognized in the statement of assets and liabilities.

Item 3. Properties.

We maintain our principal executive offices at 55 Railroad Avenue, Greenwich, CT 06830. We currently do not pay rent to the Investment Manager. We believe that our present facilities are adequate to meet our current needs.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Shares of our common stock are currently owned by two stockholders, PSSMF and PDMF. Their respective ownership is set forth below.

Title of Class	Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Plainfield Special Situation Master Fund Limited 55 Railroad Avenue Greenwich, CT 06830	33,270,000	66.54%
Common Stock	Plainfield Direct Master Fund Limited 55 Railroad Avenue Greenwich, CT 06830	16,730,000	33.46%

*	Pursuant to the terms and provisions of the investment management agreements between the Investment Manager and each of PSSMF and PDMF, the Investment Manager has sole voting and investment power with respect to the shares of common stock listed in the table above. As such, the Investment Manager may be deemed to have beneficial ownership, as defined in the Exchange Act, of the shares. Max Holmes may also be deemed to have beneficial ownership of the shares because he is the managing member and the majority owner of the Investment Manager. Mr. Holmes and the Investment Manager disclaim beneficial ownership of the shares, except to the extent of their indirect pecuniary interest in the Company.

Item 5. Directors and Executive Officers.

Our business and affairs are managed under the direction of our Board of Directors. The Board of Directors currently consists of five members, three of whom are not “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act. We refer to these individuals as our independent directors. Our Board of Directors elects our officers, who will serve at the discretion of the Board of Directors.

Board of Directors and Executive Officers

Under our charter, our directors are divided into three classes. Each class of directors holds office for a three-year term. However, the initial members of the three classes have initial terms of one, two and three years, respectively. At each annual meeting of our stockholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Directors

Information regarding the Board of Directors is as follows:

Name	Age	Position	Director Since	Expiration of Term
Interested Directors
Max Holmes	47	Chief Executive Officer and Chief Investment Officer and Chairman of the Board of Directors	2007	2010
Karen Dykstra	48	Chief Operating Officer and Chief Financial Officer and Director	2007	2009

Independent Directors
Nathaniel Gregory	59	Director	2007	2010
Paul N. Schwartz	61	Director	2007	2009
Robert E. Shields	64	Director	2007	2008

The address for each director is c/o Plainfield Direct Inc., 55 Railroad Avenue, Greenwich, Connecticut 06830.

Executive Officers Who Are Not Directors

Information regarding our executive officers who are not directors is as follows:

Name	Age	Position
Niv Harizman	42	President
Edward J. McNamara	48	General Counsel and Secretary
Celine Hannett	41	Chief Compliance Officer and Controller/Treasurer

The address for each director is c/o Plainfield Direct Inc., 55 Railroad Avenue, Greenwich, Connecticut 06830.

Biographical Information

Directors

Our directors have been divided into two groups–interested directors and independent directors. Interested directors are interested persons as defined in the 1940 Act.

Interested Directors

Max Holmes, 47, is the Founder and Chief Investment Officer of Plainfield Asset Management LLC and the Chief Investment Officer, Chief Executive Officer and Chairman of the Board of Directors of the Company. Prior to founding Plainfield in February 2005, Max Holmes was the Head of the Distressed Securities Group and a Managing Director of D. E. Shaw & Co., L.P. As Head of the Distressed Securities Group, Mr. Holmes was a Co-Portfolio Manager for D. E. Shaw Laminar Portfolios, L.L.C. from 2002 through 2004. He was formerly a member of the Board of Directors of FAO Schwarz Inc., eToys Direct, Inc. and Sure Fit, Inc. From 1999 through January 2002, Mr. Holmes was the founder and Co-Head of the High Yield Group at RBC Capital Markets, a subsidiary of The Royal Bank of Canada, where he was Head of High Yield Origination and Capital Markets. From 1996 to 1999, Mr. Holmes was Head of High Yield Capital Markets and Head of High Yield Research at Gleacher NatWest Inc., a subsidiary of National Westminster Bank Plc. From 1991 to 1996, Mr. Holmes worked at Salomon Brothers Inc., where at various times he was Head of Bankruptcy Research, acted as Salomon’s High Yield Strategist, served as its lead representative on various creditors committees, and managed a proprietary distressed bond portfolio. From 1986 to 1989, Mr. Holmes worked at Drexel Burnham Lambert in Beverly Hills, California, first in the

Corporate Finance Department and then in the High Yield and Convertible Securities Department. Mr. Holmes became one of the youngest Senior Vice Presidents in Drexel’s history. From 1984 to 1986, Mr. Holmes was a practicing attorney at Vinson & Elkins in Houston, Texas, where he represented commercial banks in a variety of bankruptcies, restructurings, high yield bond and merger and acquisition transactions. Mr. Holmes remains a member of the bar in New York and Texas. Mr. Holmes received a J.D. from Columbia Law School, an M.B.A. from Columbia Business School and received a B.A. from Harvard College in Philosophy. Since 1993, he has taught “Bankruptcy and Reorganization” at New York University Stern Graduate School of Business, where he remains an Adjunct Professor of Finance.

Karen Dykstra, 48, is a partner of Plainfield Asset Management LLC and the Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc. Prior to joining the Company, Ms. Dykstra was the Chief Financial Officer of Automatic Data Processing, Inc. (NYSE: ADP), from 2003 through April 2006. ADP, at the time, was an $8.5 billion revenue provider of transaction processing and information-based business solutions with more than 590,000 clients worldwide. Ms. Dykstra joined ADP in 1981 and held a variety of roles with increasing responsibilities, including Vice President—Finance/Principal Financial Officer from 2001 to 2003, and Corporate Controller from 1999 to 2001. Since 2004, she has also served as a Director of Crane Co. (NYSE: CR). Ms. Dykstra received a B.S. in accounting from Rider College and an M.B.A. from Fairleigh Dickinson University.

Independent Directors

Nathaniel Gregory, 59, is Adjunct Professor of Finance at the University of Chicago Graduate School of Business. From 1993-2004 he was Chairman and CEO of NATCO Group Inc (NYSE:NTG). He was also a member of Capricorn Holdings LLC from 1995-2004 and has served as director of several companies including Mrs. Fields Cookies and Marine Drilling Company. Mr. Gregory received a B.A. from the University of North Carolina, an M.A. (Government) from Georgetown University, and a Ph.D. (Economics) from the University of Chicago.

Paul Schwartz, 61, from 1980 until his retirement in April 2006 served in a variety of positions for Houston-based Maxxam Inc., and from 1998 forward served as President and Chief Financial Officer. Mr. Schwartz was responsible for oversight of wholly-owned forest products, real estate and racing activities. Mr. Schwartz has served on the board of Maxxam Inc., SLM Funding Corporation, United Financial Group, Inc., Intermark, and Triton, Inc., and he has served as a Board member and as Chairman of the Finance Committee for the Houston Symphony Society. Mr. Schwartz received a B.A. in English from New York University and an M.B.A. from the Columbia University Graduate School of Business.

Robert Shields, 64, is President and Chief Executive Officer of Lakeview Capital Inc., and Vice Chairman of Questor Partners Holdings, Inc., parent of a private equity fund manager. Mr. Shields was formerly Vice Chairman of AlixPartners Holdings, Inc., parent of an international turnaround management, performance improvement and financial advisory firm. Mr. Shields has authored articles and books on the topics of mergers and acquisitions as well as corporate and securities law. He received an A.B. degree from the College of the Holy Cross and an LL.B. from New York University School of Law where he was a Root-Tilden-Kern scholar.

Executive Officers Who Are Not Directors

Niv Harizman, 42, is the President of the Company and joined Plainfield Asset Management LLC as a Founding Partner and Head of Corporate Finance. Prior to joining the Company, Mr. Harizman was a Managing Director of Credit Suisse First Boston from 2000 to 2005, where he was Head of Financial Sponsor M&A and New Business Development as part of the firm’s Mergers & Acquisitions Group. During this period, his team helped originate and execute multiple advisory and financing mandates for private equity firms, hedge funds and corporate clients of the Firm.

From 1995 to 2000, Mr. Harizman was a Managing Director in the Financial Sponsor Group of BT Alex Brown. Mr. Harizman received his B.B.A. from the University of Texas at Austin and his M.B.A. from the University of Chicago Graduate School of Business.

Edward J. McNamara, 48, is the General Counsel and Secretary of Plainfield Direct. Prior to joining the Company, Mr. McNamara was in the corporate department of Cravath, Swaine & Moore LLP from 1992 to 2005. At Cravath, Mr. McNamara’s corporate transactional practice included high yield and other debt and common stock offerings; bridge loan acquisition financings; leveraged buyouts and leveraged recapitalizations; dispositions and acquisitions; private equity transactions; and secured and unsecured syndicated financings. Mr. McNamara received an A.B. from Harvard College and a J.D. from Boalt Hall School of Law, University of California at Berkeley.

Celine Hannett, 41, is the Chief Compliance Officer and Controller/Treasurer of Plainfield Direct. Prior to joining the Company, Ms. Hannett was the head of treasury of Purdue Pharma L.P., a large privately held pharmaceutical manufacturer in Stamford, CT from 2003 to 2006. From 1998 to 2003, Ms. Hannett worked at Automatic Data Processing, Inc. (ADP), where she held various finance positions, including Vice President—Corporate Treasury. In addition, Ms. Hannett also held financial and operating positions at PepsiCo Inc. Ms. Hannett received a B.S. from the Ateneo de Manila University and an M.B.A. from the University of Chicago Graduate School of Business.

Committees of the Board of Directors

Audit Committee

The members of the audit committee are Messrs. Gregory, Schwartz and Shields, each of whom meet the current independence and experience requirements of Rule 10A-3 of the Exchange Act and each of whom is not an “interested person” of the Company as defined in the 1940 Act. Mr. Schwartz serves as chairman of the audit committee. Our Board of Directors has determined that each of Nathaniel Gregory and Paul Schwartz is an “audit committee financial expert” as defined under Item 401 of Regulation S-K of the Exchange Act. The audit committee is responsible for overseeing all of our financial and legal and regulatory compliance functions, including matters relating to the appointment and activities of our auditors, audit plans and procedures, various accounting and financial reporting issues and changes in accounting policies, and reviewing the results and scope of the audit and other services provided by our independent public accountants. The audit committee is also responsible for aiding our Board of Directors in fair value pricing debt and equity securities that are not publicly traded or for which current market values are not readily available. When appropriate, the Board of Directors and audit committee will utilize the services of an independent valuation firm to help them determine the fair value of these securities.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee members are Messrs. Gregory, Schwartz and Shields, each of whom is not an “interested person” as defined in Section 2(a)(19) of the 1940 Act. The nominating and corporate governance committee is responsible for identifying, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on our board of directors or a committee of the board, developing and recommending to the board of directors a set of corporate governance principles and overseeing the evaluation of the board of directors and our management. The members of the nominating and corporate governance committee are Messrs. Shields, Gregory and Schwartz each of whom is independent for purposes of the 1940 Act. Mr. Shields serves as the chairman of the nominating and corporate governance committee.

The nominating and corporate governance committee considers nominees properly recommended by our stockholders. The nominating and corporate governance committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with the Company’s governing documents and any applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a stockholder must provide certain information that would be required under applicable Commission rules, including the following minimum information for each director nominee: full name, age and address; principal occupation during the past five years; current directorships on publicly held companies and investment companies; number of shares of Company common stock owned, if any; and, a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders.

Nominations made by stockholders must be delivered to or mailed (setting forth the information required by our Bylaws) and received at our principal executive offices not earlier than 150 days nor fewer than 120 days in advance of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting has changed by more than 30 days from the prior year, the nomination must be received not earlier than the 150th day prior to the date of such annual meeting nor later than the later of (i) 120th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of such meeting date is first made.

Compensation Committee

The compensation committee members are Messrs. Gregory, Schwartz and Shields, each of whom is not an “interested person” as defined in Section 2(a)(19) of the 1940 Act. Mr. Gregory serves as chairman of the compensation committee. the compensation committee reviews and recommends to the full board for approval the compensation paid by us of our officers.

Item 6. Executive Compensation.

The following table shows information regarding the compensation received by the independent directors and officers for the fiscal year ended             . No compensation is paid to directors who are “interested persons.”

Compensation Table

Name of Person, Position	Aggregate Compensation from Plainfield Direct(2)		Pension or Retirement Benefits Accrued as Part of Our Expenses(1)	Estimated Annual Benefits Upon Retirement	Total Compensation from Plainfield Direct Paid to Directors and Officers(2)
Independent directors
Nathaniel Gregory	$		None	None

Paul N. Schwartz	$		None	None

Robert E. Shields	$		None	None

Interested directors
Max Holmes		None	None	None		None
Karen Dykstra		None	None	None		None

Officers
Niv Harizman, President		None	None	None		None

Edward J. McNamara, General Counsel and Secretary	$		None	None	$

Celine Hannett, Chief Compliance Officer and Controller/Treasurer	$		None	None	$

(1)	We do not have a profit sharing or retirement plan, and directors do not receive any pension or retirement benefits.
(2)	The amounts in this table represent the estimated annual compensation for the relevant officer to be paid by the Company. Because the Company will only pay compensation following its election to be regulated as a business development company, the amounts contained in this table will be pro rated for the fiscal year ended December 31, 2007.

The independent directors receive an annual fee of $75,000. They also receive $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board meeting and receive $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended, including each telephonic committee or board meeting attended. In addition, the Chairman of the Audit Committee receives an annual fee of $10,000 and each chairman of any other committee receives an annual fee of $5,000 for their additional services in these capacities. In addition, we purchase directors’ and officers’ liability insurance on behalf of our directors and officers. Independent directors have the option to receive up to half of the annual retainer in shares of our common stock; the other half is paid in shares of our common stock. At any time that the market price of our common stock is less than the net asset value per share, the amounts paid to directors will be in cash.

Item 7. Certain Relationships and Related Transactions.

The Company was capitalized by PSSMF and PDMF, which are privately offered hedge fund investment vehicles managed by the Investment Manager. A substantial number of direct loans and investments previously owned by PSSMF, together with cash, were transferred by PSSMF to the Company as equity capital contributions. We also purchased assets from PSSMF for cash. These transfers occurred at PSSMF’s then-applicable valuation without brokerage fees or commissions. From July 1, 2006 through October 2, 2006, the Company also increased its capital through the cash received from subscriptions of new investors in PDMF, our other current equityholder. Our net assets as of October 31, 2006 equaled approximately $689.5 million. As of the date of the filing of this Registration Statement, PSSMF owns approximately 66 percent of the outstanding equity interests of the Company and PDMF owns approximately 34 percent of the outstanding equity interests of the Company.

Certain members and employees of the Investment Manager indirectly own interests in PSSMF and PDMF and, as a result, indirectly own equity interests of the Company. Max Holmes, the Chief Investment Officer and Chief Executive Officer of the Company and the Founder and Chief Investment Officer of the Investment Manager, Karen Dykstra, the Chief Financial Officer and Chief Operating Officer of the Company, and Niv Harizman, Head of Corporate Finance, also have ownership interests in the Investment Manager.

As a BDC, the Company is limited in its ability to participate in investment opportunities with other clients managed by the Investment Manager, or to make investments in companies in which other clients of the Investment Manager already hold an interest. The Company does not generally hold interests in portfolio companies in which other privately offered investment vehicles managed by the Investment Manager also hold an interest, aside from certain existing investments. These investments were made prior to the filing of this Registration Statement and prior to the time the Company elected to be treated as a BDC and, therefore, were not subject to the 1940 Act’s limitations on transactions with affiliated parties. Going forward, however, the Company may be limited in its ability to engage in additional transactions with these particular portfolio companies, in light of applicable 1940 Act limitations.

Investment Management Agreement

Management Services

Pursuant to the terms of an Investment Management Agreement, the Investment Manager, subject to the overall supervision of our Board of Directors, serves as our Investment Manager and manages the day-to-day investment-related operations of, and provides investment management services to the Company. Under the terms of the Investment Management Agreement, the Investment Manager:

•

purchases, holds, sells, sells short, covers and otherwise deals in securities and financial instruments of any sort and rights therein, including, without limitation, restricted and privately issued securities, on margin or otherwise;

•	writes, purchases, holds, sells and otherwise deals in put and call options of any sort and in any combination thereof;

•	purchases, holds, sells and otherwise deals in commodities, commodity contracts, commodity futures, financial futures and options in respect thereof;

•	purchases, holds, sells and otherwise deals in currencies, options thereon and rights therein, including, without limitation, forward foreign currency exchange contracts;

•

purchases, holds, sells and otherwise deals in swap contracts, partnership interests, interests in other investment companies or any other financial instruments that exist now or are hereafter created;

•

opens, maintains, and closes cash and margin accounts with brokers; opens, maintains and closes bank accounts and draws checks or other orders for the payment of moneys; pledges securities for loans and borrows money, and enters into borrowing arrangements from brokers, banks and other financial institutions;

•

enters into, makes and performs any other contracts, agreements or other undertakings it may deem necessary or advisable in conducting the business of the Company, including, without limitation, contracts, agreements, or other undertakings with persons, firms or corporations affiliated with the Investment Manager, to the extent permitted by applicable law, as may be necessary or proper in connection with the performance of the Investment Manager’s duties under the agreement;

•	on behalf of the Company, votes, exercises consents and exercises all other rights pertaining to securities and other assets of the Company;

•

creates, invests in or organizes (alone or in conjunction with others, including, without limitation, to the extent permitted by applicable law, affiliates) or otherwise utilizes special purpose subsidiaries or other special purpose investment vehicles, to access investments, in instances where the Investment Manager, in its sole discretion, determines that there is a potential tax, regulatory, finance, confidentiality or other advantage to such entity; and

•	otherwise acts as the Investment Manager for, and supervises and manages, the investment and reinvestment of the Company’s assets.

The Investment Manager’s services under the Investment Management Agreement are not exclusive, and it is free to furnish similar services to other entities or accounts. Such other entities or accounts may have investment objectives or may implement investment strategies similar or different to those of the Company. As such, to the extent a particular investment is suitable for both the Company and other clients of the Investment Manager or its directors, members, partners, stockholders, officers, employees, agents and affiliates, such investments will be allocated between the Company and the other clients in accordance with the policies and procedures of the Investment Manager or such other party and applicable law. Under such allocation procedures, the Company may not be given the opportunity to participate in certain investments made by other clients managed by the Investment Manager or such other parties, including affiliated parties of the Investment Manager.

Management Fee and Incentive Fee

Pursuant to the Investment Management Agreement, we pay the Investment Manager a fee for investment management services, which fee consists of two components—a management fee and an incentive fee. The cost of both the management fee and any incentive fee is ultimately borne by our common stockholders. To the extent permitted by applicable law, the Investment Manager may, with the consent of the Board of Directors of the Company, adopt a deferred compensation plan pursuant to which the Investment Manager may elect, to defer all or a portion of its fees under the Investment Management Agreement for a specified period of time.

The management fee is calculated at an annual rate of 2.00% of the Company’s net assets, which means the Company’s total assets less its total liabilities, as reflected on its balance sheet in accordance with generally accepted accounting principles. Until the Company has completed its initial calendar quarter (which may be a partial quarter) commencing from the date (the “Commencement Date”) of the filing of the Company’s notice to elect to be treated as a business development company, the management fee will be calculated based on the initial value of the Company’s net assets as disclosed in this registration statement. Subsequently, the management fee will be paid quarterly in arrears based on the average of the net asset valuations at the end of the two immediately preceding calendar quarters. The management fee for any partial quarter, including, without limitation, the initial partial quarter commencing from the Commencement Date, will be appropriately pro rated.

The incentive fee has the following two parts:

Income Fee. One part, the income fee, will be calculated and payable quarterly in arrears based on the pre-incentive fee net investment income for the immediately preceding calendar quarter. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income (including, without limitation, any other fees, such as commitment, origination, structuring, diligence and consulting fees and fees for providing significant managerial assistance or other fees that the Company receives from portfolio companies) accrued by the Company during the calendar quarter, minus the Company’s operating expenses for the quarter (including, without limitation, the management fee, expenses payable under the Administrative Services Agreement between the Company and the Investment Manager, in its capacity as the Company’s administrator (the “Administrator”), and any interest expense and dividends accrued or paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-incentive fee net investment income, expressed as a rate of return on the value of the Company’s net assets at the end of each calendar quarter (the “Income Return”), will be compared to a “hurdle” rate. For each calendar quarter, the quarterly hurdle, expressed as a percentage, will equal 1.75%. The Company will pay the Investment Manager an income fee with respect to the Company’s pre-incentive fee net investment income in each calendar quarter. The income fee will be calculated as follows: (1) zero with respect to any calendar quarter in which the Income Return does not exceed the quarterly hurdle; (2) 100% of the Company’s pre-incentive fee net investment income with respect to that portion of the Income Return, if any, that exceeds the quarterly hurdle but is less than or equal to 125% of the quarterly hurdle with respect to any calendar quarter; and (3) 20% of the amount of the Company’s pre-incentive fee net investment income with respect to that portion of the Income Return, if any, that exceeds 125% of the quarterly hurdle with respect to any calendar quarter. These calculations will be (x) appropriately prorated for any partial quarter, including, without limitation, the initial partial quarter commencing from the Commencement Date and (y) adjusted for any share issuances or repurchases during the current quarter.

The following is a graphical representation of the calculation of the income-related portion of the incentive fee:

Quarterly Incentive Fee Based on Net Investment Income

Pre-incentive fee net investment income

(expressed as a percentage of the value of net assets)

Percentage of pre-incentive fee net investment income

allocated to income-related portion of incentive fee

These calculations will be (x) appropriately prorated for any partial quarter, including, without limitation, the initial partial quarter commencing from the Commencement Date and (y) adjusted to reflect any increase or, as applicable, decrease in the Fund’s net assets arising from any share issuances or repurchases, respectively, during the current quarter.

Capital Gains Fee. The second part of the incentive fee, the capital gains fee, will be determined and payable in arrears as of the end of each fiscal year (or upon termination of the investment management agreement as set out in that agreement), commencing on the Commencement Date. The capital gains fee will be calculated for any applicable fiscal year by subtracting:

•	the sum of the Company’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation, from

•	the Company’s cumulative aggregate realized capital gains,

in each case calculated from the Commencement Date. If such amount is positive at the end of the applicable year, then the capital gains fee for such year is equal to 20% of such amount; provided, however, that such capital gains fee will be reduced by the aggregate amount of capital gains fees paid in all prior years. If such amount is negative, then the capital gains fee for such year is equal to zero. In the event that the investment management agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a capital gains fee. For purposes of calculating the capital gains fee:

•

The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (i) the net sales price of each investment in the Company’s portfolio when sold and (ii) the accreted or amortized cost basis of such investment;

•

The cumulative aggregate realized capital losses are calculated as the sum of the differences, if negative, between (i) the net sales price of each investment in the Company’s portfolio when sold and (ii) the accreted or amortized cost basis of such investment; and

•

The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (i) the valuation of each investment in the Company’s portfolio as of the applicable Capital Gains Fee calculation date and (ii) the accreted or amortized cost basis of such investment;

provided, however, that in each case the phrase “cost basis” is deemed to mean the acquisition cost of such investment as of the date of its acquisition by the Company (including, if applicable, acquisition by any of the subsidiaries of the Company); provided, however, that with respect to any investment held by the Company or any of the subsidiaries of the Company on the Commencement Date, “cost basis” shall be deemed to mean the fair market value of such investment on the Commencement Date. To the extent the Company realizes capital gains on sales of securities to subsidiaries of the Company, including sales to wholly-owned subsidiaries of the Company, the Investment Manager will be entitled to include that gain in its capital gains fee calculation for the applicable fiscal year. This means that the Investment Manager may be entitled to receive a capital gains fee on sales of securities from the Company to a subsidiary of the Company.

EXAMPLES OF INCENTIVE FEE CALCULATION

Examples of Determination of income fee:

The following notes apply to the examples of the determination of income fee below.

(1) The assumed hurdle rate is equal to one-fourth of 7%.

(2) Represents a 2.00% annualized management fee.

(3) Excludes organizational and offering expenses

(4) The “catch-up” provision is intended to provide our investment adviser with an incentive fee of 20% on all of our pre-incentive fee net investment income as if a hurdle rate did not apply when our net investment income exceeds 125% of the hurdle rate in any calendar quarter.

Example 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Hurdle rate = 1.75%(1)

Management fee = 0.50%(2)

Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%(3)

Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 0.55%

The income portion of the incentive fee, if any, would be:

None. Pre-incentive net investment income does not exceed hurdle rate, therefore there is no income portion of the incentive fee.

Example 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.85%

Hurdle rate = 1.75%(1)

Management fee = 0.50%(2)

Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%(3)

Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 2.15%

The income portion of the incentive fee, if any, would be:

0.40% (100% × pre-incentive fee net investment income, subject to the “catch-up”(4)= 100% × (2.15% – 1.75%))

Example 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.00%

Hurdle rate = 1.75%(1)

Management fee = 0.50%(2)

Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%(3)

Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 2.30%

Catch-up = 2.1875% – 1.75% = .4375%

The income portion of the incentive fee, if any, would be: .46%

((100% × .4375%) + (20% × (2.30% – 2.1875%))

= .4375% + (20% × .1125%)

= .4375% + .0225%

= .46%

Examples of Determination of capital gains fee:

Example 1

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

•	Year 2: Investment A is sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

•	Year 3: FMV of Investment B determined to be $25 million

•	Year 4: Investment B sold for $31 million

The capital gains portion of the incentive fee, if any, would be:

•	Year 1: None

•	Year 2: capital gains fee of $6 million

Formula equals: $30 million realized capital gains on sale of Investment A multiplied by 20%

•	Year 3: None

Formula equals: $5 million (20% multiplied by ($30 million cumulative realized capital gains less $5 million unrealized capital depreciation)) less $6 million (previous capital gains fee paid in Year 2)(1)

•	Year 4: Capital gains fee of $200,000

Formula equals: $6.2 million ($31 million cumulative aggregate realized capital gains multiplied by 20%) less $6 million (capital gains fee paid in Year 2)

Example 2

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

•	Year 4: FMV of Investment B determined to be $35 million

•	Year 5: Investment B sold for $20 million

The capital gains portion of the incentive fee, if any, would be:

•	Year 1: None

•	Year 2: $5 million capital gains fee

Formula equals: 20% multiplied by $25 million ($30 million realized capital gains on Investment A less $5 million aggregate unrealized capital depreciation on Investment B)

•	Year 3: $1.4 million capital gains fee

Formula equals: $6.4 million (20% multiplied by $32 million (cumulative aggregate realized capital gains of $35 million less unrealized capital depreciation of $3 million)) less $5 million capital gains fee paid in Year 2

•	Year 4: $600 thousand capital gains fee

Formula equals: $7 million (20% multiplied by cumulative aggregate realized capital gains of $35 million) less $6.4 million capital gains fee paid in Years 2 and 3.

•	Year 5: None

Formula equals $5 million (20% multiplied by $25 million (cumulative aggregate realized capital gains of $35 million less cumulative realized capital losses of $10 million)) less $7 million aggregate capital gains fees paid in Year 2, Year 3, and Year 4.

Example 3

Assumptions:

Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

Year 2: Investment A sold for $35 million, FMV of Investment B determined to be $20 million

Year 3: FMV of Investment B determined to be $31 million

Year 4: Investment B sold for $35 million

The capital gains portion of the incentive fee, if any, would be:

Year 1: None

Year 2: $1 million capital gains fee

Formula equals: 20% multiplied by $5 million (cumulative realized capital gains on Investment A of $15 million minus unrealized capital depreciation on Investment B of $10 million)

Year 3: $2 million capital gains fee

Formula equals: $3 million (20% multiplied by $15 million cumulative realized capital gains) less $1 million capital gains fee paid in Year 2

Year 4: $1 million capital gains fee

Formula equals: $4 million (20% multiplied by $20 million cumulative aggregate realized capital gains) less $3 million aggregate capital gains fees paid in Years 2 and 3 above

Expenses

The compensation of all investment professionals and other employees of the Investment Manager, when and to the extent engaged in providing investment advisory and management services under the investment management agreement, as well as the routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Investment Manager and not by the Company. The Company will bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to:

(a) general expenses of the Company: organization and offering expenses; fees and expenses of the independent directors, including, without limitation, the fees and expenses of any counsel, employees, experts or advisors thereof; fees and expenses of the Board of Director’s Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and other committees of the Fund (if any), including, without limitation, the fees and expenses of any counsel, employees, experts or advisors thereof; the Company’s fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; expenses in connection with calculating the Company’s net asset value (including, without limitation, the cost and expenses of any independent valuation firm); transfer agent and custodial fees; federal, state and local taxes; independent auditors and outside legal costs;

(b) expenses related to the Company’s investments: expenses incurred by the Investment Manager payable to third parties, including, without limitation, agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Company’s investments and performing due diligence on its prospective portfolio companies; interest payable on, and fees associated with, debt, if any, incurred to finance the Company’s investments; investment advisory and management fees payable to the Investment Manager; transaction costs and other expenses of Company investments, including, without limitation, broker-dealer commissions, costs of any trading firms as described in the investment management agreement and costs of any hedging activities on behalf of the Company; and fees, including, without limitation, indemnification payments permissible under applicable law, payable to third parties, including, without limitation, agents, consultants, finders, investment bankers or other advisors, relating to, or associated with, evaluating and making investments; and

(c) expenses related to the administrative services provided to the Company: amounts payable under the Administrative Services Agreement.

Duration and Termination

The Investment Management Agreement will remain in effect for two years initially, and thereafter will continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Company’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s directors who are not parties to the agreement or interested persons of any such party, in accordance with the requirements of the 1940 Act. The agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of a majority of the Company’s directors, or by the Investment Manager. The agreement will automatically terminate in the event of its assignment.

Indemnification

The Investment Management Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of the Investment Manager’s duties or by reason of the reckless disregard of the Investment Manager’s duties and obligations, the Investment Manager (and each of its officers, directors, managers, members, partners, agents, employees, controlling persons, stockholders and any other person or entity affiliated with the Investment Manager, including, without limitation, its general partner and the Administrator), are entitled to indemnification from the Company for any damages, losses, liabilities, costs and expenses (including, without limitation, judgments, fines, reasonable attorneys’ fees and expenses, and amounts paid or to be paid in settlement) incurred by such persons in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including, without limitation, an action or suit by or in the right of the Company or its security holders or any other class action or suit) arising out of or otherwise based upon the performance of any of the Investment Manager’s duties or obligations under the Investment Management Agreement or otherwise as an Investment Manager of the Company. The Company shall, upon the request of a party entitled to indemnification under the Investment Management Agreement and to the extent legally permissible, advance amounts in connection with its indemnification obligation; provided, however, that if it is later determined that such party was not entitled to be indemnified, then such party shall promptly reimburse the Company for all advanced amounts.

Organization of the Investment Manager

Plainfield Asset Management LLC is a Delaware limited liability company that is registered as an Investment Manager under the Investment Advisers Act of 1940. The principal executive offices of Plainfield Asset Management LLC are 55 Railroad Avenue, Greenwich Connecticut 06830.

Administrative Services Agreement

Pursuant to the terms of An Administrative Services Agreement, the Administrator will, subject to the overall supervision of our Board of Directors, act as administrator of the Company, and will furnish, or arrange for others to furnish, the administrative services, personnel and facilities necessary for the operation of the Company as set out in the agreement. Under the agreement, the Administrator will provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Directors, will from time to time determine to be necessary or useful to perform its obligations under the agreement. The Administrator will also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator will make reports to the directors of its performance of obligations under the agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it determines to be desirable; provided that nothing in the agreement will be construed to require the Administrator to, and the Administrator will not in its capacity as administrator, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company.

The Administrator will be responsible for the financial and other records that the Company is required to maintain and will prepare reports to stockholders, and reports and other materials filed with the SEC or state securities commissions or other regulatory bodies, to the extent required. The Administrator will, on the Company’s behalf, offer to provide and, upon receipt by the Administrator or the Company of an acceptance of such offer, will provide, significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance. In addition, the Administrator will assist the Company in determining and publishing the Company’s net asset value (and, in connection therewith, overseeing the performance where applicable of third party valuation experts), overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities under the Administrative Services Agreement.

Certain costs and expenses are required by the investment management agreement to be borne by the Company. In addition, in full consideration of the provision of the services of the Administrator under the

Administrative Services Agreement, the Company shall reimburse the Administrator for the costs and expenses (other than compensation of the employees of the Company’s Investment Manager except for the compensation of such personnel hereinafter expressly provided for) incurred by the Administrator in performing its obligations and providing services and facilities under The Administrative Services Agreement. Such costs and expenses include, but are not limited to: costs of preparing and filing reports or other documents required by the SEC or any other applicable regulatory agency; costs of any reports, proxy statements or other notices to stockholders, including, without limitation, printing costs; direct costs and expenses of administrative services, including, without limitation, secretarial and other staff, printing, mailing, long distance telephone, copying; the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administrative Services Agreement, including, without limitation, rent and the allocable portion of the cost, if any, of the Company’s chief compliance officer, chief financial officer, controller/treasurer general counsel and their respective staffs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including, without limitation, federal and state registration fees; offerings of the Company’s common stock and other securities and all costs of registration and listing the Company’s shares on any securities exchange.

Indemnification

The Administrative Services Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations, the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator, including, without limitation, its general partner and the Investment Manager), are entitled to indemnification from the Company for any damages, loss, liabilities, costs and expenses (including, without limitation, judgments, fines, reasonable attorneys’ fees and expenses, and amounts reasonably paid or to be paid in settlement) incurred by such persons in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including, without limitation, an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under the Investment Management Agreement or otherwise as an Investment Manager of the Company. The Company shall, upon the request of a party entitled to indemnification under the Administrative Services Agreement and to the extent legally permissible, advance amounts in connection with its indemnification obligation; provided, however, that if it is later determined that such party was not entitled to be indemnified, then such party shall promptly reimburse the Company for all advanced amounts.

Trademark License Agreement

The Company has entered into a license agreement with the Investment Manager, pursuant to which the Investment Manager has agreed to grant us a non-exclusive, royalty-free license to use the name “Plainfield.” The Company shall defend and hold harmless the Investment Manager from and against any liability, expenses and claims for damages arising from the Company’s breach of the terms of the trademark license agreement. Upon expiration or termination of the Investment Management Agreement, or in the event the Investment Manager otherwise ceases to serve as Investment Manager to the Company, the license agreement will terminate. Upon the expiration or termination of the license agreement, all rights granted to the Company under the agreement with respect to the name Plainfield will cease, and the Company will immediately have to discontinue its use of the name Plainfield. For six months following termination of the license agreement, the Company will be required to specify on all public-facing materials in a prominent place and in prominent typeface that the Company is no longer operating under the name Plainfield and is no longer associated with the Investment Manager.

About Plainfield Asset Management LLC

Certain members and employees of the Investment Manager indirectly own interests in PSSMF and PDMF and, as a result, indirectly own shares of the Company. Max Holmes, the Chief Executive Officer and Chief Investment Officer of the Company and the Chief Investment Officer of the Investment Manage, Karen Dykstra, the Chief Financial Officer and Chief Operating Officer of the Company and Niv Harizman, the President of the Company also have ownership interests in the Investment Manager.

Portfolio Manager

Mr. Holmes is the person primarily responsible for the day-to-day management of our portfolio. Mr. Holmes has been employed by the Investment Manager since its formation in 2005. Biographical information with respect to Mr. Holmes is set out above. At May 1, 2007, , Mr. Holmes was a full time employee of the Investment Manager. Mr. Homes has ownership and financial interests in the Investment Manager. Mr. Holmes does not receive any direct compensation from us.

Item 8. Legal Proceedings.

We are not a party to any legal proceedings the outcome of which, in the opinion of our management, would have a material adverse effect on our business, financial condition, or results of operations.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market information. Shares of our common stock are not currently traded on any exchange.

(b) Holders. As of May 1, 2007, there are two stockholders of the Company. PSSMF owns 33,270,000 shares of common stock and PDMF owns 16,730,000 shares of common stock.

(c) Distributions. We intend to distribute quarterly dividends to stockholders. Our quarterly dividends are determined by our Board of Directors.

(d) Securities authorized for issuance under equity compensation plans. Not applicable.

Item 10. Recent Sales of Unregistered Securities.

The Company was capitalized by PSSMF and PDMF. A substantial number of direct loans and investments previously owned by PSSMF, together with cash, were transferred during the period from April 1, 2006 through October 2, 2006, by PSSMF to the Company as equity capital contributions. From July 1, 2006 through October 2, 2006, PDMF contributed cash as an equity capital contribution. The transfers of these Units of membership interests to PSSMF and PDMF were not made pursuant to a public offering and, therefore, they were exempt from registration under the 1933 Act pursuant to Section 4(2) thereof.

Item 11. Description of Registrant’s Securities to be Registered.

The following description is based on relevant portions of the Delaware General Corporation Law and on our Certificate of Incorporation and Bylaws. This summary is not necessarily complete, and we refer you to the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws for a more detailed description of the provisions summarized below.

As a Delaware corporation, we are governed by the provisions of our Certificate of Incorporation dated as of May 1, 2007, our Bylaws and the Delaware General Corporation Law. The Company is authorized to issue 550,000,000 shares of stock, par value $0.001 per share, 500,000,000 of which are initially designated as common stock. There is currently no market for our common stock, and we can offer no assurances that a market for our shares will develop in the future. There are no outstanding options or warrants to purchase our common stock. No shares of common stock have been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders will not be personally liable for our debts or obligations solely based on their ownership of our common stock.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to, subject to any limitations prescribed by law, provide for the issuance of shares of preferred stock in series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided, that any of the foregoing provisions must be consistent with the requirements of the 1940 Act to the extent applicable thereto. Thus, the Board of

Directors could authorize, without stockholder approval, the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock, together with all other senior securities, must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions. Although it may do so in the future, the Company has no current intention to issue preferred stock.

Anti-Takeover Measures

Delaware law and our Certificate of Incorporation and Bylaws provide that:

•	our Board of Directors is divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•

directors may be removed only for cause by the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Company then-entitled to vote at an election of directors, voting together as a single class; and

•

any vacancy on the Board of Directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may be filled by the affirmative vote of the holders of a majority of the shares of our capital stock entitled to vote.

The classification of our Board of Directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us.

Our Certificate of Incorporation and Bylaws also provide that:

•

subject to any rights granted in the future to holders of any series of preferred stock, any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•	special meetings of the stockholders may only be called by the Chairman of our Board of Directors or by a majority of our Board of Directors.

Our Bylaws provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders’ meeting stockholder actions which are favored by the holders of a substantial amount, or even a majority, of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

Our Certificate of Incorporation also authorizes the issuance of 50,000,000 shares of preferred stock, which our Board of Directors may issue without stockholder approval. See “—Preferred Stock.” Thus, subject to the limitations under the 1940 Act, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Delaware’s corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s Certificate of Incorporation or Bylaws, unless a corporation’s Certificate of Incorporation or Bylaws requires a greater percentage. Under our bylaws, the affirmative vote of the holders of at least 66-2/3% of the shares of our capital stock entitled to vote is required to amend or repeal any of the provisions of our Bylaws. Moreover, under Delaware law, generally, a majority of the shares of our capital stock issued and outstanding and entitled to vote will be able to amend our Certificate of Incorporation. However, the vote of at least 66-2/3% of the shares of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Certificate of Incorporation pertaining to the Board of Directors, limitation of liability, indemnification, stockholder action or amendments to the Certificate of Incorporation. The stockholder vote with respect to our Certificate of Incorporation or Bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series preferred stock that might be outstanding at the time any such changes are submitted to stockholders. In addition, our Certificate of Incorporation permits our Board of Directors to amend or repeal our Bylaws by a majority vote.

To convert us to an open-end investment company, to liquidate and dissolve us, to merge or consolidate us with any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as described in this prospectus or to amend any of the provisions discussed herein, our Certificate of Incorporation requires the approval of (i) the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) at least (A) a majority of the “continuing directors” and (B) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. As part of any such conversion, substantially all of our investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of conversion, the common shares would cease to be listed on any national securities exchange or market system. Stockholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. You should assume that it is not likely that our Board of Directors would vote to convert us to an open-end fund.

For the purposes of calculating “a majority of the outstanding voting securities” under our Certificate of Incorporation, each class and series of our shares will vote together as a single class, except to the extent required by the 1940 Act or our Certificate of Incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

Item 12. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the 1933 Act. The Bylaws of the Company provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred will include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition.

The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advancement of expenses are subject to the requirements of the 1940 Act to the extent applicable.

Furthermore, the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Item 13. Financial Statements and Supplementary Data.

The Company’s financial statements for the period from commencement of operations April 1, 2006 to December 31, 2006, appearing on pages F-1 through F-25 hereof, are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Since we commenced operations, there has been no change in the independent accountants engaged as the principal accountant to audit our financial statements.

Item 15. Financial Statements and Exhibits.

(a) List of financial statements filed.

Our financial statements appear at the end of this Registration Statement. Please see the table of contents to the financial statements on page F-1.

(b) Exhibits.

See the Exhibit Index following the signature page of this Registration Statement, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PLAINFIELD DIRECT INC.

By:	/s/ KAREN DYKSTRA
Name:	Karen Dykstra
Title:	Chief Financial Officer

Date: May 1, 2007

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Incorporation of the Company.

3.2*	By-laws of the Company.

10.1*	Investment Management Agreement by and between the Company and Plainfield Asset Management LLC.

10.2*	Administrative Services Agreements by and between the Company and Plainfield Asset Management LLC.

10.3*	Credit Facility Agreement.

10.4*	Sub-Administration and Accounting Services Agreement with Spectrum Global Fund Administration LLC.

10.5*	Trademark License Agreement between the Company and Plainfield Asset Management LLC.

10.6*	Custodian Agreement.

21	List of Subsidiaries.

*	To be filed by amendment

PLAINFIELD DIRECT LLC

*	Commencement of operations.

Report of Independent Registered Public Accounting Firm

To the stockholders of Plainfield Direct LLC:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations, of changes in net assets and of cash flows present fairly, in all material respects, the financial position of Plainfield Direct LLC (the “Company”) at December 31, 2006, and the results of its operations, the changes in its net assets and its cash flows for the period from April 1, 2006 (commencement of operations) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York

April 25, 2007

PLAINFIELD DIRECT LLC

STATEMENT OF ASSETS AND LIABILITIES

December 31, 2006

ASSETS
Investments at fair value
Non-affiliate (a) investments (Cost $333,059,499)	$338,386,204
Affiliate (b) investments (Cost $86,906,192)	98,763,349
Control (c) investments (Cost $194,347,307)	205,767,176

Total investments (Cost $614,312,998)	642,916,729
Cash and cash equivalents	110,237,684
Collateral held at brokers	39,281,329
Receivable for investment securities sold	14,704,982
Interest and other receivables	9,189,020
Receivable from affiliates	343,662
Unrealized appreciation on swaps	254,839

Total Assets	$816,928,245

LIABILITIES
Unrealized depreciation on swaps	$5,511,371
Payable for investment securities purchased	83,285,808
Payable to broker	19,180,025
Deferred fee income	1,900,463
Accounts payable and accrued expenses	823,322
Payable to affiliates	212,674
Other payables	794,730

Total Liabilities	$111,708,393

NET ASSETS
Net capital paid in	$656,039,291
Accumulated undistributed net investment income	17,628,030
Accumulated net realized gain on sale of investments	8,205,332
Net unrealized appreciation on investments	23,347,199

Total Net Assets	$705,219,852

Total Liabilities and Net Assets	$816,928,245

(a)	Investments other than those described in (b) and (c) below.
(b)	Portfolio Investments are considered “Affiliate Investments” if we own more than 5% but less than 25% of the company’s total common stock outstanding as defined by the Investment Company Act of 1940.
(c)	Portfolio Investments are considered “Control Investments” if we own more than 25% of the company’s total common stock outstanding as defined by the Investment Company Act of 1940.

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

STATEMENT OF OPERATIONS

Period from April 1, 2006 (Commencement of Operations) to December 31, 2006

INVESTMENT INCOME
From non-affiliate (a) investments:
Interest from non-affiliate investments	$11,441,124
Interest from cash and cash equivalents	3,754,733
Fee Income	233,253
Dividends	97,340

Total investment income from non-affiliate investments	15,526,450

From affiliate (b) investments:
Interest from affiliate investments	2,517,047
Fee income	7,682

Total investment income from affiliate investments	2,524,729

From control (c) investments:
Interest from control investments	2,245,139
Fee income	42,076

Total investment income from control investments	2,287,215

Total investment income	20,338,394

EXPENSES
Professional fees	1,355,717
Organizational costs	505,000
Administration costs	302,053
Research fees	178,885
Trade management fees	121,159
Other	247,550

Total expenses	$2,710,364

NET INVESTMENT INCOME	$17,628,030

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net realized gains (losses):
Net realized (losses) from non-affiliate investment transactions and option contracts written	$(395,349)
Net realized gains from affiliate investment transactions	1,124,631
Net realized gains from control investment transactions	853,843
Net realized gains from swap transactions	6,622,207

Net realized gains from investments	8,205,332

Net unrealized gains (losses):
Investment transactions from non-affiliate investments	5,326,705
Investment transactions from affiliate investments	11,857,157
Investment transactions from control investments	11,419,869
Investments in swap transactions	(5,256,532)

Net unrealized gains from investments	23,347,199

Net realized and unrealized gains on investments	31,552,531

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$49,180,561

(a)	Investments other than those described in (b) and (c) below.
(b)	Portfolio Investments are considered “Affiliate Investments” if we own more than 5% but less than 25% of the company’s total common stock outstanding as defined by the Investment Company Act of 1940.
(c)	Portfolio Investments are considered “Control Investments” if we own more than 25% of the company’s total common stock outstanding as defined by the Investment Company Act of 1940.

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

STATEMENT OF CHANGES IN NET ASSETS

Period from April 1, 2006 (Commencement of Operations) to December 31, 2006

Increase in net assets
From operations
Net investment income	$17,628,030
Net realized gain on investments	8,205,332
Net unrealized gain on investments	23,347,199

Net increase in net assets resulting from operations	49,180,561

From capital transactions
Stockholder subscriptions	658,281,167
Stockholder redemptions	(2,241,876)

Increase in net assets resulting from capital transactions	656,039,291

Total increase in net assets	$705,219,852

Net assets, April 1, 2006	—

Net assets, December 31, 2006	$705,219,852

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

STATEMENT OF CASH FLOWS

Period from April 1, 2006 (Commencement of Operations) to December 31, 2006

OPERATING ACTIVITIES
Net increase in net assets resulting from operations	$49,180,561
Adjustments to reconcile net increase in net assets resulting from operations
Net realized gain on investments	(1,583,125)
Net unrealized gain on investments	(23,347,199)
Accretion of discount on debt investments	(748,516)
Payment in kind income	(3,332,073)
Proceeds from sale of investments	115,877,372
Purchases of investments	(507,265,132)
Principal repayments	33,547,529
Increase in receivable for investment securities sold	(14,704,982)
Increase in receivable from affiliates	(343,662)
Increase in payable to affiliates	212,674
Increase in payable to broker	19,180,025
Increase in payable for investment securities purchased	83,285,808
Changes in operating assets and liabilities
Interest and other receivables	(9,189,020)
Collateral held at broker	(39,281,329)
Deferred fee income	1,900,463
Other payables	794,730
Accounts payable and accrued expenses	823,322

Net cash used in operating activities	$(294,992,554)

FINANCING ACTIVITIES
Stockholder subscriptions	$407,472,114
Stockholder redemptions	(2,241,876)

Net cash provided by financing activities	$405,230,238
CHANGE IN CASH AND CASH EQUIVALENTS	$110,237,684
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$110,237,684

Non-cash financing activities consist of contributions in kind of $250,809,053.

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

SCHEDULE OF INVESTMENTS

DECEMBER 31, 2006

Name	Industry Sector	Maturity	LIBOR Spread	Fixed Rate	Face Value/ Shares	Fair Value
Non-Affiliate Investments—48.0%

First Lien Debt—24.9%
1001 Howard Properties	Real Estate	11/1/2010	N/A	19.00%	$27,630,028	$27,887,673
Air Evac EMS, Inc.	Heath Care	3/31/2012	3.00%	N/A	1,488,750	1,498,055
Atkins Nutritionals	Food and Personal Products	12/31/2010	5.00%	N/A	11,847,212	10,899,435
Baker Tanks, Inc.	Energy Equipment and Services	11/22/2012	2.50%	N/A	4,455,000	4,484,238
Butler Animal Health Supply, LLC	Heath Care	6/13/2012	2.75%	N/A	3,940,000	3,954,775
Cavtel Holdings LLC	Diversified Telecom	3/24/2012	4.50%	N/A	6,977,506	7,003,672
CEI Holdings, Inc (Cosmetic Essence)	Food and Personal Products	12/1/2009	3.50%	N/A	2,660,353	2,660,353
Central Illinois Energy	Utilities	4/3/2014	10.00%	N/A	1,000,000	1,000,000
Checkers Drive-In	Restaurants	4/28/2013	2.75%	N/A	3,050,081	5,083
Checkers Drive-In	Restaurants	6/20/2011	4.25%	N/A	5,449,919	5,459,002
Custom Builders	Construction Materials	9/2/2011	2.25%	N/A	5,172,269	5,172,269
Dana DIP	Automobiles and Components	3/3/2008	2.25%	N/A	5,000,000	5,006,250
DHS Drilling	Energy Equipment and Services	5/4/2012	3.00%	N/A	1,250,000	1,246,875
DHS Drilling	Energy Equipment and Services	5/4/2012	3.00%	N/A	3,740,000	3,730,650
Eaglepicher Holdings	Automobiles and Components	12/30/2010	4.50%	N/A	4,975,000	4,981,219
Global Health Exchange	Heath Care	3/3/2009	2.50%	N/A	4,962,500	4,974,906
IAP	Capital Goods	12/30/2010	3.00%	N/A	2,970,000	2,925,450
JG Wentworth	Exotic Finance	4/12/2011	3.50%	N/A	12,000,000	12,150,000
JW Holdings	Metals and Mining	4/12/2011	3.50%	N/A	15,000,000	15,037,500
Kenan Advantage	Retailing	12/16/2012	3.00%	N/A	6,586,756	6,636,157
LVI Services	Environmental	11/30/2012	3.25%	N/A	3,960,000	3,692,700
Maritime Logistics US Holding	Transportation	11/8/2011	4.50%	N/A	8,307,692	8,307,692
PaeTec Communications	Diversified Telecom	6/7/2012	3.50%	N/A	3,482,500	3,499,913
Panavision	Consumer Durables and Apparel	3/30/2013	2.75%	N/A	1,295,738	1,305,456
Prairie Wave Term Loan A	Diversified Telecom	6/30/2012	4.00%	N/A	1,481,250	1,484,953
Prairie Wave Term Loan B	Diversified Telecom	6/30/2012	4.00%	N/A	1,481,250	1,484,953
Revere	Metals and Mining	12/14/2010	3.00%	N/A	2,970,698	2,955,844

Name	Industry Sector	Maturity	LIBOR Spread	Fixed Rate	Face Value/ Shares	Fair Value
Solidus (Pay By Touch)	Computer Software, Services, Hardware and Equipment	9/18/2008	N/A	10.00%	$4,122,900	$3,815,007
Spacehab	Capital Goods	10/15/2007	N/A	8.00%	6,484,000	5,900,440
Tuckahoe	Real Estate	10/20/2025	N/A	9.31%	14,276,620	14,229,031
United Central Industrial Supply Company	Commercial Services and Supplies	4/27/2013	3.00%	N/A	2,487,500	2,499,938

First Lien Debt Total						$175,889,489

Second Lien Debt—12.6%
Caprock	Diversified Telecom	2/1/2013	7.25%	N/A	$15,000,000	$14,737,500
Caprock 2nd	Diversified Telecom	2/1/2013	7.25%	N/A	4,858,108	4,773,091
CDX Gas	Oil and Gas Exploration and Production	3/31/2013	5.25%	N/A	6,000,000	6,045,000
Cequel Communications	Cable	5/5/2014	6.00%	N/A	5,198,726	5,198,726
Checkers Drive-In	Restaurants	6/20/2011	8.75%	N/A	2,000,000	2,003,333
Custom Builders	Construction Materials	4/2/2012	5.00%	N/A	2,500,000	2,487,500
Deluxe Entertainment	Consumer Durables and Apparel	7/28/2011	8.25%	N/A	1,000,000	1,035,000
Global TelLink	Diversified Telecom	6/2/2012	12.00%	N/A	5,114,712	5,114,712
LSP Gen Finance	Utilities	3/27/2014	3.50%	N/A	4,000,000	4,050,000
PA Meadows LLC	Casino Land and Racetracks	12/31/2011	6.00%	N/A	16,000,000	16,180,000
PaeTec Communications	Diversified Telecom	6/7/2013	7.50%	N/A	1,500,000	1,526,250
Recycled Paper Greetings	Commercial Services and Supplies	2/5/2012	8.00%	N/A	10,641,947	10,556,326
Resolute Aneth	Oil and Gas Exploration and Production	4/13/2012	5.00%	N/A	10,000,000	10,050,000
Wide Open West	Diversified Telecom	5/1/2014	5.50%	N/A	1,000,000	1,010,000
Wire Rope	Metals and Mining	6/17/2011	7.75%	N/A	4,000,000	4,100,000

Second Lien Debt Total						$88,867,438

Common Equity—1.2%
Atkins Nutritionals	Food and Personal Products				884,836	$44,242
Covanta Holding Corp	Utilities				10,000	220,400
Friedman’s	Retailing				416,500	7,362,064
Puradyn	Automobiles and Components				100,000	58,000
Spacehab Inc	Capital Goods				150,000	97,650
United Site Services	Commercial Services and Supplies				10,000	1,000,000

Common Equity Total (c)						$8,782,356

Preferred Equity—1.8%
Solidus (Pay By Touch)	Computer Software, Services, Hardware and Equipment				2,691,457	$12,340,768
Ze-Gen, Inc. Series A Preferred Stock	Utilities				100,000	100,000

Preferred Equity Total (c)						$12,440,768

Unsecured/Subordinated Debt—6.2%
East Cameron Gas	Oil and Gas Exploration and Production	7/9/2019	N/A	11.25%	$10,000,000	$9,933,333
Friedman’s	Retailing	12/9/2010	N/A	8.00%	1,178,009	1,171,250
Movida Communications, Inc.	Wireless Telecom	11/30/2011	N/A	7.00%	22,000,000	22,000,000
Solidus (Pay By Touch)	Computer Software, Services, Hardware and Equipment	9/18/2012	N/A	11.09%	555,000	616,727
USS Merger Co	Commercial Services and Supplies	6/29/2014	N/A	12.00%	10,000,000	9,850,000

Unsecured/Subordinated Debt Total						$43,571,310

Name	Industry Sector	Maturity	LIBOR Spread	Fixed Rate	Face Value/ Shares	Fair Value
Warrants—1.0%
Puradyn	Automobiles and Components				400,000	$78,080
Solidus (Pay By Touch)	Computer Software, Services, Hardware and Equipment				1,296,187	4,596,055
Solidus (Pay By Touch)—Attached to convertible debt	Computer Software, Services, Hardware and Equipment				558,000	1,198,264
Solidus (Pay By Touch)—Attached to preferred stock	Computer Software, Services, Hardware and Equipment				227,069	861,444

Warrants Total						$6,733,843

Index Options—0.3%
S&P 500 Put, 1275, June 2007					50	$55,000
S&P 500 Put, 1225, December 2007					700	1,120,000
CBOE SPX Volatility Index Call, 12.5, February 2007					2,000	330,000
CBOE SPX Volatility Index Call, 10.0, May 2007					500	275,000
CBOE SPX Volatility Index Call, 13.0, May 2007					1,000	321,000

Index Options Total						$2,101,000

Total Non-Affiliate Investments (Cost $333,059,499)						$338,386,204

Affiliate Investments—14.0% (a)

First Lien Debt—2.8%
American Gaming	Hotels and Leisure	12/22/2011	4.00%	N/A	$5,750,000	$5,750,000
American Gaming	Hotels and Leisure	12/22/2011	9.50%	N/A	2,500,000	2,500,000
Pen Holdings Inc	Oil, Gas and Coal Fuels	11/17/2013	N/A	6.50%	10,844,913	10,927,896
Schuff Steel	Steel	6/1/2008	N/A	10.50%	354,000	359,900

First Lien Debt Total						$19,537,796

Common Equity—9.8%
Globe Metallurgical	Metals and Mining				1,390,581	$7,717,725
Ormet Corp	Metals and Mining				155,348	18,163,288
Ormet Corp Residual Claim Caruso Stub	Metals and Mining				403,000	1,612
Ormet Corp Residual Claim Bond Stub	Metals and Mining				11,875,000	59,375
Schuff International	Steel				328,300	5,298,762
Schuff International—Restricted	Steel				1,250,000	18,561,000
Solsil	Metals and Mining				330	19,379,296

Common Equity Total (c)						$69,181,058

Unsecured/Subordinated Debt—1.4%
American Gaming	Hotels and Leisure	12/22/2011	N/A	15.00%	$3,000,000	$3,000,000
Elk Horn	Oil, Gas and Coal Fuels	1/1/2014	N/A	6.50%	4,638,780	4,588,527
Elk Horn	Oil, Gas and Coal Fuels	1/1/2014	N/A	6.50%	2,482,866	2,455,968

Unsecured/Subordinated Debt Total						$10,044,495

Total Affiliate Investments (Cost $86,906,192)						$98,763,349

Name	Industry Sector	Maturity	LIBOR Spread	Fixed Rate	Face Value/ Shares		Fair Value
Control Investments—29.2% (b)

First Lien Debt—5.2%
Transload America	Environmental	3/23/2011	N/A	12.00%	$21,062,931		$21,350,042
Havana Club Enterprises, LLC	Hotels and Leisure	9/1/2009	N/A	12.00%	3,163,514		3,084,792
Westside Transload	Environmental	1/9/2011	N/A	13.00%	5,457,263		5,329,857
Wyoming Entertainment LLC	Hotels and Leisure	9/15/2011	N/A	11.00%	6,637,500		6,786,811

First Lien Debt Total							$36,551,502

Common Equity—21.5%
Oneida Entertainment (d)	Hotels and Leisure				(d	)	$27,995,172
Plainfield Finance (d)	Diversified Finance				(d	)	6,836,975
Plainfield Gaming (d)	Hotels and Leisure				(d	)	710,060
Plainfield Gaming III (d)	Hotels and Leisure				(d	)	4,016,529
Plainfield Milagro (d)	Oil and Gas Exploration and Production				(d	)	6,214,805
Plainfield Offshore Holdings II (d)	Diversified Finance				(d	)	20,569,813
Plainfield Offshore Holdings IV (d)	Diversified Finance				(d	)	180,045
Plainfield Offshore Holdings IX (d)	Metals and Mining				(d	)	13,254,953
Plainfield Offshore Holdings XI (d)	Diversified Finance				(d	)	53,075,185
Plainfield Racing (d)	Hotels and Leisure				(d	)	6,374,983
Palmetto Holdings Pvt	Metals and Mining				$30,000		3,000,000
Transload America	Environmental				448,198		9,048,922

Common Equity Total (c)							$151,277,442

Preferred Equity—1.3%
Transload America	Environmental				464,004		$9,368,038

Preferred Equity Total (c)							$9,368,038

Unsecured/Subordinated Debt—1.2%
Oneida Entertainment (d)	Hotels and Leisure	N/A	N/A	13.00%	$3,800,000		$3,758,007
Plainfield Offshore Holdings XI (d)	Diversified Finance	N/A	N/A	10.00%	4,800,000		4,812,187

Unsecured/Subordinated Debt Total							$8,570,194

Total Control Investments (Cost $194,347,307)							$205,767,176

Total Investments (Cost $614,312,998)							$642,916,729

(a)	Portfolio Investments are considered “Affiliate Investments” if we own more than 5% but less than 25% of the company’s total common stock outstanding as defined by the Investment Company Act of 1940.
(b)	Portfolio Investments are considered “Control Investments” if we own more than 25% of the company’s total common stock outstanding as defined by the Investment Company Act of 1940.
(c)	All Common Equity and Preferred Equity securities are non-income producing and are generally restricted.
(d)	Plainfield Direct LLC holds a 100% equity interest in this company. See footnote 5 for a detailed breakout of securities held by this company.

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization

Plainfield Direct LLC (which is referred throughout this report as “the Company,” “we,” and “us”) is an externally managed non-diversified closed-end management investment company. The Company was organized under the laws of Delaware and was formed as a limited liability company in December 2005. The Company commenced operations on April 1, 2006.

The Company engaged Plainfield Asset Management LLC (“the Investment Manager”) to manage and invest the Company’s assets under the terms of the Investment Management Agreement dated April 1, 2006.

Under an accounting administration agreement dated June 19, 2006, the Company appointed Spectrum Global Fund Administration LLC and Spectrum Global Fund Administration (Cayman) (together, the “Fund Accountant”) as the external accounting administrator of the Company. Prior to June 19, 2006 through commencement of operations, the Fund Accountant acted as the accounting administrator of the Company under an agreement with the Plainfield Special Situations Master Fund which was the Company’s sole equityholder at the time. The Fund Accountant performs various administrative services for the Company.

The Company expects to make the election to be regulated as a Business Development Company (“BDC”) under the Investment Company Act of 1940 (“The 1940 Act”) which will place certain limitations on the investments the Company can hold in our portfolio. The Company invests primarily in direct loans to and investments in private (and to a lesser extent, public) middle-market companies located in the United States. The Company’s investment objective is to provide a combination of current income and capital appreciation.

The Company invests throughout the capital structure of these companies, including first lien bank debt, second lien loans, mezzanine debt with warrants, and direct equity investments or co-investments with third parties. Occasionally this approach can include options, warrants, credit derivatives, high-yield bonds, trade claims, distressed debt and structured securities. The Company’s focus is to generate current income through these investments, and also seek capital appreciation. The Company anticipates that its investments will be in newly-negotiated transactions as well as in assets acquired in the secondary market. The Company may also invest opportunistically in other types of investments, including securities and derivatives of public companies.

The Company has two equityholders, Plainfield Special Situations Master Fund Limited (“PSSMF”) and Plainfield Direct Master Fund Limited (“PDMF”). The value of each equityholder’s interest in the Company as of December 31, 2006 is as follows:

	Net Assets	% of Net Assets
Plainfield Special Situations Master Fund Limited	$465,282,369	66%
Plainfield Direct Master Fund Limited	239,937,483	34%

Total Net Assets	$705,219,852	100%

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Under the investment company rules and regulations pursuant to Article 6 of Regulation S-X and the AICPA Audit and Accounting Guide for Investment Companies, the Company is precluded from consolidating any entity other than another investment company. Accordingly, the Company does not consolidate ten wholly-owned portfolio companies. Investments in wholly-owned portfolio companies are carried at fair value.

The books and records of the Company are maintained in U.S. dollars.

Accounting for Transactions

Security, derivative, contractual and financing transactions are recorded on a trade date/contract date basis.

Bank loans and structured loans, such as revolving credit agreements, are recorded on the statement of assets and liabilities as a component of investments owned, net of the amount received relating to the unfunded portion of the related revolving credit agreement. For revolving credit agreements where an initial commitment fee is received, such amount is recorded as a component of deferred fee income and amortized to income over the life of the related credit agreement. Total amortization of deferred fee income for the period ended December 31, 2006 was $157,921.

Valuation of Investments

The Company’s Investment Manager values its investments on a monthly basis. In addition, on a quarterly basis, certain investments are evaluated by an independent valuation firm. The Investment Manager determines in good faith the fair value of portfolio investments pursuant to its valuation procedures described below. Many of the Company’s investments are illiquid. As a result, there is typically no readily available market value for the majority of the investments in the Company’s portfolio.

There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each asset while employing a consistently applied valuation process. In making fair value determinations, the Investment Manager will generally use the following guidelines. Each individual investment will be valued and unrealized depreciation will be recorded for an investment that we believe has decreased in value, including where collection of a loan or realization of an equity security is doubtful or when the enterprise value of the company does not currently support the cost of the Company’s debt or equity investment. The Company will likewise record unrealized appreciation if the results of the analyses described below indicate that such investment has increased in value. Without a readily available market value and because of the inherent uncertainty of valuation, the fair value of investments determined in good faith may differ materially from the values that would have been used had a ready market existed for the investments.

For investments where a market price is readily available:

Investments that are listed on an exchange (whether domestic or foreign), including the NASDAQ National Market, and are freely transferable, are valued at their last sale price on such exchange during the regular or primary trading session on the date of determination or “official closing price” (if applicable), or, if no sales occurred on such date, at the midpoint of the “bid” and the “asked” price at the close of business on such day. Loans or investments traded over the counter and not listed on an exchange, and that are freely transferable, are valued at the last sale price on the date of determination, or, if no sales occurred on such day, at the midpoint of the “bid” and the “asked” price at the close of business on such day. Options that are listed on a national options exchange are valued at their last sale price on the principal market on which such options will have traded on such date; provided, however, that if the last sale price of such options does not fall within the last “bid” and “asked” price for such options on such date, the options will be valued at the midpoint of the last “bid” and “asked” price for such options on such date as determined by the Investment Manager. The market value of a commodity future, forward or similar contract or any option on any such instrument traded on an exchange will be the most recent available closing quotation on such exchange. As of December 31, 2006, investments totaling approximately $273.1 million were valued using a readily available market price.

Credit default swaps and interest rate swaps are valued at estimated fair value based on a pricing model that utilizes quoted inputs, including among other things, yield curves.

Unrealized appreciation and depreciation on total return swaps represents the change in fair value of the underlying reference assets. Fair value of reference assets related to swaps is measured using the methodology described above.

In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (SFAS) 157, “Fair Value Measurements”, the Company does not adjust quoted prices for blockage factors when valuing financial instruments.

Notwithstanding the foregoing, if in the reasonable judgment of the Investment Manager, the price for any securities held by the Company and determined in the manner described above does not accurately reflect the fair value of such security, the Investment Manager will value such security at a price that reflects such security’s fair value.

For investments where a market price is not readily available:

Investments that are not publicly traded and whose market prices are not readily available are valued at fair value as determined in good faith by the Investment Manager and, where appropriate, an independent valuation firm, under a valuation policy and a consistently applied valuation process. The Investment Manager performs a valuation review on a monthly basis which includes the update of internal models and review of any material events impacting the portfolio company. Additionally, on a quarterly basis, an independent valuation firm reviews the Investment Manager’s fair valuation for investments equal to or in excess of the lesser of (i) $4 million and (ii) 1% (one percent) of the Company’s net assets. For investments reviewed by and independent valuation firm, the Investment Manager works with the independent valuation firm to come to a consensus on fair value.

Investments where a market price is not readily available are reviewed and valued by the Investment Manager using one or more of the following types of financial and credit analyses, including the income approach, the market comparable approach, and the transaction approach. The choice of analyses, and the weight assigned to factors within the approaches, may vary across investments and may change within an investment if events occur that warrant such a change. The following is an explanation of some of these review and valuation methods:

•

The income approach utilizes the discounted cash flow, or DCF, method of valuation and includes a terminal value/exit multiple. The present value resulting from this analysis will then be discounted to reflect the illiquid nature of the investment. Where applicable, other factors such as a minority, or non-control position are considered.

•

The market comparable approach examines publicly traded companies within the same industry as the portfolio company’s business. Market derived multiples based upon such measures as earnings, book value, cash flow and revenues are typically applied to the appropriate indicators of the portfolio company’s business to determine a value.

•

The transaction approach examines valuations determined in connection with acquisitions of either publicly traded or privately held companies within the same industry as the portfolio company. In addition, when an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Company uses the pricing indicated by the external event to test or corroborate its valuation.

Other information that is used with these methods, where relevant, to value an investment may include analysis of the company’s profitability and performance against projections, default or bankruptcy, transactions in such securities or similar securities, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company operates, comparisons of financial ratios of peer companies that are public, appraisals, material changes in interest rates impacting fixed rate debt, book value, replacement cost, or other factors deemed applicable. As of December 31, 2006, investments totaling approximately $369.8 million were fair valued by the Investment Manager.

Income and Expense Recognition

•

The Company measures realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

•	Realized gains and losses on security transactions are determined using the “First In, First Out” method.

•

Interest income, including the amortization of premium and accretion of discount, is recorded on an accrual basis to the extent that such amounts are earned and expected to be collected. Dividends are recorded on the ex-dividend date for common equity securities and on an accrual basis for preferred equity securities to the extent that such amounts are earned and expected to be collected. The Company stops accruing for interest or dividend on its investments when there is sufficient reason to believe that interest or dividends are no longer collectible. Loan origination fees, original issue discount, and market discount or premiums are capitalized and then amortized or accreted as interest income over the life of the respective security. The amortized cost of investments represents the original cost adjusted for the accretion of discounts and amortizations of premium on bonds. Upon any prepayment of a loan or debt security, any unamortized loan origination fees are recorded as income.

•

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in management’s judgment, are likely to remain current. As of December 31, 2006, no loans were in non-accrual status.

•

Deferred income relates primarily to commitment fees received in exchange for the extension of credit facilities. The Company amortizes deferred fee income over the life of the related credit facility using the straight line method which approximates the effective interest method.

Income Taxes

As a limited liability company, the Company itself is not subject to U.S. federal income taxes; each equityholder is individually liable for income taxes, if any, on its interest in the Company’s net taxable income. The Company’s proportionate share of interest, dividends and other income realized by the Company from non-U.S. sources and capital gains realized on the sale of securities of non-U.S. issuers may be subject to withholding and other taxes levied by the jurisdiction in which the income is sourced. As of December 31, 2006, the Company had no investments in non-U.S. issuers.

Cash and Cash Equivalents

Highly liquid investments with a maturity of 90 days or less at the date of purchase are classified as cash equivalents.

Collateral Held at Brokers

Collateral held at brokers represents cash collateral held by the Company’s brokers and various counterparties, which earns interest at a negotiated rate and is pledged for total return swap transactions. As of December 31, 2006, the Company had $39,281,329 in collateral held with brokers.

Payment–in–Kind Interest

The Company has loans in its portfolio that contain a payment-in-kind (“PIK”) provision. PIK represents contractual interest that is accrued at the contractual rate specified in each loan agreement. PIK interest is added to the principal loan balance and recorded as interest income. It generally becomes due at maturity. PIK interest is not accrued if the portfolio company valuation indicates that the PIK interest is not collectible.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 affirms the requirement of other FASB Statements that the fair value of a position in a financial instrument that trades in an active market should be measured as the product of the quoted price for the individual instrument times the quantity held. The quoted price should not be adjusted because of the size of the position relative to trading volume (a blockage factor). This provision of SFAS 157 will have no effect on the Company as it has not adjusted quoted prices for blockage factors when valuing financial instruments. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect that the adoption of SFAS 157 will have a material impact on its financial position or results of operations.

Note 3. Capital

As of December 31, 2006, the Company had two equityholders, PSSMF, the larger equityholder, and PDMF. Both equityholders are also externally managed by the Investment Manager.

During the period from April 1, 2006 to October 2, 2006, $250,809,053 in direct loans and investments previously owned by PSSMF were transferred, together with $175,542,164 in cash, by PSSMF to the Company, as equity capital contributions into the Company. These transfers occurred at fair value (excluding brokerage fees and commissions) determined in accordance with the Company’s and PSSMF’s investment valuation policies, which are substantially the same. All security transfers that occurred when the Company was 100% owned by PSSMF were treated as transfers between entities under common control in accordance with GAAP. Upon transfer, the Company recognized the fair value of these securities in two pieces. First, for all transferred securities, the Company retained PSSMF’s historical cost basis as the initial basis of the assets. Second, all unrealized gains and losses on transferred securities recognized to the date of contribution by PSSMF were assumed by the Company and were recognized on the statement of operations. From July 1, 2006 through October 2, 2006, the Company also received cash subscriptions of $231,929,950 from new investors in PDMF, the Company’s other current equityholder. The Company has been closed to investors since October 2, 2006.

As of December 31, 2006, PSSMF owned approximately 66% of the Company’s equity interests while PDMF owned approximately 34% of our equity interests.

During the period April 1, 2006 to December 31, 2006, the equityholders redeemed $2,241,876 to cover fees and expenses they incurred.

Note 4. Derivative Instruments

At December 31, 2006, unrealized appreciation on swaps was $254,839 and unrealized depreciation on swaps was $5,511,371, all of which was related to total return swaps, credit default swaps and interest rate swaps held by the Company. Interest and other income receivable and fees payable on swaps are included as components of unrealized appreciation on swaps and unrealized depreciation on swaps in the statement of assets and liabilities.

Total Return Swaps

As part of its investment strategy, the Company utilizes debt financing to create leveraged investments. As of December 31, 2006, the Company’s sole method of raising debt financing was through the use of total return swaps. A total return swap is a customized derivative instrument that entitles the Company to certain payments on the gain or loss on the value of an underlying security or securities, referred to as the reference asset or assets. The economic intent of the swap arrangements is to pass on the investment returns experienced in the reference asset portfolios to the Company.

Under a total return swap, the counterparty agrees to acquire the reference asset either directly from the Company, or from a third party at the direction of the Company. The Company in turn enters into an agreement in which the counterparty agrees to pay the Company the total return (e.g., cash flow stream and capital gains) of the notional amount of the reference asset. In exchange, the counterparty receives from the Company a stream of interest payments (typically LIBOR based) and any capital depreciation on the notional amount of the reference asset. The Company also posts cash collateral with the counterparty. The Company has typically been required to post cash collateral equal to approximately 25% of the fair value of the reference asset in order to obtain the total return on the asset. The net effect is the remaining 75% of notional value of the reference asset is effectively embedded debt financing. The Company has entered into swap agreements with large commercial and investment banks that have investment grade ratings.

The swaps are marked to market and an unrealized gain (loss) is recorded at each valuation date. The Company records a realized gain (loss) when a reference asset is sold. Each swap is net settled monthly with any excess of cash interest received, including other miscellaneous executing and transaction costs, over swap financing fees paid to the Company.

As of December 31, 2006, the Company received the economic return on reference assets with an aggregate notional amount of $117,468,989 from three counterparties as follows:

Name	Reference Asset Value	Industry Sector	Maturity	Asset Class	LIBOR Spread
Deutsche Bank Total Return Swaps:
Collins & Aikman	$1,180,520	Automobiles and Components	8/19/10	1st Lien Debt	3.00%
Commonwealth Brands	1,004,584	Tobacco	12/22/12	1st Lien Debt	2.25%
Rexair LLC	707,930	Food and Personal Products	6/20/10	1st Lien Debt	4.25%
Yonkers Raceway	3,183,778	Hotels and Leisure	8/12/11	1st Lien Debt	3.50%
Yonkers Raceway	1,938,755	Hotels and Leisure	8/12/11	1st Lien Debt	3.50%
Covanta	15,313,461	Utilities	6/24/13	2nd Lien Debt	5.50%
Panavision	2,203,953	Consumer Durables and Apparel	3/30/14	2nd Lien Debt	7.00%
QCE LLC (Quiznos)	5,085,882	Restaurants	11/5/13	2nd Lien Debt	5.75%

Total Deutsche Bank	$30,618,863

Name	Reference Asset Value	Industry Sector	Maturity	Asset Class	LIBOR Spread
Barclays Bank Total Return Swaps:
Air Evac Ems, Inc.	$15,025	Health Care	3/31/12	1st Lien Debt	3.00%
Baker Tanks, Inc.	973	Energy Equipment and Services	11/22/12	1st Lien Debt	2.50%
Butler Animal Health Supply, LLC	2,754	Heath Care	6/13/12	1st Lien Debt	2.75%
Cavtel Holdings LLC	21,576	Diversified Telecom	3/24/12	1st Lien Debt	4.50%
CCS Medical, Inc	3,574	Health Care	10/19/12	1st Lien Debt	3.25%
CEI Holdings, Inc (Cosmetic Essence)	12,857	Food and Personal Products	12/1/09	1st Lien Debt	3.50%
Checksmart Financial Company	2,979,515	Diversified Financials	4/28/13	1st Lien Debt	2.75%
Clarke American Corp	4,011,033	Commercial Services and Supplies	12/8/12	1st Lien Debt	3.25%
Collins & Aikman DIP	340,814	Automobiles and Components	8/19/10	1st Lien Debt	3.00%
Covanta Energy Corporation LOC	2,082,706	Utilities	6/30/12	1st Lien Debt	2.25%
Covanta Energy Corporation	1,485,417	Utilities	6/30/12	1st Lien Debt	2.25%
Deluxe Entertainment Services Group	888,264	Consumer Durables and Apparel	1/27/13	1st Lien Debt	3.75%
Deluxe Entertainment Services Group	1,000,450	Consumer Durables and Apparel	1/27/13	1st Lien Debt	3.75%
DHS Drilling Comp	3,021	Energy Equipment and Services	5/4/10	1st Lien Debt	3.00%
Global Healthcare Exchange LLC	3,270	Health Care	3/3/10	1st Lien Debt	2.50%
Kenan Advantage Group Inc	190,937	Retailing	12/16/12	1st Lien Debt	3.00%
Prairiewave Communications Term A	34,154	Diversified Telecom	6/18/12	1st Lien Debt	4.00%
Prairiewave Communications Term B	35,086	Diversified Telecom	6/18/12	1st Lien Debt	4.00%
Revere Industries LLC	2,114	Metals and Mining	12/14/12	1st Lien Debt	3.00%
Solutia Inc DIP	5,179,311	Chemicals	7/15/09	1st Lien Debt	4.25%
Stallion Oilfield Services	184,877	Energy Equipment and Service	3/6/12	1st Lien Debt	3.25%
United Central Industrial Supply Company	7,170	Commercial Services and Supplies	4/27/13	1st Lien Debt	3.00%
CDX Funding LLC	5,308	Oil and Gas Exploration and Production	3/31/13	2nd Lien Debt	5.25%

Name	Reference Asset Value	Industry Sector	Maturity	Asset Class	LIBOR Spread
Covanta Energy Corporation	$9,653,255	Utilities	6/24/13	2nd Lien Debt	5.50%
Global Tel Link Corporation	46,581	Diversified Telecom	6/2/12	2nd Lien Debt	12.00%
Quintiles Transnational Corp.	2,343	Pharmaceuticals and Biotechnology	3/30/13	2nd Lien Debt	4.00%
Resolute Aneth	168,714	Oil and Gas Exploration and Production	4/13/2012	2nd Lien Debt	5.00%
Wideopenwest Finance, LLC	6,444	Diversified Telecom	5/1/2014	2nd Lien Debt	5.50%
United Site Services	213,334	Commercial Services and Supplies	6/29/14	Unsecured/ Subordinated	12.0%*

Total Barclays Bank	$28,580,877

Credit Suisse Capital Total Return Swaps
Macandrews Deluxe Holdings	$25,081,944	Consumer Durables and Apparel	7/28/11	1st Lien Debt	13.0%*
Cequel Communications	5,038,549	Cable	5/5/14	2nd Lien Debt	4.75%
RPG Acquisition	10,025,871	Commercial Services and Supplies	2/16/12	2nd Lien Debt	8.00%
Venoco Inc	10,104,407	Oil and Gas Exploration and Production	4/27/11	2nd Lien Debt	4.50%
Weststate Land Partners LLC	8,018,478	Real Estate	4/27/07	2nd Lien Debt	8.50%

Total Credit Suisse	$58,269,249

*	Fixed interest rate

Total return swaps are marked to market and an unrealized gain (loss) is recorded in the Company’s statement of assets and liabilities at each valuation date. In addition, the Company records a realized gain (loss) when a reference asset is sold. All periodic payments received under the swap agreements are recorded as a component of realized gain on swaps in the statement of operations.

Credit Default Swaps

The Company entered into credit default swap contracts during the period ended December 31, 2006. The buyer of a credit default swap is obligated to pay the seller a periodic stream of payments over the term of the contract in return for a contingent payment upon the occurrence of a credit event, with respect to an underlying reference obligation. Generally, a credit event means bankruptcy or failure to pay. If a credit event occurs, the seller typically must make a payment to the buyer, which is typically the par value (full notional value) of the reference obligation. The buyer in exchange must deliver, in the case of a cash settlement, a payment, or alternatively, in the case of physical delivery, the reference obligation. If the Company is a buyer on the credit default swap and no credit event occurs, the Company may lose its payments and recover nothing. As a seller, the Company receives a fixed rate of income throughout the term of the contract, provided that no credit event occurs. If a credit event occurs, the Company may pay the buyer the full notional value of the reference obligation.

As of December 31, 2006, the Company had five open credit default swaps. The Company was the buyer on all of these swaps (receiving protection on a total notional amount of $90 million).

Interest Rate Swaps

The Company enters into interest rate swaps to hedge interest rate exposures. An interest rate swap is a contractual agreement entered into between two counterparties under which each agrees to make periodic payment to the other for an agreed period of time based upon a notional amount of principal. Under the most common form of interest rate swap, a series of payments calculated by applying a fixed rate of interest to a notional principal amount is exchanged for a stream of payments similarly calculated but using a floating rate of interest. This is a fixed-for-floating interest rate swap. While hedging activities may mitigate the Company’s exposure to adverse fluctuations in interest rates, these hedging transactions may also limit our ability to participate in the benefits of lower interest rates with respect to portfolio investments.

As of December 31, 2006, the Company had two open fixed-for-floating interest rate swap contracts. Under each of these swaps, the Company pays a fixed rate of approximately 5.6% on a total notional amount of $35 million and receives a floating rate based on the three-month LIBOR rates. The effect of such contracts is to allow the Company to earn higher interest income in case interest rates increase.

Note 5. Wholly-Owned Portfolio Investments

As of December 31, 2006, the Company held 100% equity interests in ten portfolio companies. The Company makes investments in securities in accordance with its investment policies through these wholly-owned subsidiaries primarily for tax purposes. As of December 31, 2006, investments held by these companies were as follows:

Name	Industry Sector	Asset Class	Face Value/ Shares	Fair Value
Non-Affiliate Investments
American Racing Trackpower LLC	Hotels and Leisure	First Lien Debt – 15.0%, 1/11/11	$200,000	$200,000
Clear Lake Country Club	Real Estate	First Lien Debt – 12.5%, 3/1/09	3,850,000	3,860,263
Daniel Standen Individual	Capital Goods	First Lien Debt –10.0%, 11/10/09	500,000	500,000
John Rigas Individual	Capital Goods	First Lien Debt –10.0%, 11/10/09	1,500,000	1,500,000
Milagro	Oil and Gas Exploration and Production	First Lien Debt – 10.0%, 4/18/09	6,000,000	6,181,271
SP Colt Co-Investment LLC	Capital Goods	First Lien Debt – 10.0%, 11/10/09	4,000,000	4,000,000
XO Jets Inc	Transportation	First Lien Debt – 15.0%, 10/31/09	18,088,381	18,214,734
Airborne Tactical Advantage	Capital Goods	Unsecured/Subordinated – 10.0%, 4/1/07	$750,000	750,000

Name	Industry Sector	Asset Class	Face Value/ Shares	Fair Value
Milagro	Oil and Gas Exploration and Production	Common Equity	621	$6,280,267
Public Insight LP	Commercial Services and Supplies	Common Equity	180,000	180,000
RDCC	Insurance	Common Equity	156	—

Total Non-Affiliate Investments				$41,666,535

Affiliate Investments
Schuff International	Steel	Unsecured/Subordinated – 7.0%, 8/31/13	$15,000,000	$17,272,883
American Gaming Group LLC	Hotels and Leisure	Common Equity	285,714	4,027,922
Colt Defense LLC	Capital Goods	Common Equity	10,505	6,685,568
Elk Horn	Oil and Gas Refining, Marketing, Storage and Transportation	Common Equity	27,785,500	16,068,355

Total Affiliate Investments				$44,054,728

Control Investments
Patriot Rail Revolver	Transportation	First Lien Debt – LIBOR+4.0%, 11/8/11	$4,440,000	$4,481,342
American Racing	Hotels and Leisure	Second Lien Debt – 13.0%, 5/25/12	3,000,000	3,126,929
American Racing (Mezzanine)	Hotels and Leisure	Second Lien Debt – 13.0%, 5/25/12	18,500,000	18,480,560
Patriot Rail Term Loan	Transportation	Second Lien Debt – LIBOR+7.0%, 11/8/11	1,900,000	1,886,031
American Racing	Hotels and Leisure	Common Equity	95,250	9,879,328
Patriot Rail	Transportation	Common Equity	490	5,385,174
Westside Transload	Environmental	Common Equity	720,500	—
Wyoming Entertainment LLC	Hotels and Leisure	Common Equity	800,000	6,534,528
Havana Club Enterprises, LLC	Hotels and Leisure	Common Equity	49,000	800,000

Total Control Investments				$50,573,892

Loans to wholly-owned portfolio companies are recognized at fair value and included in the schedule of investments. These loans are payable to the Company on demand. Interest income on these loans is accrued as earned.

Note 6. Receivable from/Payable to Affiliates

As described in Note 5, the Company invests in certain securities through wholly-owned companies. The Investment Manager provides discretionary services to these companies which follow an investment program similar to that of the company. These wholly owned companies are recorded at fair value in the statement of assets and liabilities. From time to time, the Company pays various expenses on behalf of wholly-owned companies that are fully reimbursable. As of December 31, 2006, receivables from affiliates was $343,662.

Payable to affiliates is comprised primarily of an amount owed to, PSSMF in connection with its contribution of Plainfield Offshore Holdings XI to the Company. Interest income earned by PSSMF was received by the Company, and accordingly, this amount was payable to PSSMF at December 31, 2006. As of December 31, 2006, payable to affiliates was $212,674

Note 7. Payable to Brokers

The payable to brokers of $19,180,025 represents an amount that was erroneously deposited into the Company’s bank account by its prime broker. Subsequent to December 31, 2006, the payable was settled.

Note 8. Commitments and Contingencies

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience and knowledge of the Investment Manager, the Company expects the risk of loss to be remote.

The Company makes certain investments, including bank loans, structured loans, equity investments and trade claims in which the Company is issued participation rights. These rights, and any corresponding unfunded obligations, underlying collateral agreements and financing arrangements, are based upon the Company’s pro-rata participation in, and/or funding of, such investments. At December 31, 2006, the Company had unfunded commitments of $123,370,731 pursuant to the terms of the participation in various revolving credit facilities and equity investments.

Note 9. Concentrations of Risk

Nature of Investments

The Company’s investment activities expose it to various types of market risk, which are associated with the financial instruments and markets in which it invests.

The Company expects to make the election to be regulated as a BDC under the 1940 Act which will place certain limitations on the investments it can hold in its portfolio. Accordingly, the Company invests in securities of many privately held and middle market companies that have no readily available market value. As a result, the Company’s Investment Manager determines in good faith the fair market value of a large portion of the Company’s portfolio. This gives rise to significant valuation risk.

Loans have exposure to certain types of risk, including interest rate risk, market risk and the potential non-payment of principal and interest, including default or bankruptcy of the issuer or the intermediary in the case of a participation. Loans are subject to prepayment risk, which affects the maturity of such investments. The market for loans is relatively illiquid, and accordingly, secondary market purchases and sales thereof may be conducted in private transactions. Consequently, the liquidity of any loan investments will depend on the liquidity of these trading markets.

The value of collateral securing a loan investment may be equal to or less than the value of the loan that it secures. Accordingly, in the event of a default, the Company may incur a loss. In addition, up to 100% of the loan investments may not be secured by collateral. If a default occurs with respect to an unsecured loan, the Company’s remedies will be limited to those of general unsecured creditors and the market price of the loan will reflect such limited rights.

High yield securities are generally rated below investment grade. Mezzanine investments are typically unrated but generally are of comparable credit quality to high yield securities. High yield securities and mezzanine investments may be unsecured and are typically accompanied by a greater degree of credit risk and sensitivity to market movements than investments in higher rated securities. Many issuers of high yield and mezzanine debt are highly leveraged, and their relatively high level of debt-to-equity ratios create increased risks that their operations might not generate sufficient cash flow to service their debt obligations, thereby subjecting the Company to default risk.

The Company enters into swap agreements which involve market risk that may be in excess of the amount recognized in the accompanying financial statements due to future changes in the market values of the underlying financial instruments. Credit risks result from the potential inability of the counterparty to meet the terms of the contract.

Interest Rate Risk

The Company’s investments may be subject to interest rate risk. Generally, the value of fixed income securities will change inversely with changes in interest rates. As interest rates rise, the market value of fixed income securities tends to decrease. Conversely, as interest rates fall, the market value of fixed income securities tends to increase. This risk is greater for long-term securities than for short-term securities.

As of December 31, 2006, interest rates for approximately 42.3% of debt investments in the Company’s portfolio were fixed while approximately 57.7% were variable.

Derivatives

The Company uses derivatives as part of its investment strategy. Derivative holdings include listed futures and options contracts, as well as over-the-counter swap and option agreements based on equity, bonds and indices. The values take into effect the offsetting permitted under Financial Accounting Standards Board (FASB) Interpretation No. 39 and do not include the effects of collateral held or pledged.

Credit default swaps involve greater risks than if the Company had invested in the reference obligations directly. In addition to general market risks, credit default swaps are subject to liquidity risk and counterparty credit risk. A buyer also may lose its investment and recover nothing should a credit event not occur. If a credit event did occur, the value of the reference obligation received by the seller, coupled with the periodic payments previously received, may be less than the full notional value it pays to the buyer, resulting in a loss of value.

The Company may purchase or write put and call options through exchanges and over-the-counter markets. The purchaser of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specific security or currency at a specified price prior to or on a specified expiration date. The potential loss to the buyer of an option can be no greater than the initial premium paid for the contract, regardless of the performance of the underlying security or currency. In contrast, the writer of an option is exposed to the risk of loss if the market price of the underlying security declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer, but can lose a greater amount than the premium paid.

At December 31, 2006, the Company held put options on the Standard & Poor’s (“S&P”) index with a market value of approximately $1.2 million.

At December 31, 2006, the Company held call options on the CBOE Volatility Index (“VIX”) with a market value of approximately $0.9 million.

Note 10. Agreements and Related Party Transactions

The Company entered into an Investment Management Agreement with the Investment Manager, under which the Investment Manager manages the day-to-day operations of, and provides investment advisory services to, the Company. The Company does not compensate the Investment Manager for these services. The Company’s equityholders have also engaged the Investment Manager to manage their day-to-day operations. For providing these services, the Investment Manager generally receives from the equityholders’ investors a two-part fee—a base management fee (“the Management Fee”) and an incentive fee (“the Incentive Fee”) at the equityholders’ fund level. Although fees to the investors may vary by series, the Management Fee is generally calculated at an annual rate of 2% of the equityholders’ capital. The Incentive Fee is calculated at an annual rate of 20% of the amount set forth in the line item Net Increase in Net Assets Resulting from Operations on the Statement of Operations. For the period from April 1, 2006 (commencement of operations) to December 31, 2006, the Company did not pay any management or incentive fees directly to the Investment Manager. Fees pertaining to investment management services are expenses of the respective investors of the Company’s equityholders. Accordingly, neither management fees nor incentive fees are included in the financial statements of the Company.

Note 11. Financial Highlights

The following is a schedule of financial highlights for the nine-month period ended December 31, 2006:

Ratio of Net Investment Income to Average Net Assets (Annualized)	5.4%
Ratio of Operating Expense to Average Net Assets (Annualized)	0.8%
Total Return on Average Net Assets	11.4%
Portfolio Turnover	34.2%*

*	As part of the Company’s investment strategy, we raise debt financing through total return swaps. During the period ended December 31, 2006, we purchased certain portfolio investments that were later sold to a swap counterparty for approximately $32.9 million. These securities became the reference assets as part of total return swap arrangements. Following the sale, the Company retained the economic benefits of the reference assets but gave up all control and ownership. The Company analyzed these total return swap transactions under the guidance of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” and determined that they should be recorded as sales under GAAP, and accordingly, were recognized in the portfolio turnover calculation. If these sales were excluded from this calculation, portfolio turnover would have been 24.2%.

Note 12. Subsequent Events

On March 22, 2007, the Company entered into a Senior Secured Revolving Credit Agreement, which we refer to as the “Credit Agreement,” with Bear Stearns & Co. and Bear Stearns Corporate Lending, Inc., which we refer to collectively as “BSC,” and certain lenders, whereby BSC and certain other lenders will extend credit to the Company in an aggregate principal amount not to exceed $225 million outstanding at any one time. Subsequent to the initial agreement, on April 11, 2007, the Company negotiated an increase to the maximum allowable amount outstanding from $225 million to $250 million. The Credit Agreement is a three-year revolving loan and letter of credit facility collateralized by substantially all of the assets in the Company’s portfolio, including cash and cash equivalents, subject to certain agreed-upon exceptions. Pricing was set at 137.5 basis points over LIBOR. The Credit Agreement contains affirmative and restrictive covenants, including: (a) periodic financial reporting requirements, (b) maintaining minimum net assets of the greater of (i) 40% of the total assets of the Company as at the last day of any fiscal quarter and (ii) the sum of (A) $360 million plus (B) 25% of the net proceeds from the sale of equity interests in the Company after the closing date of the Credit Agreement, (c) maintaining a ratio of total assets less total liabilities (other than indebtedness) to total indebtedness of not less than 2.0:1.0 at any time, (d) maintaining a minimum liquidity level, (e) limitations on the incurrence of additional indebtedness, (f) limitations on liens, (g) limitations on investments (other than in the ordinary course of the Company’s business), (h) limitations on mergers and disposition of assets (other than in the normal course of the Company’s business activities), (i) limitations on the creation or existence of agreements that permit liens on properties of the Company’s subsidiaries, (j) limitations on dividends and distributions, and (k) limitations on transactions with affiliates. In addition to the asset coverage ratio described in clause (c) of the preceding sentence, borrowings under the Credit Agreement (and the incurrence of certain other permitted indebtedness) are subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Company’s portfolio.

Funds borrowed under the Credit Agreement will be used to supplement the Company’s equity capital to make additional portfolio investments and for other general corporate purposes. As of March 31, 2007, borrowings in an aggregate principal amount of $25 million were outstanding under the Credit Agreement.

In connection with the Credit Agreement, on March 22, 2007, the Company entered into the Guarantee and Security Agreement, which we refer to as the “Security Agreement.” Under the terms of the Security Agreement, the Company and certain of its subsidiaries pledged and granted a security interest on all of their respective assets to the lenders under the Credit Agreement. In connection with the Security Agreement, the Company entered into one or more agreements relating to the custody of its assets, which agreements provide that the lenders under the Credit Agreement can foreclose upon the pledged and secured assets of the Company upon the occurrence of an event of default under the Credit Agreement.

The Company expects to make the election to be regulated as a BDC under The 1940 Act. Contemporaneously with the election to be regulated as a BDC, the Company will convert from a limited liability company to a corporation. Accordingly, the Company’s name will change to Plainfield Direct Inc.

The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”), as required, on January 1, 2007. FIN 48 requires the Company to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Company recording a tax liability that would reduce partners’ capital. FIN 48 must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to partners’ capital as of January 1, 2007.

Based on its analysis, the Investment Manager has determined that the adoption of FIN 48 did not have a material impact to the Company’s financial statements upon adoption. However, the Investment Manager’s conclusions regarding FIN 48 may be subject to review and adjustment at a later date based on factors including, but not limited to, further implementation guidance expected from the FASB, and on-going analyses of tax laws, regulations and interpretations thereof.